As filed with the Securities and Exchange Commission on October 20, 1997

                                                     Registration No. 33-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------



                                    FORM S-1

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                   -------------




                             JPS TEXTILE GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)



            DELAWARE                        2221                   57-0868166

(State or Other Jurisdiction of    (Primary Standard            (I.R.S. Employer
 Incorporation or Organization)     Industrial Classification    Identification
                                      Code Number)                    No.)



                      555 N. PLEASANTBURG DRIVE, SUITE 202
                        GREENVILLE, SOUTH CAROLINA 29607
                                 (864) 239-3900
               (Address, Including Zip Code, and Telephone Number,
        including Area Code, of Registrant's Principal Executive Offices)



                                 DAVID H. TAYLOR
                           C/O JPS TEXTILE GROUP, INC.
                      555 N. PLEASANTBURG DRIVE, SUITE 202
                        GREENVILLE, SOUTH CAROLINA 29607
                                 (864) 239-3900
                     (Name and Address, Including Zip Code,
        and Telephone Number, Including Area Code, of Agent For Service)



                                    Copy to:

                                SIMEON GOLD, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000



  Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
================================================================================

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
 Title of each class of                              Proposed maximum           Proposed maximum
    securities to be                              offering price per unit   aggregate offering price    Amount of registration
       registered        Amount to be registered           (1)                     (1)                        fee
====================================================================================================================================
Common Stock, $.01           10,000,000                $12.33                   $123,330,000                $37,373.00
par value
====================================================================================================================================

            (1) Estimated solely for purposes of calculating the registration fee based upon the pro forma stockholders' equity of JPS ($123,330,000.00) divided by the number of shares issued on the Effective Date of the confirmed chapter 11 Plan of Reorganization for JPS (10,000,000).


            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

       SUBJRCT TO COMPLETION, DATED _______________________________, 1997


                                   PROSPECTUS

                             JPS TEXTILE GROUP, INC.

                       10,000,000 Shares of Common Stock,
                            $.01 par value per share

                       ----------------------------------

                        This Prospectus relates to the offering from time to time (the "Offering") by certain selling stockholders (the "Selling Stockholders") of shares of common stock, $.01 par value (the "Common Stock"), of JPS Textile Group, Inc., a Delaware corporation ("JPS"). The shares of Common Stock being registered hereunder were issued by JPS under the Joint Plan of Reorganization, as amended (the "Plan of Reorganization"), proposed by JPS and JPS Capital Corp., a Delaware corporation and a wholly-owned subsidiary of JPS ("JPS Capital"), under chapter 11, title 11 of the United States Code (the "Bankruptcy Code"). The Plan of Reorganization was confirmed by the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") on September 9, 1997 and was substantially consummated on October 9, 1997 (the "Effective Date"). See "THE COMPANY -- The 1997 Restructuring."

                        All shares of Common Stock being offered for resale hereby are being so offered for the accounts of the Selling Stockholders. JPS will not receive any proceeds from any resale of the Common Stock offered or sold pursuant hereto.

                        Application has been made for inclusion of the Common Stock in the NASDAQ National Market System under the trading symbol "JPST." Prior to the Offering, there has been no public market for the Common Stock.

                            -----------------------

                        THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

                        SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.
                            ------------------------

                        The Selling Stockholders directly, through agents designated from time to time, or through dealers or underwriters to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the specific amount of Common Stock to be sold, the names of the Selling Stockholders, the purchase price and public offering price, the names of any resale agent, dealer or underwriter, and the terms of any amount of any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement and/or post-effective amendment to the Registration Statement of which this Prospectus constitutes a part. See "PLAN OF DISTRIBUTION."

                        JPS has agreed to bear all expenses of registration of the Common Stock under federal and state securities laws and to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "PLAN OF DISTRIBUTION."

                        The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                          ----------------------------


                The date of this Prospectus is ___________, 1997.



                                            (Cover Page of Prospectus Continues)

                             ADDITIONAL INFORMATION

                        JPS has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered for resale hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to JPS and the Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document are not necessarily complete, and, in each instance, reference is made to the copy of such agreement, instrument or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office, located at 7 World Trade Center, New York, New York 10048, and the Chicago Regional Office, located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                        In connection with the Plan of Reorganization, JPS prepared certain financial projections of capitalization, results of operations and cash flows for the period ending October 2000. The projections are contained in the Disclosure Statement, dated June 25, 1997 relating to the Plan of Reorganization, which was approved by order of the Bankruptcy Court entered on September 9, 1997. Such projections, which are also contained in a Form 8-K filed by JPS with the Commission on July 2, 1997, reflect that consummation of the confirmed Plan of Reorganization and the adoption of "fresh start" reporting will positively affect JPS's and its subsidiaries' net income. The projections were prepared solely for purposes of the Plan of Reorganization and not for purposes of this Offering. JPS does not intend to update or otherwise revise the projections. The projections are based upon a variety of estimates and assumptions which, though considered reasonable by JPS's management at the time of dissemination, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond JPS's control. JPS cautions that no assurances can be made as to the accuracy of these financial projections or to JPS's ability to achieve the projected results. Actual results may vary substantially from those contained in the projections. Any holder of Common Stock should understand that, while the projections represent the best estimates of JPS's management at the time they were made, and under the circumstances and conditions then prevailing, such estimates and the circumstances and conditions affecting JPS, are likely to change substantially with the passage of time.

                        JPS will furnish its shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                DISCLOSURES REGARDING FORWARD-LOOKING STATEMENTS

                        All statements, other than statements of historical fact, included in this Prospectus, including, without limitation, the statements under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements ("Cautionary Statements"), including, without limitation, price competition and other competitive pressures, general economic conditions, the ability of JPS and its subsidiaries to retain key customers, the cyclical nature of the industries in which many of such customers compete and the availability and cost of raw materials. All subsequent written and oral forward-looking statements attributable to JPS and its subsidiaries or persons acting on behalf of them are expressly qualified in their entirety by such Cautionary Statements.

                               PROSPECTUS SUMMARY

                        THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS. ALL CAPITALIZED TERMS USED AND NOT DEFINED HEREIN HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "JPS" AND THE "COMPANY," AS USED IN THIS PROSPECTUS MEAN JPS TEXTILE GROUP, INC., AND JPS TEXTILE GROUP, INC., TOGETHER WITH ITS SUBSIDIARIES, RESPECTIVELY.

                                   THE COMPANY

                        The Company is one of the largest domestic manufacturers of textile and textile-related products for the apparel, industrial and home fashion markets. The Company conducts its operations from ten manufacturing plants in five states and employs approximately 3,700 people.

                        APPAREL FABRICS AND PRODUCTS. The Company is a leading manufacturer of greige goods (unfinished woven fabrics) and yarn. The Company's products are used in the manufacture of a broad range of consumer apparel products including blouses, dresses, sportswear and undergarments.

                        INDUSTRIAL FABRICS AND PRODUCTS. The Company manufactures products used by the building construction industry and a broad range of woven fabrics with specialty applications. Principal construction products include single-ply membrane roofing and fiberglass reinforcement fabrics. In addition, the Company produces membranes for use primarily in environmental containment systems and specialty urethane products for use in the manufacture of various products such as athletic shoes, "bulletproof" glass, disposable intravenous bags, seamless welded drive belts and tubing. Other fabrics produced in this segment are used in the manufacture of such products as flame retardant clothing, filtration products, tarpaulins, awnings, athletic tapes, printed circuit boards and advanced composites.

                        HOME FASHION TEXTILES. The Company produces a variety of unfinished woven fabrics and yarns for use in the manufacture of draperies, curtains and lampshades and is a major producer of solution-dyed drapery fabrics.

                        In April 1991, JPS restructured its indebtedness pursuant to a confirmed plan of reorganization under chapter 11 of the Bankruptcy Code. Since the 1991 restructuring, the Company has adopted and implemented various strategies aimed at improving and realizing value in its operating subsidiaries. These strategies have included, among other things, the exit, through asset sales or otherwise, of certain unprofitable product lines. See "THE COMPANY -- Disposition of Assets; Plant Closing."

                        During the years following the 1991 restructuring and as a result of the continued downturn in the apparel fabrics market and various other factors, JPS determined that it would be unable to meet certain debt obligations on its public bonds that would come due commencing in June 1997. Accordingly, in 1996, JPS and JPS Capital commenced negotiations with an unofficial committee (the "Unofficial Bondholder Committee") comprised of institutions that owned, or represented holders that beneficially owned, approximately 60% of JPS's outstanding public debt securities (the "Old Debt Securities"). On May 15, 1997, the parties reached an agreement in principle on the terms of a restructuring of these obligations to be accomplished pursuant to the Plan of Reorganization proposed by JPS and JPS Capital. On June 26, 1997, JPS and JPS Capital commenced a solicitation of votes on the Plan of Reorganization by holders of impaired claims and impaired equity interests entitled to vote thereon. The Plan of Reorganization was overwhelmingly accepted by each class that voted and a voluntary chapter 11 case was commenced by JPS on August 1, 1997 in the Bankruptcy Court. The Plan of Reorganization was confirmed by the Bankruptcy Court pursuant to an order entered on September 9, 1997, and the Plan of Reorganization which, among other things, resulted in the issuance of the Common Stock, became effective on October 9, 1997. See "THE COMPANY -- The 1997 Restructuring."

                                  THE OFFERING

COMMON STOCK OFFERED
  FOR RESALE.........              10,000,000 shares. See "DESCRIPTION OF THE
                                   COMMON STOCK." Stock is subject to rounding, as provided for in the Plan of Reorganization.

COMMON STOCK TO BE
OUTSTANDING ON THE
CONSUMMATION DATE OF
THE PLAN OF REORGANI-
ZATION...............              10,000,000  shares.

NASDAQ SYMBOL FOR
COMMON STOCK.........              Application has been made for inclusion of
                                   the Common Stock in the NASDAQ National
                                   Market System under the trading symbol JPST.

USE OF PROCEEDS......              All shares of Common Stock being offered for
                                   resale hereby are being so offered for the accounts of the Selling Stockholders. JPS will not receive any proceeds from the sale of the Common Stock hereby.


                                  RISK FACTORS

                        PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

                        SUMMARY HISTORICAL FINANCIAL DATA
                             (Dollars in Thousands)


            The following table presents consolidated historical financial data for the Company as of the dates and for the fiscal periods indicated. The summary historical financial data for each of the five years ended November 2, 1996 has been derived from the Consolidated Financial Statements of the Company for such periods, which have been audited. The presentation of certain previously reported amounts have been reclassified to conform to the current presentation and to reflect discontinued operations of the Automotive Assets (sold in 1994) and the Carpet Business (sold on November 16, 1995) as discussed in Note 3 to the Consolidated Financial Statements of the Company at Item 15 in this Registration Statement. The summary historical financial data for the nine months ended August 2, 1997 and July 27, 1996 have been derived from the unaudited Consolidated Financial Statements of the Company and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. The summary unaudited pro forma financial data for the fiscal year ended November 2, 1996 and the nine months ended August 2, 1997 give effect to the reorganization and adoption of fresh start reporting as if they had occurred on October 29, 1995 and November 3, 1996, respectively. Such summary unaudited pro forma financial data has been derived from the "Pro Forma Financial Statements" included elsewhere herein. The unaudited pro forma condensed consolidated balance sheet information as of August 2, 1997 is based upon the historical balance sheet as of August 2, 1997, and includes pro forma adjustments as if the reorganization and adoption of fresh start reporting had been completed on that date. The following information should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Financial Statements" presented elsewhere herein.

                                                    Fiscal Year Ended                                 Nine Months Ended
                                                    -----------------                                 -----------------

                            10/31/92     10/30/93   10/29/94    10/28/95      11/2/96     11/2/96     7/27/96     8/2/97    8/2/97
INCOME STATEMENT DATA:     (52 Weeks)   (52 Weeks) (52 Weeks)  (52 Weeks)   (53 Weeks)   Pro Forma  (39 Weeks)  (39 Weeks) Pro Forma
                              --------    ---------- ----------  ---------    ----------   ---------  -------------------- ---------

Net sales                       476,326  $  457,552  $  461,871  $  472,565  $ 448,824  $  448,824  $ 333,444  $ 301,188  $ 301,188
Cost of sales                   404,547     396,160     397,921     406,070    397,804     385,020    294,635    258,654    250,842
                              ---------  ----------  ----------  ----------  ---------  ----------  ---------  ---------  ---------
Gross profit                     71,779      61,392      63,950      66,495     51,020      63,804     38,809     42,534     50,346
Selling, general and
   administrative expenses       37,391      39,023      39,805      39,586     40,579      42,089     30,601     29,863     30,995
Other expense, net                1,372       1,236       2,914       6,248      2,498      2,498       2,078        485        485
Charges for plant closing,
   loss on sale of
   certain operations and
   writedown of certain
   long-lived assets                 -           -           -           -      30,028      30,028     30,055         -          -
                              ----------  ---------- -----------  ---------- ---------  ----------  ---------  ---------  ---------
Operating profit (loss)          33,016      21,133      21,231      20,661    (22,085)    (10,811)   (23,925)    12,186     18,866
Valuation allowance on
   Gulistan securities               -           -           -           -      (4,242)         -      (5,463)    (5,070)
Interest income                       1          48         749       2,821      2,856       1,974      2,102      2,232      1,570
Interest expense                (58,513)    (60,407)    (55,570)    (39,946)   (40,510)     (9,405)   (29,647)   (30,309)    (6,538)
                              ---------  ----------  ----------  ----------  ---------  ----------  ---------  ---------  ---------
Income (loss) before
   reorganization items,
   income taxes,
   discontinued operations,
   extraordinary items and
   cumulative effects
   of accounting changes(1)     (25,496)    (39,226)    (33,590)    (16,464)   (63,981)    (18,242)   (56,933)   (20,961)    13,898
Reorganization items -
   professional fees
   and expenses                      -           -           -           -      (2,255)         -        (902)    (6,476)        -
                              ---------  ----------  ----------  ----------  ---------  ----------  ---------  ---------  ---------
Income (loss) before income
   taxes, discontinued
   operations, extraordinary
   items and cumulative
   effects of accounting
   changes                      (25,496)    (39,226)    (33,590)    (16,464)   (66,236)    (18,242)   (57,835)   (27,437)    13,898
Income taxes (benefit)            1,446       1,782       2,800       1,200       (300)       (300)      (374)       684      5,985
                              ---------  ----------  ----------  ----------  ---------  ----------  ---------  ---------  ---------
Income (loss) before
   discontinued operations,
   extraordinary items and
   cumulative effects of
   accounting changes           (26,942)    (41,008)    (36,390)    (17,664)   (65,936)    (17,942)   (57,461)   (28,121)     7,913



                                                               Fiscal Year Ended                          Nine Months Ended
                          ---------------------------------------------------------------------  -----------------------------------

                           10/31/92    10/30/93   10/29/94    10/28/95     11/2/96    11/2/96      7/27/96       8/2/97    8/2/97
INCOME STATEMENT DATA:    (52 Weeks)  (52 Weeks) (52 Weeks)  (52 Weeks)  (53 Weeks)  Pro Forma   (39 Weeks)    (39 Weeks) Pro Forma
                          ---------   ---------- ----------  ---------   ----------  ---------   ----------    ---------- ---------

Discontinued operations,
   net of taxes:
   Income (loss) from
      discontinued
      operations              16,089     24,165      23,628      (7,079)         -          -             -          -            -
   Net gain (loss)
      on sale of
      discontinued
      operations                  -          -      132,966     (26,241)     (1,500)    (1,500)       (1,500)        -            -
Extraordinary gain (loss),
   net of taxes                   -          -       (7,410)     20,120          -          -             -          -            -
Cumulative effects of
   accounting
   changes,
   net of taxes                   -      (4,988)       (708)         -           -          -             -          -            -
                          ---------- ----------- ----------  ---------- ----------- ----------   -----------  ---------   ----------
Net income (loss)         $  (10,853)$  (21,831) $  112,086  $  (30,864)$   (67,436)$  (19,442)  $   (58,961) $ (28,121)  $    7,913
                          ========== ==========  ==========  ========== =========== ==========   ===========  =========   ==========

Income (loss)
   applicable to
   common stock           $  (13,312)$  (24,694) $  108,753  $  (34,695)$   (71,941)$  (19,442)  $   (62,262) $ (31,948)  $    7,913
                          ========== ==========  ==========  ========== =========== ==========   ===========  =========   ==========

Weighted average
   number of
   shares outstanding      1,000,000  1,000,000   1,000,000   1,000,000   1,000,000 10,000,000     1,000,000  1,000,000   10,000,000
                          ========== ==========  ==========  ========== =========== ==========   ===========  =========   ==========
Earnings (loss) per
 common share:
   Loss before
      discontinued
      operations,
      extraordinary
      items and
      effects of
      accounting changes  $   (29.40)$   (43.87) $   (39.73) $   (21.50)$    (70.44)$    (1.79)  $    (60.76) $  (31.95)  $     0.79
Discontinued operations,
   net of taxes:
   Income (loss) from
      discontinued
      operations               16.09      24.17       23.63       (7.08)         -          -            -       -            -
   Net gain (loss) on sale
      of discontinued
      operations               -          -          132.97      (26.24)      (1.50)      (.15)        (1.50)    -            -
Extraordinary
   gain (loss),
   net of taxes                -          -           (7.41)      20.12          -         -             -       -            -
Cumulative effects of
   accounting changes,
   net of taxes                -          (4.99)      (0.71)      -            -          -           -          -            -
                          ---------- ----------  ----------  ---------- ----------- ----------   -----------  ---------   ----------
Net income (loss)         $   (13.31)$   (24.69) $   108.75  $   (34.70)$    (71.94)$    (1.94)  $    (62.26) $  (31.95)  $     0.79
                          ========== ==========  ==========  ========== =========== ==========   ===========  =========   ==========




                     10/31/92       10/30/93      10/29/94      10/28/95     11/2/96         7/27/96      8/2/97
BALANCE SHEET DATA: (52 Weeks)    (52 Weeks)    (52 Weeks)     (52 Weeks)   (53 Weeks)      (39 Weeks)   (39 Weeks)   Pro Forma
                    ----------  -------------  -------------   ----------   ----------   ----------       ---------   ---------

Working capital
   (deficiency),
   excluding net
   assets held
   for sale         $   61,431    $   63,821     $   65,855    $   72,670    $(257,866)(2)  $  (250,593) $  (7,708)    $   76,957(3)
Total assets           511,535       532,608        452,811       412,822      335,927          340,793    322,297        314,732
Total long-term
   debt and
   notes payable,
   less current
   portion             488,280        522,947       335,472       327,668        4,226(2)         5,087      2,876        123,939(3)
Senior redeemable
   preferred stock      18,144         21,007        24,340        28,171       32,676           31,472     36,504              -
Shareholders'
  (deficit) equity     (86,409)      (111,103)       (2,350)      (37,045)    (108,986)         (99,308)  (140,935)       123,330



(1) The following non-cash charges have been included in the determination of loss before reorganization items, income taxes, discontinued operations, extraordinary items and cumulative effects of accounting changes for the periods shown above.

                                                       Fiscal Year Ended                               Nine Months Ended
                           -----------------------------------------------------------------------  --------------------------------


                          10/31/92     10/30/93    10/29/94    10/28/95      11/2/96     11/2/96     7/27/96     8/2/97    8/2/97
INCOME STATEMENT DATA:   (52 Weeks)   (52 Weeks)  (52 Weeks)  (52 Weeks)   (53 Weeks)   Pro Forma  (39 Weeks)   (39 Weeks) Pro Forma
                         ---------    ----------  ----------  ---------    ----------   ---------  ----------   ---------- ---------

Certain non-cash
   charges to income:
   Depreciation           $   19,736  $   19,799   $   22,242  $  20,820  $    21,756  $   9,235 $    16,720 $  13,746    $  6,131
   Amortization of
      goodwill and other         975         969          964        965          983      2,493         724       724       1,834
   Product liability
      charge                       -           -            -      5,000            -          -           -         -           -
   Writedown of certain            -           -            -          -
      long-lived assets                                                        17,554     17,554      18,554         -           -
   Valuation allowance on
      Gulistan securities                                                       4,242                  5,463     5,070           -
   Other non-cash charges
      to income                  888       1,957          131        371            -          -         318       606         606
   Non-cash interest          18,502      11,729       11,161      8,818       10,088        406       7,219     7,181         301
                          ----------  ----------   ----------  ---------  -----------  --------- ----------- ---------   ---------
                          $   40,101  $   34,454   $   34,498  $  35,974  $    54,623  $  29,688 $    48,998 $  27,327   $   8,872
                          ==========  ==========   ==========  =========  ===========  ========= =========== =========   =========


(2) As discussed in Note 6 of the Notes to Consolidated Financial Statements included in Item 15 herein, all of the Company's senior credit facility revolving line of credit ($85,639) and all of the Company's subordinated Notes and debentures ($237,661) are classified as current liabilities as of November 2, 1996.

(3)   The amounts to be outstanding under the Revolving Credit Facility
     (as defined below) are classified as long-term liabilities in the pro forma presentation.

                                  RISK FACTORS

                        PROSPECTIVE PURCHASERS OF THE COMMON STOCK SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE COMMON STOCK. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "COMPANY" SHALL MEAN JPS COLLECTIVELY WITH ITS SUBSIDIARIES ON A CONSOLIDATED BASIS.

COMPETITION IN THE TEXTILE INDUSTRY

                        The Company is one of the largest domestic manufacturers of textile and textile-related products for the apparel, industrial and home fashion markets. The textile industry is highly competitive and includes a number of participants with aggregate sales and financial resources greater than that of the Company including certain of the companies which compete directly with the Company. At present, however, most market segments are dominated by a small number of competitors with no single company dominating the industry. See "BUSINESS -- Marketing and Competition."

SIGNIFICANT MARKETS

                        The Company's business plan is premised upon the existence of certain conditions in the largest of the markets in which it participates, including women's apparel, roofing, and fiberglass products for electrical circuitboards, as well as the Company's ability to expand into the Mexican, European, and Asian markets. There are no assurances that such conditions will be maintained or occur or that the Company's expansion into new markets will be successful.

POTENTIAL UNAVAILABILITY OF CERTAIN RAW MATERIALS

                        Certain of the Company's products are manufactured using raw materials which, due to brand recognition or customer specification, are not available from more than one source. If an interruption in the supply of raw materials were to occur, there is no assurance that the Company could obtain alternate adequate supplies of raw materials and, thus, the Company's ability to produce certain of its products could be adversely affected. See "BUSINESS -- Raw Materials."

SIGNIFICANT CUSTOMERS

                        Although no customer accounts for more than 10% of the Company's sales, the loss of certain customers could have a material adverse effect on the Company's sales. There can be no assurance that the Company's reliance on such customers, and consequently the importance of the loss of such customers, will not increase in the future. See "BUSINESS -- Customers."

CYCLICAL NATURE OF CERTAIN INDUSTRIES

                        The industries in which many of the Company's customers compete, such as the construction industry, are cyclical in nature and are subject to changes in general economic conditions which affect market demand, and a significant downturn in these industries would have an adverse effect on the Company's results of operations. See "BUSINESS -- Seasonality."

CAPITAL EXPENDITURES

                        The Company's business is expected to have substantial capital expenditure needs. While the Company expects that it will generate sufficient funds to meet its capital expenditure needs for the foreseeable future, the Company's ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

INFLATION

                        The Company is subject to the effects of changing prices. It has generally been able to pass along inflationary increases in its costs by increasing the prices for its products; however, market conditions may not allow the Company to continue this practice in the future. See "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Inflation and Tax Matters."

ABSENCE OF PUBLIC MARKET

                        On the Effective Date, JPS entered into a registration rights agreement in accordance with which it is seeking to register the Common Stock pursuant to a "shelf registration." In addition, JPS has applied to have the Common Stock included for listing on NASDAQ, has filed with the Commission a Form 8- A for the registration of the Common Stock under the Exchange Act, and has agreed to use its best efforts to maintain its status as a reporting company under the Exchange Act. While such NASDAQ listing is expected to facilitate the trading of the Common Stock, there can be no assurance that an active trading market will develop and continue. In addition, there can be no assurance as to the degree of price volatility in the market for the Common Stock that does develop. Accordingly, no assurance can be given that a holder of Common Stock will be able to sell such securities in the future or as to the price at which any such sale may occur. If such markets were to exist, the Common Stock could trade at prices higher or lower than the value ascribed to them in this Registration Statement, depending upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, JPS and its subsidiaries. See "PLAN OF DISTRIBUTION."

DIVIDEND POLICY AND RESTRICTIONS

                        The Company presently intends to retain earnings to fund working capital and for general corporate purposes, and, therefore, does not intend to pay cash dividends on shares of the Common Stock in the foreseeable future. The payment of future cash dividends, if any, would be made only from assets legally available therefor, and would also depend on the Company's financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing indebtedness (including, without limitation, indebtedness evidenced by the Revolving Credit Facility (as defined below) and refundings and refinancings thereof) and other factors deemed relevant by JPS's Board of Directors. See "DESCRIPTION OF THE CREDIT FACILITY."

                        The Company's ability to pay cash dividends is dependent on its earnings and cash flow. The subsidiaries that are borrowers under the Revolving Credit Facility are restricted from paying cash dividends to JPS with respect to their capital stock unless, among other things, JPS and its subsidiaries satisfy certain specified financial tests. See "DESCRIPTION OF THE CREDIT FACILITY."

RESTRICTIONS ARISING UNDER THE REVOLVING CREDIT FACILITY; ACCESS TO ADDITIONAL CAPITAL

                        The Revolving Credit Facility agreement contains financial covenants relating to minimum levels of EBITDA, minimum interest coverage ratio, minimum fixed charge coverage ratio and maximum capital expenditures. In addition, the occurrence of certain events (including, without limitation, failure to pay principal or interest, failure to comply with covenants, certain defaults under or acceleration of other indebtedness, certain events of bankruptcy or insolvency and a "change in control" of JPS (as defined therein)), in certain cases after notice and grace periods, would constitute events of default permitting acceleration of the indebtedness under the Revolving Credit Facility. See "DESCRIPTION OF THE CREDIT FACILITY."

                                   THE COMPANY

GENERAL

                        The Company is one of the largest domestic manufacturers of textile and textile-related products for the apparel, industrial and home fashion markets. The Company conducts its operations from ten manufacturing plants in five states and employs approximately 3,700 people.

                        APPAREL FABRICS AND PRODUCTS. The Company is a leading
            manufacturer of greige goods (unfinished woven fabrics) and yarn. The Company's products are used in the manufacture of a broad range of consumer apparel products including blouses, dresses, sportswear and undergarments.

                        INDUSTRIAL FABRICS AND PRODUCTS. The Company
            manufactures products used by the building construction industry and a broad range of woven fabrics with specialty applications. Principal construction products include single-ply membrane roofing and fiberglass reinforcement fabrics. In addition, the Company produces membranes for use primarily in environmental containment systems and specialty urethane products for use in the manufacture of various products such as athletic shoes, "bulletproof" glass, disposable intravenous bags, seamless welded drive belts and tubing. Other fabrics produced in this segment are used in the manufacture of such products as flame retardant clothing, filtration products, tarpaulins, awnings, athletic tapes, printed circuit boards and advanced composites.

                        HOME FASHION TEXTILES. The Company produces a variety of
            unfinished woven fabrics and yarns for use in the manufacture of draperies, curtains and lampshades and is a major producer of solution-dyed drapery fabrics.

                        JPS's wholly-owned operating subsidiaries include JPS Elastomerics Corp. ("Elastomerics") and JPS Converter and Industrial Corp. ("C&I"). JPS's other wholly-owned subsidiaries do not have any significant operations: JPS Capital, International Fabrics, Inc. ("Fabrics"), JPS Auto, Inc. ("Auto"), and JPS Carpet Corp. ("Carpet"). The operating subsidiaries each have independent administrative, manufacturing, and marketing capabilities for all material aspects of their operations, including product design, customer service, purchasing, and collections. JPS provides all finance and strategic planning services and handles the legal, tax, and regulatory affairs for its subsidiaries. JPS Capital was formed in 1994 as a special purpose subsidiary to hold (and invest) $39.5 million, representing a portion of the proceeds received from the sale of the assets of JPS's automotive division in June 1994, including the assets of Auto. These funds were set aside to satisfy possible contingent tax liabilities incurred in connection with that sale, and will serve as the primary source of payment of any such liabilities. Prior to the Effective Date, the funds held by JPS Capital aggregated approximately $48 million, of which $14 million was distributed to holders of certain issues of Old Debt Securities on the Effective Date. The funds held by JPS Capital currently aggregate approximately $34 million. In connection with the implementation of the Plan of Reorganization, $34 million in aggregate principal amount (subject to adjustment on the maturity date thereof) of Contingent Payment Notes ("Contingent Notes") were issued by JPS Capital on the Effective Date to holders of certain issues of Old Debt Securities.

                        Auto and Carpet formerly owned and operated JPS's automotive products and carpet businesses, respectively. The assets of those businesses were sold in 1994 and 1995, respectively. See "-- Disposition of Assets; Plant Closing."

                        In addition to its direct ownership interest in the foregoing domestic corporations, JPS has an indirect ownership interest in a foreign corporation. Specifically, in 1996, JPS's wholly-owned subsidiary, Fabrics, acquired a 50% ownership interest in the Mexican corporation, Ingenieria Textil Mexicana, S.A. de C.V. ("ITM"), which is engaged in the manufacture and sale of textile products for the apparel industry in Mexico.

                        The principal executive offices of JPS are located at 555 North Pleasantburg Drive, Suite 202, Greenville, South Carolina 29607; telephone number (864) 239-3900.

THE 1988 ACQUISITION

                        On May 9, 1988, the Company acquired substantially all the assets of certain operating divisions of J.P. Stevens & Co., Inc. ("J.P. Stevens") in exchange for approximately $527 million in cash and reorganized the newly acquired divisions into wholly-owned subsidiaries. At that time, JPS raised $100 million by issuing certain public debt and equity securities in order to partially finance the acquisition. In June 1989, JPS raised $323.6 million by issuing certain public debt and equity securities to refinance certain outstanding notes and a portion of the indebtedness incurred in connection with the acquisition. Due to prevailing market conditions, the securities were priced for sale at higher rates than JPS anticipated would be necessary at the time of the acquisition. As a result of the high interest rates and a weak business environment for certain of the subsidiaries, JPS realized lower than expected operating earnings and cash flow which, in turn, materially impaired its ability to service its outstanding debt and fund capital expenditures.

THE 1991 RESTRUCTURING

                        In 1990, JPS negotiated the terms of a recapitalization proposal with a steering committee comprised of institutional holders of a substantial amount of the then-outstanding securities, which culminated in JPS's prepetition solicitation of votes to accept or reject a chapter 11 plan of reorganization. The plan was overwhelmingly accepted. On February 7, 1991, JPS filed a petition for relief under the Bankruptcy Code, and approximately 42 days thereafter, JPS's plan was confirmed by the bankruptcy court and JPS emerged from chapter 11 on April 2, 1991. Pursuant to that plan, in exchange for JPS's outstanding debt securities and JPS's equity securities, JPS issued (i) $100 million in principal amount of senior secured notes due June 1, 1995 and June 1, 1996 (all of which were redeemed in 1994), (ii) $151.1 million in principal amount of 10.85% Senior Subordinated Discount Notes due June 1, 1999 (the "10.85% Notes"), (iii) $125 million in principal amount of 10.25% Senior Subordinated Notes due June 1, 1999 (the "10.25% Notes"), (iv) $75 million in principal amount of 7% Subordinated Debentures due May 15, 2000 (the "7% Subordinated Debentures"), (v) 390,719 shares of Series A Senior Preferred Stock (the "Old Senior Preferred Stock"), (vi) 10,000 shares of Series B Junior Preferred Stock (the "Old Junior Preferred Stock"), (vii) 490,000 shares of class A common stock, par value $0.01 per shares (the "Class A Common Stock") and (viii) 510,000 shares of class B common stock, par value $0.01 per shares (the "Class B Common Stock" and, together with the Class A Common Stock, the "Old Common Stock"). The 1991 restructuring did not significantly reduce the amount of JPS's outstanding indebtedness.

DISPOSITIONS OF ASSETS; PLANT CLOSING

                        Since the 1991 restructuring, JPS has adopted and implemented various strategies aimed at improving and realizing value in its operating subsidiaries. These strategies have included, among other things, the exit, through asset sales or otherwise, of certain unprofitable product lines.

                        THE AUTOMOTIVE ASSET SALE. On June 28, 1994, the Company sold the businesses and assets of Auto and the synthetic industrial fabrics division of C&I and JPS's investment in common stock of the managing general partner of Cramerton Automotive Products, L.P. (an 80% owned joint venture) for approximately $283 million.

                        THE CARPET ASSET SALE. On November 16, 1995, JPS and Carpet transferred substantially all the assets of Carpet used in the business of designing and manufacturing tufted carpets for sale to residential, commercial and hospitality markets (the "Carpet Business") to Gulistan Holdings Inc. ("Gulistan Holdings") and Gulistan Carpet Inc., a wholly-owned subsidiary of Gulistan Holdings Inc. ("Gulistan Carpet" and, together with Gulistan Holdings, "Gulistan"), for approximately $19 million in cash, a promissory note due November 2001 issued by Gulistan Holdings in the original principal amount of $10 million and payable to the order of Carpet, $5 million of preferred stock of Gulistan Holdings, and warrants to purchase 25% of the common stock of Gulistan Holdings (collectively, the "Gulistan Securities"). On August 28, 1997, the Company sold the Gulistan Securities to Gulistan for $2 million in cash.

                        PLANT CLOSING. On August 28, 1996, the Company implemented a plan to close its Dunean plant in Greenville, South Carolina, as a result of management's determination that a permanent decline in the Company's spun apparel business had occurred. This plant had been operating on a reduced schedule due to poor market conditions and financial projections indicated it would continue to do so. This plant was closed on October 28, 1996 and sold on August 14, 1997 for approximately $1.2 million in cash.

                        THE RUBBER PRODUCTS GROUP SALE. On September 30, 1996, Elastomerics sold substantially all the assets of its rubber products division, a business engaged in the manufacture and sale of natural and synthetic elastic for use in apparel products, diaper products and specialty industrial applications to Elastomer Technologies Group, Inc. for approximately $5.1 million in cash.

THE 1997 RESTRUCTURING

                        On May 15, 1997, JPS, JPS Capital, and the Unofficial Bondholder Committee reached an agreement in principle on the terms of a restructuring to be accomplished under chapter 11 of the Bankruptcy Code which culminated in the Plan of Reorganization. Pursuant to a disclosure statement, dated June 25, 1997 (the "Disclosure Statement"), on June 26, 1997, JPS and JPS Capital commenced a prepetition solicitation of votes by the holders of Old Debt Securities and Old Senior Preferred Stock to accept or reject the Plan of Reorganization. Under the Plan of Reorganization, the holders of Old Debt Securities and Old Senior Preferred Stock were the only holders of impaired claims and impaired equity interests entitled to receive a distribution, and therefore, pursuant to section 1126 of the Bankruptcy Code, were the only holders entitled to vote on the Plan of Reorganization. At the conclusion of the 32-day solicitation period, the Plan of Reorganization had been accepted by holders of more than 99% of the Old Debt Securities that voted on the Plan of Reorganization and by holders of 100% of the Old Senior Preferred Stock that voted on the Plan of Reorganization.

                        On August 1, 1997, JPS commenced its voluntary reorganization case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and filed the Plan of Reorganization and the Disclosure Statement. None of JPS's subsidiaries, including JPS Capital which was a co-proponent of the Plan of Reorganization, commenced a case under the Bankruptcy Code. Pursuant to orders of the Bankruptcy Court entered on September 9, 1997, the Bankruptcy Court (i) approved the Disclosure Statement and the solicitation of votes on the Plan of Reorganization and (ii) confirmed the Plan of Reorganization. The Plan of Reorganization became effective on October 9, 1997 resulting in, among other things, the issuance of the Common Stock.

                        Through the implementation of the Plan of Reorganization as of the Effective Date, JPS's most significant financial obligations were restructured: $240,091,318 in face amount of outstanding Old Debt Securities were converted to, among other things, $14 million in cash, 99.25% of the shares of Common Stock and $34 million in aggregate principal amount (subject to adjustment on the maturity date) of Contingent Notes; the Old Senior Preferred Stock, the Old Junior Preferred Stock and the Old Common Stock were cancelled; warrants to purchase up to 5% of the common stock of JPS (the "New Warrants") with an initial purchase price of $98.76 per share were issued in respect of the Old Senior Preferred Stock; and the obligations of JPS under its former working capital facility were satisfied and the Revolving Credit Facility was obtained. JPS's senior management received approximately 0.75% of the Common Stock in lieu of payment under the contractual retention bonus agreements described in Note 9 to the Consolidated Financial Statements. As a result of the restructuring, JPS's only significant debt obligation is its guaranty of the obligations of its operating subsidiaries under the Revolving Credit Facility.

                                 USE OF PROCEEDS

                        JPS will not receive any of the proceeds from the sale of shares of Common Stock offered hereby, all of which will be received by the Selling Stockholders.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

MARKET INFORMATION

                        Pursuant to the Plan of Reorganization, the Old Debt Securities were converted into, among other things, $14 million in cash, 99.25% of the shares of Common Stock and $34 million in aggregate principal amount (subject to adjustment on the maturity date) of Contingent Notes. In addition, New Warrants to purchase up to 5% of JPS's common stock were issued to holders of JPS's Old Senior Preferred Stock in place thereof, and JPS's Old Senior Preferred Stock, Old Junior Preferred Stock and Old Common Stock were cancelled. On the Effective Date, 10,000,000 shares of Common Stock and New Warrants to purchase up to 526,316 shares of common stock of JPS were issued by JPS and distributed pursuant to the Plan of Reorganization.

                        Application has been made for inclusion of the Common Stock in the NASDAQ National Market System. The following table sets forth, for the periods indicated, the range of high and low bid quotations for the Company's Common Stock obtained from the NASDAQ National Market.


________, 1997     to   __________, 1997    High Bid Price      Low Bid Price
                                            --------------      -------------

                                            $                   $





HOLDERS

                        The number of record holders of Common Stock as of the Effective Date was approximately 18.

DIVIDENDS

                        Each share of Common Stock is entitled to participate equally in any dividend declared by the Board of Directors and paid by JPS.

                                 CAPITALIZATION


                        The following table summarizes the consolidated capitalization of the Company as of the Effective Date. This table should be read in conjunction with the Consolidated Financial Statements of the Company and related Notes thereto included elsewhere in this Prospectus.

                            PRO FORMA CAPITALIZATION
                                 AUGUST 2, 1997
                                   (Unaudited)
                     (Dollars in thousands except par value)

                                                                                                             As Adjusted for
                                                                                                           the Reorganization
                                                                                                                and Fresh
                                                                                   Historical               Start Reporting
                                                                                   ----------             -------------------
Long-term debt:
   Borrowings under old credit facility                                      $          84,729
   Borrowings under new credit facility                                                                    $           87,117
   10.25% Senior Subordinated Notes                                                     81,997
   10.85% Senior Subordinated Discount Notes                                           114,665
   7% Subordinated Debentures                                                           47,877
   Contingent Notes Payable                                                                                            33,946
   Equipment financing                                                                   5,026                          5,026
                                                                             -----------------             ------------------
      Total long-term debt                                                             334,294                        126,089
                                                                             -----------------             ------------------

Senior redeemable preferred stock                                                       36,504

Shareholders' equity (deficit):
   Junior preferred stock 250 Common stock (historical):
      Class A, $.01 par value, 490,000 shares                                                5
      issued and outstanding
Class B $.01 par value, 510,000 shares                                                       5
   issued and outstanding
Common stock (pro forma):
      $.01 par value 22,000,000 shares authorized,
         10,000,000 shares issued and outstanding                                                                         100
   Additional paid-in capital                                                           21,280                        123,230
   Deficit                                                                            (162,475)
                                                                             -----------------
      Total shareholders' equity (deficit)                                            (140,935)                       123,330
                                                                             -----------------             ------------------

   Total capitalization                                                      $         229,863             $          249,419
                                                                             =================             ==================

                                       14

                       SELECTED HISTORICAL FINANCIAL DATA
                  (Dollars in Thousands except Per Share Data)


      The following table presents selected consolidated historical financial data for the Company as of the dates and for the fiscal periods indicated. The selected historical financial data for each of the five years ended November 2, 1996 has been derived from the Consolidated Financial Statements of the Company for such periods, which have been audited. The presentation of certain previously reported amounts have been reclassified to conform to the current presentation and to reflect discontinued operations of the Automotive Assets (sold in 1994) and the Carpet Business (sold on November 16, 1995) as discussed in Note 3 to the Consolidated Financial Statements of the Company at Item 15 in this Registration Statement. The selected historical financial data for the nine months ended August 2, 1997 and July 27, 1996 have been derived from the unaudited Consolidated Financial Statements of the Company and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. The selected unaudited pro forma financial data for the fiscal year ended November 2, 1996 and the nine months ended August 2, 1997 give effect to the reorganization and adoption of fresh start reporting as if they had occurred on October 29, 1995 and November 3, 1996, respectively. Such selected pro forma financial data has been derived from the "Pro Forma Financial Statements" for the respective periods included elsewhere herein. The unaudited pro forma condensed consolidated balance sheet information as of August 2, 1997 is based upon the historical balance sheet as of August 2, 1997, and includes pro forma adjustments as if the reorganization and adoption of fresh start reporting had been completed on that date. The following information should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Financial Statements" presented elsewhere herein.


                                                               Fiscal Year Ended                           Nine Months Ended

                           10/31/92     10/30/93    10/29/94    10/28/95    11/2/96    11/2/96     7/27/96     8/2/97    8/2/97
INCOME STATEMENT DATA:     (52 Weeks)   (52 Weeks)  (52 Weeks)  (52 Weeks) (53 Weeks)  Pro Forma  (39 Weeks)  (39 Weeks) Pro Forma
                           ---------    ----------  ----------  ---------  ----------  ---------  ---------  ----------- -----------
Net sales                  $  476,326  $  457,552   $  461,871  $  472,565  $ 448,824 $  448,824  $   333,444 $ 301,188  $  301,188
Cost of sales                 404,547     396,160      397,921     406,070    397,804    385,020      294,635   258,654     250,842
                           ----------  ----------   ----------  ---------- ---------- ----------  ----------- ---------  ----------
Gross profit                   71,779      61,392       63,950      66,495     51,020     63,804       38,809    42,534      50,346
Selling, general and
   administrative expenses     37,391      39,023       39,805      39,586     40,579     42,089       30,601    29,863      30,995
Other expense, net              1,372       1,236        2,914       6,248      2,498      2,498        2,078      485          485
Charges for plant closing,
   loss on sale of
   certain operations and
   writedown of certain
   long-lived assets               -           -            -           -      30,028     30,028       30,055        -           -
                           -----------  ---------    ----------   -------- ---------- ---------- ------------  ---------  ----------
Operating profit (loss)        33,016      21,133       21,231      20,661    (22,085)   (10,811)     (23,925)   12,186      18,866
Valuation allowance on
   Gulistan securities             -           -            -           -      (4,242)        -        (5,463)   (5,070)
Interest income                     1          48          749       2,821      2,856      1,974        2,102     2,232       1,570
Interest expense              (58,513)    (60,407)     (55,570)    (39,946)   (40,510)    (9,405)     (29,647)  (30,309)     (6,538)
                           ----------  ----------   ----------  ---------- ---------- ----------  ----------- ---------  ----------
Income (loss) before
   reorganization items,
   income taxes,
   discontinued operations,
   extraordinary items
   and cumulative effects
   of accounting changes(1)   (25,496)    (39,226)     (33,590)    (16,464)   (63,981)   (18,242)     (56,933)  (20,961)     13,898
Reorganization items -
   professional fees
   and expenses                    -           -            -           -      (2,255)        -          (902)   (6,476)         -
                           ----------  ----------   ----------  ---------- ---------- ----------  ----------- ---------  ---------
Income (loss) before income
   taxes, discontinued
   operations,
   extraordinary
   items and cumulative
   effect of
   accounting changes        (25,496)    (39,226)     (33,590)    (16,464)   (66,236)   (18,242)     (57,835)  (27,437)     13,898
Income taxes (benefit)         1,446       1,782        2,800       1,200       (300)      (300)        (374)      684       5,985
                           ----------  ----------   ----------  ---------- ---------- ----------  ---------------------  ----------
Income (loss) before
   discontinued operations,
   extraordinary items and
   cumulative effects of
   accounting changes         (26,942)    (41,008)     (36,390)    (17,664)   (65,936)   (17,942)     (57,461)  (28,121)      7,913
Discontinued operations,
   net of taxes:
   Income (loss) from
      discontinued
      operations               16,089      24,165       23,628      (7,079)        -          -            -         -           -
   Net gain (loss)
      on sale of
      discontinued
      operations                   -           -       132,966     (26,241)    (1,500)    (1,500)      (1,500)       -           -
Extraordinary gain (loss),
   net of taxes                    -           -        (7,410)     20,120         -          -            -         -           -
Cumulative effects of
   accounting changes,
   net of taxes                    -       (4,988)        (708)         -          -          -            -         -
                           ----------  ----------   ----------  ---------- ---------- ----------  ----------- --------   -----------
Net income (loss)          $  (10,853) $  (21,831)  $  112,086  $  (30,864) $ (67,436)$  (19,442) $   (58,961)$ (28,121) $    7,913
                           ==========  ==========   ==========  ========== ========== ==========  =========== =========  ==========

Income (loss) applicable to
   common stock            $  (13,312) $  (24,694)  $  108,753  $  (34,695) $ (71,941)$  (19,442) $   (62,262)$ (31,948) $    7,913
                           ==========  ==========   ==========  ========== ========== ==========  =========== =========  ==========

Weighted average number of
   shares outstanding       1,000,000   1,000,000    1,000,000   1,000,000  1,000,000 10,000,000    1,000,000 1,000,000  10,000,000
                           ==========  ==========   ==========  ========== ========== ==========  =========== =========  ==========
Earnings (loss) per
   common share:
   Loss before
      discontinued
      operations,
      extraordinary
      items and effects of
      accounting changes   $   (29.40) $   (43.87)  $   (39.73) $   (21.50) $  (70.44)$    (1.79) $    (60.76)$  (31.95) $     0.79
Discontinued operations,
   net of taxes:
   Income (loss) from
      discontinued
      operations                16.09       24.17        23.63       (7.08)        -          -           -      -           -
   Net gain (loss) on sale
      of discontinued
      operations                   -           -        132.97      (26.24)     (1.50)      (.15)       (1.50)   -           -
Extraordinary gain (loss),
   net of taxes                 -           -            (7.41)      20.12         -         -            -      -           -
Cumulative effects of
   accounting changes,
   net of taxes                 -           (4.99)       (0.71)      -           -          -          -         -           -
                           ----------  ----------   ----------  ----------  ----------  ----------  ----------- ---------  ---------
Net income (loss)          $   (13.31) $   (24.69)  $   108.75  $   (34.70) $  (71.94)$    (1.94) $    (62.26)$  (31.95) $     0.79
                           ==========  ==========   ==========  ==========  =========== ==========  =========== =========  =========




                              10/31/92     10/30/93    10/29/94     10/28/95        11/2/96      7/27/96       8/2/97     8/2/97
BALANCE SHEET DATA:          (52 Weeks)  (52 Weeks)   (52 Weeks)   (52 Weeks)     (53 Weeks)   (39 Weeks)   (39 Weeks)   Pro Forma
                              ----------- -----------  ----------   ----------     ----------  -----------   -----------  ----------


Working capital (deficiency),
   excluding net assets
   held for sale              $   61,431  $   63,821   $   65,855   $   72,670    $(257,866)(2) $ (250,593) $   (7,708)  $ 76,957(3)
Total assets                     511,535     532,608      452,811      412,822      335,927        340,793     322,297    314,732
Total long-term debt and
   notes payable, less
   current portion               488,280      522,947     335,472      327,668        4,226(2)       5,087       2,876    123,939(3)
Senior redeemabl
   preferred stock                18,144       21,007      24,340       28,171       32,676         31,472      36,504        -
Shareholders'
   (deficit) equity              (86,409)    (111,103)     (2,350)     (37,045)    (108,986)       (99,308)   (140,935)   123,330


(1) The following non-cash charges have been included in the determination of loss before reorganization items, income taxes, discontinued operations, extraordinary items and cumulative effects of accounting changes for the periods shown above.

                                                          Fiscal Year Ended                                 Nine Months Ended
                              ---------------------------------------------------------------------  -------------------------------

                              10/31/92    10/30/93    10/29/94     10/28/95    11/2/96    11/2/96    7/27/96    8/2/97    8/2/97
INCOME STATEMENT DATA:       (52 Weeks)  (52 Weeks)  (52 Weeks)   (52 Weeks)  (53 Weeks)  Pro Forma (39 Weeks) (39 Weeks) Pro Forma
                             ---------   ----------  ----------   ---------   ----------  --------- ---------- ---------- ---------


Certain non-cash charges
   to income:
   Depreciation              $ 19,736    $ 19,799     $ 22,242    $  20,820 $  21,756 $  9,235 $  16,720  $  13,746   $  6,131
   Amortization of
      goodwill and other          975         969          964          965       983    2,493       724        724      1,834
   Product liability charge         -           -            -        5,000         -        -         -          -          -
   Writedown of certain             -           -            -            -                                       -          -
      long-lived assets                                                        17,554   17,554    18,554          -          -
   Valuation allowance on
      Gulistan securities                                                       4,242        -     5,463      5,070
   Other non-cash charges
      to income                   888       1,957          131          371         -        -       318        606        606
Non-cash interest              18,502      11,729       11,161        8,818    10,088      406     7,219      7,181        301
                             --------    --------     --------    --------- --------- -------- ---------  ---------   --------
                             $ 40,101    $ 34,454     $ 34,498    $  35,974 $  54,623 $ 29,688 $  48,998  $  27,327   $  8,872
                             ========    ========     ========    ========= ========= ======== =========  =========    =======

(2) As discussed in Note 6 of the Notes to Consolidated Financial Statements included in Item 15 herein, all of the Company's senior credit facility revolving line of credit ($85,639) and all of JPS's Old Debt Securities ($237,661) are classified as current liabilities as of November 2, 1996.

(3) The amounts to be outstanding under the Revolving Credit Facility are classified as long-term liabilities in the pro forma presentation.


                         PRO FORMA FINANCIAL STATEMENTS

                        The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations presented on the following pages are based upon the historical results of operations of the Company for the year ended November 2, 1996 and the historical financial position and results of operations of the Company as of and for the nine months ended August 2, 1997. The pro forma adjustments made to the historical results of operations for the year ended November 2, 1996 and the nine months ended August 2, 1997 give effect to the Plan of Reorganization as if the transactions had occurred on October 29, 1995 and November 3, 1996, respectively. In addition, since the reorganization has been effectuated pursuant to chapter 11 of the Bankruptcy Code, the provisions of Statement of Position (SOP) 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", which require the application of fresh start reporting, have been reflected in the statements of operations for the year ended November 2, 1996 and as of and for the nine months ended August 2, 1997. The unaudited pro forma condensed consolidated balance sheet as of August 2, 1997 presented below is based upon the historical balance sheet as of August 2, 1997, and includes pro forma adjustments as if the reorganization and adoption of fresh start reporting had been completed on that date. The pro forma condensed consolidated statements of operations and condensed consolidated balance sheet are unaudited and were derived by adjusting the historical Consolidated Financial Statements of the Company for certain transactions as described in the respective notes thereto. These pro forma financial statements are provided for informational purposes only and should not be construed to be indicative of the financial conditions or results of operations of the Company had the transactions described therein been consummated on the respective dates indicated and are not intended to be predictive of the financial condition or results of operations of the Company at any future date or for any future period.

                        The pro forma adjustments are based on available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The pro forma financial data and accompanying notes should be read in conjunction with the historical Consolidated Financial Statements of the Company, including the Notes thereto, and the other information pertaining to the Company appearing elsewhere in this prospectus which forms a part of the Registration Statement.


                             JPS TEXTILE GROUP, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (Dollars in Thousands)
                                   (Unaudited)

                                                                          August 2, 1997
                                    ------------------------------------------------------------------------------------------------
                                                        Reorganization                        Fresh Start
                                    Historical            Adjustments                        Adjustments(e)            Pro Forma
                                    ----------          ---------------                      --------------            ----------

Assets
Cash                              $        1,229                                                                    $        1,229
Receivables                               63,565                                                                            63,565
Inventory                                 54,091                                                                            54,091
Sundry current assets                      2,685                                                                             2,685
                                  --------------        ----------------                    ---------------         --------------

Total current assets                     121,570                                                                           121,570
                                  --------------        ----------------                    ---------------         --------------

Property, plant and equipment,
   net                                   117,188                                                   $(15,453) (f)           101,735
Deferred financing costs                     149                 $1,685  (b)                                                 1,834
Prepaid pension cost                       3,472                                                     (3,472) (g)
Existing goodwill of net assets
   acquired                               29,782                                                    (29,782)
Other assets                              50,136                (16,000) (c)                                                34,136
Deferred income tax asset                                         6,080  (d)                                                 6,080
Excess reorganization value                                                                          49,377                 49,377
                                  --------------        ----------------                    ---------------         --------------

Total assets                      $      322,297        $         (8,235)                   $           670         $      314,732
                                  ==============        ================                    ===============         ==============

Liabilities and Shareholders'
   Equity

Accounts payable                  $       20,621                                                                    $       20,621
Accrued interest                             234        $            (18) (a)                                                  216
Accrued salaries, benefits and
   withholdings                            9,628                  (1,518) (a)                                                8,110
Other accrued expenses                    11,916                   1,600  (b)                                               13,516
Senior credit facility,
   revolving line of credit               84,729                 (84,729) (a)(b)
Current portion of long-term
   debt                                    2,150                                                                             2,150
                                  --------------        ----------------                    ---------------         --------------

Total current liabilities                129,278                 (84,665)                                                   44,613
                                  --------------        -----------------                   ---------------         --------------

Long-term debt                             2,876                  87,117 (a)(b)                                             89,993
Contingent notes payable                                          33,946  (a)                                               33,946
Deferred income tax liability              3,665                  (3,665) (d)
Pension liability                                                                           $         4,604 (g)              4,604
Other long-term liabilities               19,827                                                     (1,581)(h)             18,246
                                  --------------        ----------------                    ---------------         --------------
   Total liabilities not subject
      to compromise                      155,646                  32,733                              3,023                191,402
                                  --------------        ----------------                    ---------------         --------------
Liabilities subject to
   compromise                            271,082                (271,082) (a)
                                  --------------        ----------------

Total Liabilities                        426,728                (238,349)                             3,023                191,402

Senior redeemable preferred
   stock subject to compromise            36,504                 (36,504) (a)
                                  --------------        ---------------

Capital Stock                             21,540                 101,790  (a)                                              123,330
Retained earnings (deficit)             (162,475)                164,828  (a)(b)(c)(d)               (2,353)
                                  --------------        ----------------                    ---------------         ----------------

Total                                   (140,935)                266,618                             (2,353)               123,330
                                  --------------        ----------------                    ----------------        --------------

Total liabilities & equity        $      322,297        $         (8,235)                   $           670         $      314,732
                                  ==============        ================                    ===============         ==============

                                       19

             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                  (dollars in thousands unless otherwise noted)

         (a) The Plan of Reorganization provides for a deleveraging of JPS through an exchange of the 10.25% Notes, the 10.85% Notes, and the 7% Subordinated Debentures for $14 million in cash, 9,924,623 shares of Common Stock, and approximately $34 million in aggregate principal amount (subject to adjustment on the maturity date therefor) of Contingent Notes. In addition, the Old Senior Preferred Stock was exchanged for warrants to purchase 526,316 shares of common stock of JPS, and the Old Senior Preferred Stock, the Old Junior Preferred Stock and the Old Common Stock were cancelled. The Contingent Notes are payable out of the assets of JPS Capital. The amount shown on the pro forma consolidated balance sheet reflects the assets of JPS as they existed on August 2, 1997. As part of the reorganization, retention bonuses payable to members of the Management Group pursuant to the amended and restated agreements set forth in Exhibit H to the Plan of Reorganization, were paid in a combination of cash and Common Stock. The impact of the foregoing on JPS's balance sheet as of August 2, 1997 is as follows:


                      Accrued    Long-Term Debt   Liabilities
                     Salaries,    (Revolving       Subject     Contingent         Senior
       Accrued      Benefits &      Line of          to           Notes        Preferred     Capital     Retained
      Interest      Witholdings     Credit)      Compromise      Payable         Stock        Stock      Earnings
      --------      -----------    ---------      ----------     --------      ----------    --------    ----------

(1)       $(18)                              $   (271,082)   $     33,946                 $    122,400     $  114,754
(2)                                                                           $  (36,504)                      36,504
(3)                                                                                            (21,540)        21,540
(4)               $   (1,518)   $     588                                                          930
     ----------    ----------   ---------    ------------    ------------  -------------      ------------  -----------
          $(18)   $   (1,518)   $     588    $   (271,082)   $     33,946     $  (36,504) $    101,790     $  172,798
     ==========   ===========   =========    ============    ============  =============      ============  ===========


(1) Reflects the exchange of the 10.25% Notes, the 10.85% Notes, and the 7% Subordinated Debentures for $14 million in cash, 9,924,623 shares of Common Stock and Contingent Notes. Such reorganization value is based upon the following valuation methodologies: (i) a comparison of the Company and its projected performance to how the market values companies in comparable lines of business, and (ii) a calculation of the present value of the free cash flows under the projections, including an assumption for a terminal value. The market-based approach involves identifying a group of publicly traded companies whose businesses or product lines are comparable to the Company as a whole or significant portions of the Company's operations, and then calculating ratios of various financial results to the public market values of the companies. The ranges of ratios derived are then applied to the Company's projected financial results (on a consolidated basis) to derive a range of implied values. The discounted cash flow approach involves deriving the unleveraged free cash flows that the Company (on a consolidated basis) would generate assuming the projections were realized. These cash flows and an estimated value of the Company (on a consolidated basis) at the end of the projected period are discounted to the present at the Company's estimated post-Effective Date weighted average cost of capital to determine the Company's enterprise value (on a consolidated basis). In addition, the Company retained certain net operating loss ("NOL") carryforwards through the restructuring. Subject to certain limitations, the Company believes that it will be able to offset taxable income in determining its cash tax liability. The value of these cash tax savings has been added to the Company's estimated enterprise value. In addition, prepaid trustee fees were expensed. The accrued interest and carrying values of the various note issues were as follows immediately prior to the Effective Date:

                                                          Interest
                                    Face                  Due at                  Reorganization        Carrying        Accrued
                                    Value                 Maturity                    Discount          Value          Interest
                                    -----                 --------                ---------------       --------       ---------

   10.25% Notes                  $      76,773        $      6,621          $      (1,397)           $   81,997          $  8,670
   10.85% Notes                        109,247               7,317                 (1,899)              114,665            13,148
   7% Subordinated Debentures           54,071                                     (6,194)               47,877             4,724
   Prepaid agency fee                                                                                                         (18)
                                 -------------        ------------          -------------        --------------       -----------
         Total                   $     240,091        $     13,938          $      (9,490)       $      244,539       $    26,524
                                 =============        ============          =============        ==============       ===========

(2) Reflects the cancellation of Old Senior Preferred Stock. For purposes of this Prospectus, the New Warrants have not been assigned a value.

(3) Reflects the cancellation of the Old Junior Preferred Stock and the Old Common Stock.

(4) Reflects payment of management retention bonuses pursuant to new employment agreements between JPS and certain members of senior management in a combination of cash and 75,377 shares of Common Stock.

         (b) On the Effective Date, reorganized JPS obtained the Revolving Credit Facility and paid fees and expenses related thereto. The impact of such costs on JPS's balance sheet is as follows:

                                               Long-Term Debt
           Deferred              Accrued         (Revolving         Retained
        Financing Costs         Expenses       Line of Credit)      Earnings
   (1)  $          (115)                                       $         (115)
   (2)            1,800                        $        1,800
   (3)                       $        1,600                            (1,600)
        ---------------      --------------    --------------  --------------
        $         1,685      $        1,600    $        1,800  $       (1,715)
        ===============      ==============    ==============  ==============


(1) Reflects the write-off of deferred financing fees related to the existing credit agreement (the "Credit Agreement").

(2) Reflects the payment of new financing fees in connection with JPS obtaining a post-reorganization working capital facility. JPS will amortize such fees over the five-year term of the facility. The revolving line of credit was reclassified from current to long-term to reflect the five-year term.

(3) Reflects the Effective Date accrual of fees and expenses payable to professionals retained in the chapter 11 case with borrowings under the Revolving Credit Facility.

   (c) On August 28, 1997, the Company sold the Gulistan Securities to Gulistan for $2 million in cash. As of August 2, 1997, these securities were written down to their net realizable value of $2 million. This adjustment reflects the elimination of these assets from the Company's balance sheet and the $14 million cash distribution in respect of 10.25% Notes and 10.85% Notes.

   (d) Implementation of the Plan of Reorganization substantially deleveraged reorganized JPS. Accordingly, the reserve established against the Company's deferred tax assets that was required due to the Company's operating history was significantly reduced. However, the deferred tax asset attributable to the Company's NOL carryforwards was also reduced as a result of the reduction in NOL carryforwards that is required for reorganizations such as that provided in the Plan of Reorganization. The reduction in reserves exceeded the reduction in the gross deferred tax asset by a net amount of $9,745.

   (e) The Company has accounted for the reorganization and the related transactions using the principles of fresh start accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). The Company estimated a range of reorganization value, excluding any amounts related to the assets or liabilities of JPS Capital, between $194 million and $238 million. For purposes of determining reorganization value, the Company used the midpoint of that range ($216 million), $123.3 million of which value is attributable to shareholders' equity.

   In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities. The unallocated portion of the reorganization value is classified as Excess Reorganization Value and is amortized over a specified period. The Company will amortize the Excess Reorganization Value over 20 years. For the purposes of this presentation, book values have been assumed to equal fair values except for specific items in which quantifiable data is currently available. Such differences are detailed in footnotes (f), (g) and (h) below. The Company is currently performing independent appraisals of various assets, which could lead to additional pro forma adjustments to book values and result in a different Excess Reorganization Value. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the trading value of the Common Stock or the New Warrants after the Effective Date. Such trading value is subject to many uncertainties and cannot be reasonably estimated at this time. The Company does not make any representation as to the trading value of shares or warrants issued pursuant to the Plan of Reorganization.

   The timing and amount of payments due pursuant to the Contingent Notes will depend upon the amount of cash on hand at JPS Capital plus the market value of certain permitted investments at maturity, which in turn will depend on the ultimate resolution of certain possible contingent tax liabilities of JPS. The Contingent Notes were issued in an aggregate initial principal amount of $34 million subject to adjustment in the following circumstances: In the event the aggregate funds held by JPS Capital is less than $34 million following the date on which the possible contingent tax liability in respect of the Company's 1994 fiscal year is finally resolved, and to the extent of any such liability, satisfied, the aggregate remaining principal amount of the Contingent Notes will be reduced to equal the aggregate funds held by JPS Capital. Interest will be payable under the Contingent Notes to the extent the aggregate funds held by JPS Capital on the date of the principal payment (if any) as provided above exceeds $34 million. If, on such date, the aggregate principal amount is $0, the Contingent Notes will be deemed automatically cancelled and no longer an obligation of JPS Capital.

   (f) The value shown here as a pro forma adjustment could change once appraisals are finalized resulting in additional pro forma adjustments to book values and a different Excess Reorganization Value.

   (g) As of the Effective Date, unamortized gains and losses related to the Company's pension plan were fully recognized.

   (h) As of the Effective Date, unamortized gains and losses related to the Company's non-pension post-retirement employee benefit plans were fully recognized.


                             JPS TEXTILE GROUP, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in Thousands Except Per Share Data)
                                   (Unaudited)

                                                    Year Ended November 2, 1996                Nine Months Ended August 2, 1997
                                 ----------------------------------------------------------  ---------------------------------------

                                      Reorganization   Fresh Start                           Reorganization  Fresh Start
                         Historical     Adjustments    Adjustments   Pro Forma   Historical   Adjustments   Adjustments Pro Forma

Income Statement Data:
Net sales               $     448,824                                 $  448,824  $  301,188                             $ 301,188
Cost of sales                 397,804                 $ (12,784)(g)      385,020     258,654                $(7,812)(g)    250,842
                        -------------   -----------   ---------     ------------  ----------   -----------   -------     -----------
Gross profit                   51,020                    12,784           63,804      42,534                  7,812         50,346
Selling General
     & administrative          40,579                     1,510 (h)       42,089      29,863                  1,132 (h)     30,995
Other expenses, net             2,498                                      2,498         485                                   485
Charges for plant
     closing,
     loss on sale of
    certain operations
    and writedown of
    certain long-
    lived assets               30,028                                     30,028
                        -------------   -----------   ------------  ------------  ----------   -----------  --------    ------------

Operating profit (loss)       (22,085)                   11,274          (10,811)     12,186                 6,680         18,866

Valuation allowance
    on Gulistan
    securities                 (4,242)  $  4,242 (a)                                  (5,070)  $  5,070 (a)
Interest income                 2,856       (882)(b)                       1,974       2,232       (662)(b)                 1,570
Interest expense              (40,510)    31,105 (c)                      (9,405)    (30,309)    23,771 (c)                (6,538)
                            ---------   -----------   ------------  ------------  ----------   -----------  -------        ---------

Income (loss) before
    reorganization
    items, income taxes
    and discontinued
    operations                (63,981)    34,465         11,274          (18,242)    (20,961)     28,179     6,680         13,898

Reorganization items -
     professional
    fees and expenses          (2,255)     2,255 (d)                                  (6,476)      6,476 (d)
                        -------------   -----------     -----------  -----------  ----------     -------     -------       ---------

Income (loss) before
    income taxes and
    discontinued
    operations               (66,236)     36,720         11,274          (18,242)    (27,437)    34,655      6,680        13,898

Provision (benefit)
    for income taxes            (300)                                       (300)        684      5,301 (f)                5,985
                        -------------   -----------   ------------   ------------  ----------   -----------  ---------  ---------

Income (loss) from
    continuing
    operations                (65,936)    36,720         11,274          (17,942)    (28,121)    29,354       6,680       7,913

Loss on sale of
    discontinued
    operations,
    net of taxes               (1,500)                                    (1,500)
                        -------------   -----------   ------------   ------------  ---------     -------     -------   -----------

Net income (loss)             (67,436)    36,720         11,274          (19,442)    (28,121)    29,354       6,680       7,913

Senior redeemable
    preferred
    stock dividends            (4,505)     4,505 (e)                                  (3,827)     3,827 (e)
                        -------------   -----------   ------------   ------------  ----------   -----------  -------   -----------

Income (loss)
    applicable to
    common stock        $     (71,941)  $ 41,225     $   11,274     $   (19,442)  $ (31,948)  $  33,181     $ 6,680    $  7,913
                        =============   ===========   ============  ============  ==========   ===========  ========== ============

Other data:
    Income (loss)
       per share
       applicable to
       common
       shareholders     $      (71.94)                              $     (1.94)  $  (31.95)                           $    .79
    Average
       outstanding and
       equivalent shares        1,000                                    10,000       1,000                              10,000
    EBITDA              $      29,552   $  2,255     $      263     $    32,070   $  20,403   $  6,476     $   132     $ 27,011


       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in thousands unless otherwise noted)

(a) Reflects the elimination of the valuation allowance on Gulistan Securities since these assets are eliminated from the Company's balance sheet as a result of their sale in connection with the reorganization.

(b) Reflects the elimination of interest income on the $14 million cash distribution to the holders of 10.25% Notes and 10.85% Notes

(c) The following table details the net adjustment to interest expense related to the reorganization.

                                                                      Year Ended               Nine Months Ended
                                                                   November 2, 1996             August 2, 1997
                                                                   ----------------        -------------------
         Decrease in interest expense due to exchange of the
               Company's 10.25% Notes, 10.85% Notes and
               7% Subordinated Debentures                             $     32,301               $     25,617
         Elimination of amortization of deferred financing
               costs of the existing Credit Facility                         1,314                        272
         Amortization of deferred financing costs of a new
               Credit Facility                                                (360)                      (270)
         Increase in interest expense resulting from additional
               borrowings under a new Credit Facility                         (203)                      (277)
         Interest expense on the Contingent Notes                           (1,947)                    (1,571)
                                                                      ------------               ------------
         Net decrease in interest expense                             $     31,105               $     23,771
                                                                      ============               ============

(d)      Reflects the elimination of debt restructuring fees and expenses.

(e) Reflects the elimination of stock dividends on the Old Senior Preferred Stock which was cancelled pursuant to the Plan of Reorganization.

(f) Records the estimated income tax effects reflecting the reorganization and the application of fresh start accounting. Pro forma income tax expense is calculated using a 38% effective tax rate times taxable income before amortization of excess reorganization value. Cash tax expense is calculated after giving effect to certain differences in taxable income for tax purposes including the amortization of excess reorganization value and differences in depreciation expense and pension expense. In addition, the Company anticipates utilizing its NOL carryforward, subject to limitation under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") of the Company and any adjustments required by reason of examination by any taxing authority, to partially offset its tax liability. It should be noted that the historical deferred tax asset was significantly reduced as a result of the reorganization due to the required reduction in net operating loss carryforwards.

(g) The following table details the net adjustment to cost of goods sold related to fresh start reporting:

                                                                     Year Ended               Nine Months Ended
                                                                  November 2, 1996             August 2, 1997
                                                                  ----------------        -------------------
         Decrease in depreciation expense reflecting
               revaluation of the Company's property,
               plant and equipment                                   $    (12,521)              $     (7,615)
         Decrease in pension costs reflecting the full
               recognition of unamortized gains and
               losses on the Effective Date                                  (352)                      (264)
         Increase in post-retirement costs reflecting
               the full recognition of amortized gains and
               losses on the Effective Date                                    89                         67
                                                                     ------------               ------------
         Net decrease in cost of goods sold                          $    (12,784)              $     (7,812)
                                                                     ============               ============

(h) Reflects the elimination of the amortization of goodwill ($1.0 million in the year ended November 2, 1996 and $0.7 million in the nine months ended August 2, 1997) and the addition of the amortization of reorganization value in excess of amounts allocable to identifiable assets assuming a 20-year life ($2.5 million in the year ended November 2, 1996 and $1.8 million in the nine months ended August 2, 1997).

Certain Non-Recurring Charges (Gains) Not Reflected in the Pro Forma Condensed
------------------------------------------------------------------------------
Consolidated Statements of Operations
-------------------------------------

Certain material non-recurring charges (gains) related to the reorganization are not reflected in the Pro Forma Condensed Consolidated Statements of Operations as they are not expected to have a continuing impact on the Company's operations. These charges (gains) will be included in the Company's operating results prior to the Company's emergence from chapter 11 on the Effective Date and are summarized below (in millions).

Extraordinary gains on exchange of debt for equity
    (including the elimination of accrued interest
    as of the petition date)                                        $100.7

Reorganization costs                                                   1.6

Write-off of deferred financing costs related to the
    terminated credit facility                                         0.1

Tax benefit resulting from reduction of valuation
    allowance against Federal deferred tax assets                      9.7

Loss on disposition of securities of Gulistan Holdings Inc.            2.0

Fresh Start Accounting Adjustments                                    (2.4)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        The following discussion should be read in conjunction with the Consolidated Financial Statements of JPS and the Notes thereto included elsewhere in this Prospectus.


                                                         Fiscal Year Ended                             Nine Months Ended
                                              ----------------------------------------------       ---------------------------------

                                              10/29/94          10/28/95           11/2/96              7/27/96           8/2/97
                                              --------------------------------------------------------------------------------------
                                                                                (In Thousands)
NET SALES
Apparel fabrics and products              $      254,810    $      247,846    $      221,799       $      167,213    $      131,693
Industrial fabrics and products                  169,736           191,985           193,001              141,074           141,584
Home fashion textiles                             37,325            32,734            34,024               25,157            27,911
                                          --------------    --------------    --------------       --------------    --------------
                                          $      461,871    $      472,565    $      448,824       $      333,444    $      301,188
                                          ==============    ================= ==============       ==============    ==============
OPERATING PROFIT (LOSS)
Apparel fabrics and products              $       18,487    $       16,667    $      (22,422)(1)   $      (21,128)(1)$        1,376

Industrial fabrics and products                    7,618             7,590             5,947 (2)            1,489(2)         12,393
Home fashion textiles                              2,564             1,749               647                  603             1,649
Indirect corporate expenses, net                  (7,438)           (5,345)           (6,257)              (4,889)           (3,232)
                                          --------------    --------------    --------------       --------------    --------------

   Operating Profit (Loss)                        21,231            20,661           (22,085)             (23,925)           12,186

Valuation allowance on
   Gulistan Securities                                 -                 -            (4,242)              (5,463)           (5,070)
Interest income                                      749             2,821             2,856                2,102             2,232
Interest expense                                 (55,570)          (39,946)          (40,510)             (29,647)          (30,309)
Restructuring fees and expenses                       -                 -             (2,255)                (902)           (6,476)
                                          --------------    ---------------   --------------       --------------    --------------

Loss before income taxes,
   discontinued operations,
   extraordinary items and
   cumulative effects of
   accounting changes                    $      (33,590)   $      (16,464)   $      (66,236)      $      (57,835)   $      (27,437)
                                          ============== ================= =================       ==============    ==============

(1) The Fiscal 1996 operating loss for apparel fabrics and products includes charges of approximately $14.2 million for plant closing and $6.2 million for loss on sale of certain operations.

(2) The Fiscal 1996 operating profit for industrial fabrics and products includes charges of approximately $8.1 million for writedown of certain long-lived assets and $1.5 million for loss on sale of certain operations.


RESULTS OF OPERATIONS

Nine Months Ended August 2, 1997 (the "1997 Nine-Month Period") Compared To The
-------------------------------------------------------------------------------
Nine Months Ended July 27, 1996 (the "1996 Nine-Month Period")
--------------------------------------------------------------

                        Consolidated net sales for the 1997 nine-month period decreased 9.7% to $301.2 million from $333.4 million in the 1996 nine-month period with all the decline occurring in apparel fabrics and products. Net sales in the Apparel Fabrics and Products segment decreased 21.2% to $131.7 million in the 1997 nine-month period from $167.2 million in the 1996 nine-month period principally due to the sale in September 1996 of the Company's rubber products division and a decline in unit volume especially for certain commodity-type products. Overall, the apparel industry has declined in the 1997 nine-month period resulting in lower selling prices and unit volumes for the Company's products. The rubber products division, which produced and sold elastic apparel products, generated sales of $10.2 million in the 1996 nine-month period. Because of a generally weak market environment, increased competition from abroad (particularly in commodity-type fabrics) and decreasing margins, the Company closed its Dunean facility in Greenville, South Carolina in October 1996 and curtailed production at other facilities. These events accounted for decreased sales of approximately $17.1 million in the 1997 nine-month period. The Company has taken a number of steps to improve profitability in the apparel fabrics and products segment, including equipment modernization programs designed to reduce manufacturing costs and the asset sale and plant shutdown discussed above. In addition, the Company has seen improvement in its open order position for apparel products in recent weeks and expects its operating results in this segment to improve in the future.

                        Net sales in the Industrial Fabrics and Products segment increased 0.4% to $141.6 million in the 1997 nine-month period from $141.1 million in the 1996 nine-month period. Sales of fiberglass fabrics increased 4.0% to $57.5 million in the 1997 nine-month period from $55.3 million in the 1996 nine-month period principally due to the increase in sales of electrical composite fabrics in circuit boards. Demand for these products increased steadily as global requirements for electronic products has grown. Management expects this trend to continue in the foreseeable future. Sales of roofing membrane increased 3.8% to $41.4 million in the 1997 nine-month period from $39.9 million in the 1996 nine-month period due to the increased demand for the Company's "Hi-Tuff/EP" roofing products which was introduced in late 1993. The Company expects roofing sales to continue to grow as the Company capitalizes on market acceptance of its roofing products. Sales of cotton industrials increased 5.7% to $24.1 million in the 1997 nine-month period from $22.8 million in the 1996 nine-month period due to an increase in average selling prices and an expanded customer base. Sales of extruded products increased 21.6% to $19.7 million in the 1997 nine-month period from $16.2 million in the 1996 nine-month period as a result of increased demand and new product offerings for certain urethane products used in athletic footwear and in the food processing industry. Sales of industrial rubber products decreased $3.4 million in the 1997 nine-month period due to the sale of the Company's rubber products business in 1996.

                        Net sales for the Home Fashion Textile segment increased 10.7% to $27.9 million in the 1997 nine- month period from $25.2 million in the 1996 nine-month period due to the stronger retail market, expanded customer base and enhanced product offerings.

                        Consolidated operating results in the 1997 nine-month period improved to a profit of $12.2 million from a loss of $23.9 million in the 1996 nine-month period. The Apparel Fabrics and Products segment operated at a profit of $1.4 million in the 1997 nine-month period compared to a loss of $21.1 million in the 1996 nine-month period. Included in the 1996 nine-month period are charges of approximately $14.2 million for plant closing and $6.2 million for loss on sale of certain operations. Excluding the effects of these charges, the Apparel Fabrics and Products segment operated at a profit of $1.4 million in the 1997 nine-month period compared to a loss of $0.7 million in the 1996 nine-month period. This improvement is attributable to the sale of the rubber products business which generated a $1.7 million operating loss in the 1996 nine-month period and the closing of the Dunean facility which improved the cost effectiveness of the Company's operations.

                        Operating profit for the Industrial Fabrics and Products segment improved to $12.4 million in the 1997 nine-month period from $1.5 million in the 1996 nine-month period. Included in the 1996 nine-month period are charges of approximately $8.1 million for writedown of certain long-lived assets and $1.5 million for loss on sale of certain operations. Excluding the effects of these charges, the Industrial Fabrics and Products segment operated at a profit of $12.4 million in the 1997 nine-month period compared to $11.1 million in the 1996 nine-month period principally due to improved manufacturing and operating efficiencies and a more favorable mix of products sold.

                        Operating profit for the Home Fashion Textile segment improved to $1.6 million in the 1997 nine- month period from $0.6 million in the 1996 nine-month period due to the increase in sales volume and improving margin from a more favorable product mix.

                        Indirect corporate expenses decreased to $3.2 million in the 1997 nine-month period from $4.9 million in the 1996 nine-month period principally due to the $1.1 million charge to other expense in the 1996 nine-month period for an early retirement offer accepted by certain employees and lower professional and management fees in the 1997 nine-month period.

                        As of August 2, 1997 the Company held various securities from the sales, in a prior year, of the assets and business of JPS Carpet Corp., its wholly-owned subsidiary, to Gulistan Holdings Inc. The Company has not recorded interest income on any of the Gulistan securities and has recorded a valuation allowance against its investment in the securities. On August 28, 1997, the Company sold these securities to Gulistan for $2.0 million in cash. Accordingly, the valuation allowance was increased by $2.8 million as of August 2, 1997, to reduce the carrying value of the securities to the net realizable value of $2.0 million. The total valuation allowance against the Gulistan Securities in the 1996 nine-month period was $5.1 million compared to $5.5 million in the 1996 nine-month period.

                        Interest expense in the 1997 nine-month period was $30.3 million or $0.7 million higher than the 1996 nine-month period due to the compounding effects of accretion of debt discounts and non-cash interest and the interest on overdue installments of interest and principal. The Company did not report interest expense, on its Old Debt Securities subsequent to August 1, 1997, since such interest was not paid during the chapter 11 case. The difference between the reported interest and stated contractual interest on the Old Debt Securities was approximately $178,000 for this two-day period.

                        Debt restructuring fees and expenses were $6.5 million in the 1997 nine-month period compared to $0.9 million in the 1996 nine-month period. Such expenses represent fees and expenses of the Company's financial advisor and legal counsel, the financial advisor and legal counsel of the Unofficial Bondholder Committee and other professionals. The increase is due to the higher level of the activity of professionals associated with JPS's financial restructuring and chapter 11 case.


Fiscal 1996 Compared To Fiscal 1995
-----------------------------------

                        Consolidated net sales from continuing operations declined $23.8 million (5.0%) from $472.6 million in Fiscal 1995 to $448.8 million in Fiscal 1996. Operating profit (loss) from continuing operations decreased $42.8 million from an operating profit of $20.7 million in Fiscal 1995 to an operating loss of $22.1 million in Fiscal 1996. Excluding charges for plant closings, loss on sale of certain operations, and charges for writedown of certain long-lived assets, operating profit would have been $7.9 million, compared to $25.7 million in Fiscal 1995 (excluding the product liability charge). Substantially all of the declines in sales and operating profits are attributable to the apparel fabrics segment which has been severely impacted by lower unit volumes and margins.

                        Net sales in Fiscal 1996 in the apparel fabrics and products segment, which includes unfinished woven apparel fabrics (greige goods) primarily for women's wear, yarn sales and elastic products for various apparel uses, declined $26.0 million (10.5%) from $247.8 million in Fiscal 1995 to $221.8 million in Fiscal 1996. Fiscal 1996 saw the continuation of the trend of weakened demand for apparel fabrics which began during the second half of Fiscal 1995.

                        Apparel fabric sales declined $22.3 million in Fiscal 1996 as a result of lower unit volume combined with lower average selling prices. Fiscal 1996 has been marked by generally poor retail women's apparel sales, increased competitive pressures from abroad (particularly in commodity-type fabrics), and falling margins. As a result of this weaker demand, the Company curtailed production for most of its apparel fabrics, and experienced a less favorable product mix with a higher ratio of commodity-type fabrics than was experienced in Fiscal 1995. These and other conditions led management to conclude in the third fiscal quarter of 1996 that one of its facilities in Greenville, South Carolina should be closed. The plant, which was closed on October 28, 1996, had been operating on a significantly reduced production schedule and was not cost-effective. The accompanying consolidated statement of operations for Fiscal 1996 includes a "charge for plant closing" of approximately $14.2 million related principally to the loss on impairment of the plant in accordance with SFAS No. 121, employee severance costs and estimated costs of equipment relocation. The Company expects that the plant closure will result in improved earnings and cash flow from operations in the future.

                        Many participants in the domestic women's apparel industry have suffered from falling margins in recent years as a result of a number of factors, including increased imports of both fabric and garments, generally relaxed consumer attitudes regarding fashion, and price pressures from a troubled retail industry. Many of the Company's customers for apparel fabric (converters) have seen their importance to the industry diminish and their volumes decline. The Company has taken steps to broaden its sales distribution in its apparel fabrics segment to include export sales to Mexico, Europe and other continents. Exports have not comprised a significant portion of the

Company's sales in the past. In addition, the Company expects to increase its level of capital investment in this segment, with such investments focused primarily on cost reduction and productivity improvements.

                        Sales of elastic apparel products declined $4.6 million to $12.8 million in Fiscal 1996 from $17.4 million in Fiscal 1995. As discussed below, the Company sold its rubber products business, which produced these elastic products, in September 1996. Discontinuation in Fiscal 1996 of certain unprofitable product lines, changes in customer requirements to non-rubber elastomers, and less than a full year's sales in Fiscal 1996 caused the decline in elastic sales from Fiscal 1995.

                        Operating loss in Fiscal 1996 for the apparel fabrics and products segment decreased by $39.1 million to a $22.4 million loss from a $16.7 million profit. Included in the Fiscal 1996 operating loss are charges of approximately $14.2 million for plant closing and $6.2 million for loss on sale of certain operations. Operating results in Fiscal 1996 for the apparel fabrics and products segment before the charges for plant closing and loss on sale of certain operations declined by $18.7 million to a $2.0 million loss from a $16.7 million profit in Fiscal 1995. Such decline results from the significantly lower unit volume and the lower margins associated with the Fiscal 1996 product mix.

                        Net sales in Fiscal 1996 in the industrial fabrics and products segment, which includes single-ply roofing and environmental membrane, woven fabrics constructed of cotton, synthetics and fiberglass for insulation, filtration, and lamination applications, and extruded urethane products, increased $1.0 million (0.5%) to $193.0 million from $192.0 million in Fiscal 1995. Sales of fiberglass fabrics increased $7.7 million from Fiscal 1995 as a result of the continued growth in demand for fabrics used in the manufacture of electrical circuit boards. The growing global demand for electronic products has fueled significant increases in sales of fiberglass fabric for the last several years. The Company expects this demand to continue in the foreseeable future. The Company has expanded and enhanced its productive capacity in the fiberglass weaving area in order to satisfy this demand and improve product quality. Sales of roofing membrane increased $8.8 million from Fiscal 1995, as a result of the continued success of the Company's "Hi-Tuff/EP" line of roofing products, which was introduced in late 1993. This product's competitive price and improved performance characteristics have driven its sales growth, and the product now accounts for 75% of the Company's roofing sales. The Company expects roofing sales to continue to grow as the Company capitalizes on the market acceptance of its roofing products to gain market share. Sales of extruded urethane products increased $1.9 million from Fiscal 1995 as a result of the Company's expanded productive capacity and success in developing and satisfying the specification-driven customer requirements for urethane products. Sales of cotton industrial fabrics declined $12.8 million as a result of weak markets and intense foreign competition, particularly from China. Sales of other industrial fabrics and products declined $4.6 million primarily as a result of exiting certain industrial fabric markets during late 1995.

                        Operating profit in Fiscal 1996 for the industrial fabrics and products segment decreased by $1.7 million from $7.6 million in 1995 to $5.9 million in 1996. Included in the Fiscal 1996 operating profit are charges of approximately $8.1 million for writedown of certain long-lived assets and $1.5 million for loss on sale of certain operations. Operating profit in Fiscal 1996 for the industrial fabrics and products segment before the charge for the writedown of certain long-lived assets and loss on sale of certain operations increased $8.0 million (105%) to $15.6 million from $7.6 million in Fiscal 1995. Fiscal 1995 operating profit reflects a charge of $5 million related to product liability costs. No such charge occurred in Fiscal 1996. The aforementioned sales volume increases in roofing, fiberglass, and extruded urethane products, combined with improved manufacturing and operating efficiencies, increased operating profits. Partially offsetting these improvements, however, are the effects of lower sales volumes of cotton industrial fabrics and other synthetic industrial fabrics. Curtailed production schedules in the Company's cotton manufacturing facility and the resulting under-absorption of costs were negative influences on operating profit.

                        As a result of the Company's assessment of the market conditions for its cotton industrial fabrics, management concluded that the Company's plant in Kingsport, Tennessee, which manufactures such fabrics, is impaired under the criteria of Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires a writedown to fair value in circumstances in which the expected future net cash flows from the operation of the plant are less than its carrying value. The consolidated statement of operations for Fiscal 1996 includes a charge,

"writedown of certain long-lived assets", of $8.1 million for the excess of the carrying amount of this plant over its estimated fair value.

                        Pursuant to the terms of an Asset Purchase Agreement dated September 30, 1996, between JPS Elastomerics Corp., a wholly owned subsidiary of JPS, and Elastomer Technologies Group, Inc. and a Receivables Purchase Agreement dated September 30, 1996 between JPS Elastomerics Corp. and the Bank of New York Commercial Corporation, JPS Elastomerics Corp. consummated the sale of substantially all of the assets of its rubber products division, a business engaged in the manufacture and sale of natural and synthetic elastics for use in apparel products, diaper products, and specialty industrial applications (the "Rubber Products Business"). Pursuant to the Asset Purchase Agreement, Elastomer Technologies Group, Inc. agreed to assume substantially all of the liabilities and obligations associated with the Rubber Products Business.

                        The consideration for the sale of the Rubber Products Business consisted of approximately $5.1 million in cash, subject to certain post-closing adjustments based on the amount of working capital transferred. The net cash proceeds of approximately $4.8 million were used by the Company to reduce outstanding borrowings under its credit facility. Revenues of the Rubber Products Business for Fiscal 1994, Fiscal 1995 and Fiscal 1996 were $22.6 million, $20.7 million and $16.8 million, respectively.

                        Net sales in Fiscal 1996 in the home fashion textiles segment, which includes woven drapery fabrics and yarns for the home furnishings industry increased $1.3 million (3.9%) to $34.0 million from $32.7 million in Fiscal 1995 due primarily to an increase in yarn sales. Sales of home furnishings fabrics in Fiscal 1996 were approximately flat with Fiscal 1995. Demand for the Company's woven fabrics used in home decoration has been in decline for several years.

                        Operating profit in Fiscal 1996 in the home fashion textile segment declined by $1.1 million (64%) to $0.6 million from $1.7 million in Fiscal 1995 primarily as a result of lower margins on fabric sales.

                        Indirect corporate expenses in Fiscal 1996 increased $1.0 million from $5.3 million in Fiscal 1995 to $6.3 million in Fiscal 1996 primarily as a result of the $1.1 million cost of an early retirement offer extended to certain salaried employees. Lower corporate employee compensation costs in Fiscal 1996 partially offset this increase.

                        Debt restructuring fees and expenses totaled $2.3 million in Fiscal 1996. There were no comparable charges in Fiscal 1995. Such expenses represent fees and expenses of the Company's financial advisor, the financial advisor for the holders of a substantial majority of its outstanding bonds, the Company's legal counsel and other professionals associated with the Company's financial restructuring.

                        During Fiscal 1996, Gulistan reported net losses of approximately $4.5 million before interest expense on the promissory note held by the Company. Accordingly, no interest income on any of the Gulistan Securities was recorded by the Company. Also, in accordance with relevant accounting literature, the Company has recorded a valuation allowance against its investment in the Gulistan Securities and a corresponding charge to income of $4.2 million as a result of the net loss ($4.5 million reduced by the $0.3 million of common equity held by Gulistan management) incurred by Gulistan during Fiscal 1996.

                        Interest expense in Fiscal 1996 was $40.5 million, or $0.6 million more than Fiscal 1995 due primarily to the compounding effect of accretion of debt discounts and non-cash interest.

Fiscal 1995 Compared To Fiscal 1994 (Restated For Effect Of Classifying Carpet
------------------------------------------------------------------------------
Business As Discontinued Operations)
------------------------------------

                        Consolidated net sales from continuing operations increased $10.7 million (2.3%) from $461.9 million in Fiscal 1994 to $472.6 million in Fiscal 1995. Operating profit from continuing operations decreased $0.5 million (2.4%) from $21.2 million in Fiscal 1994 to $20.7 million in Fiscal 1995. Excluding a $5 million charge to income in Fiscal 1995 for product liability costs (discussed below), operating income would have increased $4.5 million in Fiscal 1995 over Fiscal 1994. Substantially all of these increases in consolidated net sales and operating profits occurred in the first two fiscal quarters of 1995. The last two fiscal quarters of 1995 saw declines in operating results from comparable prior year levels.

                        Net sales in Fiscal 1995 in the apparel fabrics and products segment declined $7.0 million (2.7%) from $254.8 million in Fiscal 1994 to $247.8 million in Fiscal 1995. Fiscal 1995 results in the apparel fabrics and products segment were marked by two distinct halves. During the first two fiscal quarters of 1995, the Company reported results which were stronger than the comparable 1994 quarters primarily as a result of the Company's change in its product offering to emphasize specialty fabrics with more fashion and styling characteristics. Although overall apparel market conditions were not strong, these fabrics commanded higher average selling prices and margins than commodity type fabrics and allowed the Company to improve its margins in the face of the continued flood of imported commodity apparel fabrics, primarily from Chinese and Eastern European sources. The passage of the General Agreement on Tariffs and Trade (GATT) is expected to foster such foreign competition in the commodity apparel fabrics market in the future. During the second half of Fiscal 1995, consumer demand for apparel products weakened significantly which in turn has led to a much weaker market for the Company's fabrics. As a result of this lower unit demand for all fabric styles, the impact of the aforementioned change in product offering was much less apparent in the second half.

                        Operating profit in the apparel fabrics and products segment declined by $1.8 million (9.8%) from $18.5 million in Fiscal 1994 to $16.7 million in Fiscal 1995. This decrease is primarily the result of lower unit volume and poor average selling prices for the Company's apparel fabrics and products. In addition to the weak market conditions, the Company has experienced significant price increases for many of its most important raw materials, including rayon and polyester fiber.

                        Net sales in Fiscal 1995 in the industrial fabrics and products segment increased $22.3 million (13.1%) to $192.0 million from $169.7 million in Fiscal 1994. Sales of fiberglass fabrics for electrical circuit boards and construction-related scrims increased $7.0 million. The market for fiberglass fabrics, particularly those used in the manufacture of electronic circuit boards has been growing in connection with the rapidly expanding worldwide consumer demand for electronic products. Sales of cotton industrial fabrics increased $6.7 million as a result of higher unit volume in the first fiscal quarter and the pass-through of relatively higher cotton costs in Fiscal 1995. Sales of roofing membrane increased $4.9 million primarily as a result of the continued success of the Company's new line of roofing products introduced in late 1993.

                        Operating profit in Fiscal 1995 for the industrial fabrics and products segment was level with Fiscal 1994 at $7.6 million. The operating profit in Fiscal 1995 was reduced as a result of a $5 million charge for product liability costs for which there was no comparable charge to income in Fiscal 1994.

                        During the fourth quarter of Fiscal 1995, management determined that the estimate of the future costs associated with providing services and materials to repair or replace certain defective roofing products sold by the Company's predecessor prior to 1987 required revision. In 1988, the Company estimated the aggregate future costs to repair or replace those defective roofing products to be approximately $34.1 million. This estimate was based on a number of factors, including assumed claim rates and costs to repair or replace. Through October 28, 1995, approximately $29.8 million was incurred and charged to this liability. The Company reevaluated the exposure based on recent experience and claims in process. The liability for future costs associated with these defective roofing products is subject to management's best estimate, including factors such as expected future claims experience by geographic region and roofing compound applied; expected costs to repair or replace such roofing products; estimated remaining length of time that such claims will be made by customers; and the estimated costs to litigate and settle certain claims now in litigation and those that may result in future litigation. Based on warranties that were issued on the roofs, the Company estimates that the defective roofing product claims will be substantially settled by 2000. Based on management's estimate of a range of future costs of approximately $9.3 million to $11.4 million, the Company recorded a $5.0 million addition to the liability for such defective products increasing such liability to $9.3 million at October 28, 1995.

                        Operating profit in Fiscal 1995 in the industrial fabrics and products segment, excluding the aforementioned charge for product liability costs, increased $5.0 million (65.3%) to $12.6 million from $7.6 million in

Fiscal 1994. The increase in operating profit is primarily a result of the higher sales volumes described above combined with the effects of improved manufacturing and operating efficiencies.

                        Net sales in Fiscal 1995 in the home fashion textiles segment declined by $4.6 million (12.3%) to $32.7 million from $37.3 million in Fiscal 1994. The decline in volume results from weak demand for the Company's woven fabrics used in home decoration, a continuation of a trend in home fashion textile use for several years, combined with the weak soft goods market in 1995.

                        Operating profit in Fiscal 1995 in the home fashion textile segment declined by $0.8 million (31.8%) to $1.7 million primarily as a result of the lower sales volume described above and lower average selling prices for the Company's fabrics.

                        Indirect corporate expenses in Fiscal 1995 declined $2.1 million from $7.4 million in Fiscal 1994 to $5.3 million in Fiscal 1995, primarily as a result of lower professional fees and lower depreciation and amortization.

                        Interest expense in Fiscal 1995 was $15.6 million lower than it was for Fiscal 1994. Giving effect to the reduction of debt associated with the use of the net proceeds from the sale of the Automotive Assets in Fiscal 1994 would reduce interest expense by $14.1 million in Fiscal 1994. Such reduction includes $1.3 million representing interest accretion and debt issuance cost amortization. After giving pro forma effect to the debt reduction described above, interest expense decreased approximately $1.5 million in Fiscal 1995 from Fiscal 1994. In Fiscal 1995, a $3.4 million decrease in interest expense as a result of the lower debt balances caused by the Company's open market purchases of certain of its previously outstanding notes and debentures (as discussed below) was offset to the extent of $1.9 million due primarily to higher average interest rates and the compounding effect of accretion of debt discounts and non-cash interest.

                        During the first quarter of Fiscal 1995, the Company expended $36.6 million to make open market purchases of certain of its outstanding notes and debentures with an aggregate face value of $66.6 million and a carrying value (including interest due at maturity) of $59.2 million. The Company recognized a gain from early extinguishment of debt of $20.1 million, net of expenses of $1.9 million and income taxes of $0.6 million. The Company has made no further open market purchases. As of the Effective Date, all of JPS's Old Debt Securities were cancelled.

                        The terms of the Asset Purchase Agreement dated May 25, 1994, as amended, regarding the sale of the Automotive Assets on June 28, 1994, provided that the selling price be adjusted based on the net assets sold. During Fiscal 1995, such amount was finalized and resulted in additional cash proceeds to the Company of $4.5 million. Such amount, net of $0.1 million of tax, has been included as gain on sale of discontinued operations in Fiscal 1995.

                        On November 16, 1995, pursuant to the terms of an Asset Transfer Agreement dated as of November 16, 1995, by and among the Company, JPS Carpet Corp. ("Carpet"), a wholly owned subsidiary of the Company, Gulistan Holdings Inc., and Gulistan Carpet Inc., a wholly-owned subsidiary of Gulistan Holdings Inc. (collectively, "Gulistan"), the Company and Carpet consummated the sale of substantially all of the assets of Carpet used in the business of designing and manufacturing tufted carpets for sale to residential, commercial and hospitality markets (the "Carpet Business"). Pursuant to the Asset Transfer Agreement, Gulistan agreed to assume substantially all of the liabilities and obligations associated with the Carpet Business.

                        The consideration for the sale of the Carpet Business consisted of approximately $19.0 million in cash, as adjusted, and other debt and equity securities of Gulistan as follows: a $10 million Promissory Note due in November 2001, $5 million of preferred stock redeemable in November 2005, and warrants to purchase 25% of the common stock of Gulistan. (These securities were subsequently sold on August 28, 1997 to Gulistan for $2 million in cash). Based on an independent valuation, the Company determined the fair value of these debt and equity securities to be approximately $11.3 million. The net assets of the Carpet Business (adjusted to net realizable value) were classified as "net assets held for sale" on the October 28, 1995 Consolidated Balance Sheet. As of October 28, 1995, the Company adjusted the net assets of the Carpet Business to their net realizable value, which resulted in a charge to the 1995 Consolidated Statement of Operations of $30.7 million, classified as loss on sale of discontinued operations.

The cash consideration was adjusted in Fiscal 1996 pursuant to the terms of the Asset Transfer Agreement based on the audited amount of working capital transferred, which adjustment resulted in a reduction of $3.5 million in the cash consideration and an additional charge to income in Fiscal 1996 of $1.5 million. The final amount of net cash proceeds (net of fees, expenses and the post-closing adjustment) of $16.7 million was applied by the Company to reduce outstanding borrowings under its credit facility.

LIQUIDITY AND CAPITAL RESOURCES

                        The Company's principal sources of liquidity for operations and expansion are funds generated internally and borrowings under its Revolving Credit Facility. At August 2, 1997, the Company had $9.7 million available for borrowing under the Old Revolving Credit Facility. Borrowings under the Old Revolving Credit Facility were made or repaid on a daily basis in amounts equal to the net cash requirements or proceeds for that business day. The working capital deficit at November 2, 1996 of $257.9 million reflects the classification of the amount outstanding under the Old Revolving Credit Facility ($85.6 million) and the carrying value of notes and debentures ($237.7 million) as current liabilities. The working capital deficit at August 2, 1997 of $7.2 million reflects the classification of the amount outstanding under the Old Revolving Credit Facility as a current liability. The carrying value of the Old Debt Securities and debentures and related accrued interest as of August 2, 1997 is classified as liabilities subject to compromise.

                        Until the Effective Date, JPS and its operating subsidiaries (being hereinafter collectively referred to as the "Borrowing Subsidiaries") were parties to the Fourth Amended and Restated Credit Agreement, dated as of June 24, 1994, as amended (the "Restated Credit Agreement"), by and among the financial institutions party thereto, Citibank, N.A. ("Citibank"), as administrative agent and co-agent, and General Electric Capital Corporation ("GECC"), as collateral agent and co-agent. The Restated Credit Agreement, as amended, provided for a revolving credit loan facility and letters of credit (the "Old Revolving Credit Facility") in a maximum principal amount equal to the lesser of (a) $118 million and (b) a specified borrowing base, which was based upon eligible receivables and inventory of the Borrowing Subsidiaries (the "Borrowing Base"), except that (i) no Borrowing Subsidiary could borrow an amount greater than the Borrowing Base attributable to it, (ii) letters of credit could not exceed $15 million in the aggregate, and (iii) $20 million of the Old Revolving Credit Facility was available, not subject to the Borrowing Base, to purchase property, plant and equipment or to finance or refinance such purchases ("Capex Loans"), provided that the aggregate of all revolving credit loans, including Capex Loans, and letters of credit did not exceed the lesser of
(A) $118 million and (B) the sum of the Borrowing Base plus $25 million (subject to certain reductions).

                        On May 15, 1997, JPS, JPS Capital, and the Unofficial Bondholder Committee reached an agreement in principle on the terms of a restructuring to be accomplished under chapter 11 of the Bankruptcy Code which culminated in the Plan of Reorganization. Pursuant to the Disclosure Statement, on June 26, 1997, JPS and JPS Capital commenced a prepetition solicitation of votes by the holders of Old Debt Securities and Old Senior Preferred Stock to accept or reject the Plan of Reorganization. Under the Plan of Reorganization, the holders of Old Debt Securities and Old Senior Preferred Stock were the only holders of impaired claims and impaired equity interests entitled to receive a distribution, and therefore, pursuant to section 1126 of the Bankruptcy Code, were the only holders entitled to vote on the Plan of Reorganization. At the conclusion of the 32-day solicitation period, the Plan of Reorganization had been accepted by holders of more than 99% of the Old Debt Securities that voted on the Plan of Reorganization and by holders of 100% of the Old Senior Preferred Stock that voted on the Plan of Reorganization.

                        On August 1, 1997, JPS commenced its voluntary reorganization case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and filed the Plan of Reorganization and the Disclosure Statement. None of JPS's subsidiaries, including JPS Capital which was a co-proponent of the Plan of Reorganization, commenced a case under the Bankruptcy Code. Pursuant to orders of the Bankruptcy Court entered on September 9, 1997, the Bankruptcy Court (i) approved the Disclosure Statement and the solicitation of votes on the Plan of Reorganization and (ii) confirmed the Plan of Reorganization. The Plan of Reorganization became effective on the Effective Date resulting in, among other things, the issuance of the Common Stock.

                        Through the implementation of the Plan of Reorganization as of the Effective Date, JPS's most significant financial obligations were restructured: $240,091,318 in face amount of outstanding Old Debt Securities were converted to, among other things, $14 million in cash, 99.25% of the shares of Common Stock and $34 million in aggregate principal amount (subject to adjustment on the maturity date) of Contingent Notes; the Old Senior Preferred Stock, the Old Junior Preferred Stock and the Old Common Stock were cancelled; the New Warrants were issued in respect of the Old Senior Preferred Stock; and the obligations of the Company under its former credit facility were satisfied and the Revolving Credit Facility was obtained. JPS's senior management received approximately 0.75% of the Common Stock in lieu of payment under the contractual retention bonus agreements described in Note 9 to the Consolidated Financial Statements. As a result of the restructuring, JPS's only significant debt obligation is its guaranty of the obligations of its operating subsidiaries under the Revolving Credit Facility as discussed below.

                        JPS and the Borrowing Subsidiaries are parties to the Credit Facility Agreement, dated as of the Effective Date (the "Credit Agreement"), by and among the financial institutions party thereto, Citibank, as agent and collateral agent, and NationsBank, N.A., as co-agent. The Credit Agreement provides for a revolving credit loan facility and letters of credit (the "Revolving Credit Facility") in a maximum principal amount equal to the lesser of (a) $135 million and (b) a specified borrowing base (the "Borrowing Base"), which is based upon eligible receivables, eligible inventory and a specified dollar amount ($55,000,000 (subject to reduction) based on fixed assets of the Borrowing Subsidiaries), except that (i) no Borrowing Subsidiary may borrow an amount greater than the Borrowing Base attributable to it (less any reserves as specified in the Credit Agreement) and (ii) letters of credit may not exceed $20 million in the aggregate. The maturity date of the Revolving Credit Facility is October 9, 2002. All borrowings under the Revolving Credit Facility will initially bear interest at either (i) the Eurodollar Rate (as defined in the Credit Agreement) plus 1.5% per annum or (ii) the Base Rate (as defined in the Credit Agreement) and, thereafter, will bear interest at the Base Rate or the Eurodollar Rate plus an applicable margin (the "Applicable Margin") based upon the Company's consolidated leverage ratio (which margin will not exceed .25% for Base Rate borrowings and 1.75% for Eurodollar Rate borrowings). The Company will pay a fee of .375% per annum on the average unused commitments under the Revolving Credit Facility (reduced to .25% per annum if a specified leverage ratio is satisfied) and a letter of credit fee equal to the Applicable Margin for Eurodollar Rate borrowings.

                        The Credit Agreement contains restrictions on investments, acquisitions and dividends unless, among other things, the Company and its consolidated subsidiaries satisfy a specified pro forma fixed charge coverage ratio and maintain a specified minimum availability under the Revolving Credit Facility for a stated period of time, and are not in default under the Credit Agreement. The Credit Agreement also restricts, among other things, indebtedness, liens, affiliate transactions, operating leases, fundamental changes and asset sales other than the sale of up to $35 million of fixed assets, subject to the satisfaction of certain conditions.

                        The Credit Agreement contains financial covenants relating to minimum levels of EBITDA, minimum interest coverage ratio, minimum fixed charge coverage ratio and maximum capital expenditures.

                        The loans and extensions of credit to the Borrowing Subsidiaries under the Credit Agreement are guaranteed by JPS and its other existing subsidiaries other than JPS Capital, and are secured by the assets of JPS (excluding the stock of JPS Capital) and its existing subsidiaries other than JPS Capital.

                        The occurrence of certain events (including, without limitation, failure to pay principal or interest, failure to comply with covenants, certain defaults under or acceleration of (or right to accelerate) other indebtedness, certain events of bankruptcy or insolvency, and a "change of control" of JPS (as defined in the Credit Agreement), after any applicable notice or grace period) would constitute events of default permitting acceleration of the loans under the Credit Agreement.

INFLATION AND TAX MATTERS

The Company is subject to the effects of changing prices. It has generally been able to pass along inflationary increases in its costs by increasing the prices for its products; however, market conditions sometimes preclude this practice.

The Company recorded a net $0.3 million income tax benefit on continuing operations in Fiscal 1996. The Company had a $0.5 million deferred state tax benefit from the charge for the plant closing and writedown of certain long-lived assets. While no tax expense resulted from applying the statutory tax rate to the loss before income taxes, the Company was not able to fully offset subsidiary income in all tax jurisdictions with NOL of the Company or other subsidiaries or operating loss carryovers. As a result, a $0.2 million current year provision for state income taxes was required. During Fiscal 1994, the Company utilized approximately $141 million of NOL carryforwards to offset the gain on sale of the Automotive Assets. Income tax expense incident to the sale was reduced by approximately $49 million as a result of such utilization. Federal alternative minimum and state taxes of approximately $2.8 million were recognized as a result of the sale. Although the Company believes use of its NOL to offset the gain on the Automotive Assets will more likely than not be sustained under existing tax laws, uncertainty exists primarily due to the fact that applicable regulations under the Internal Revenue Code Section 382 have not been issued. Therefore, in accordance with provisions of the Indentures, the Company set aside, in a special-purpose subsidiary, a portion ($39.5 million) of the net proceeds from the sale of the Automotive Assets to satisfy, if necessary, these possible contingent tax liabilities. These funds have been invested in U.S. Government securities and are classified as other noncurrent assets in the Company's consolidated balance sheets. As of August 2, 1997 and November 2, 1996, the aggregate fair value of the United States Treasury Securities was approximately $48.0 million and $46.2 million, respectively. Under the terms of the Plan of Reorganization, the holders of JPS's 10.25% Notes and 10.85% Notes received $14 million in cash from these investments and Contingent Notes with an aggregate principal amount of $34 million (subject to adjustment on the maturity date), payable from these investments upon the occurrence of certain events. The respective amounts of the cash distribution and the initial principal amount of the Contingent Notes were determined based on the assumptions used to determine the original amount set aside for contingent tax liabilities related to the 1994 sale of the Company's automotive business with adjustments for certain events arising subsequent to the sale and such original determination.

The Company's existing NOL carryforwards will be substantially reduced and limited in use as a result of the implementation of JPS's Plan of Reorganization. In general, the Internal Revenue Code provides that a debtor in a bankruptcy case, such as the Company's, must reduce its tax attributes-such as its NOL carryforwards and current year NOLs, tax credits, and tax basis in certain assets-by any cancellation of indebtedness ("COD"). COD is the amount of by which the indebtedness discharged exceeds any consideration given in exchange therefor. Any reduction in tax attributes generally occurs on a separate company basis. The Company has recognized significant COD, which resulted in significant attribute reduction as a result of the exchanges which occurred under the Plan of Reorganization. Such attribute reduction substantially reduced the NOL carryforwards that might otherwise be available to offset future income.

In addition, any NOL carryforwards and certain other tax attributes remaining after the attribute reduction outlined above will be subject to the limitations imposed by Section 382 of the Internal Revenue Code. Such limitations apply on certain changes in ownership, including changes such as those occurring under the Plan of Reorganization. The effect of these limitations is to limit the utilization of the NOL carryforwards and certain built-in losses to an amount equal to the value of the Company immediately after the ownership change resulting from the consummation of the Plan of Reorganization (subject to certain adjustments) multiplied by the Federal long-term tax exempt rate. Even before giving effect to the limitations occurring under the Plan of Reorganization, due to the Company's operating history, it was uncertain that it would be able to utilize all deferred tax assets. Therefore, a valuation allowance had been provided equal to the deferred tax assets remaining after deducting all deferred tax liabilities, exclusive of those related to certain deferred state tax liabilities.

                                    BUSINESS

APPAREL FABRICS AND PRODUCTS

                        The Company is a leading manufacturer of greige goods (unfinished woven fabrics) and yarn. The Company's products are used in the manufacture of a broad range of consumer apparel products including blouses, dresses, sportswear and undergarments.

                        GREIGE GOODS. The Company produces fabrics from spun and filament yarns that are used ultimately in the manufacture of apparel such as blouses, dresses and sportswear. Greige goods are produced from rayon, acetate, polyester and cotton yarns, and are primarily sold to other textile manufacturers for use in producing printed and dyed fabrics.

                        YARN. The Company produces a variety of rayon and polyester spun yarns for its own use and for sale to manufacturers of knitted apparel.

INDUSTRIAL FABRICS AND PRODUCTS

                        COMMERCIAL ROOFING PRODUCTS. The Company is a well-established manufacturer of single-ply membrane roofs that are made from woven synthetic fabrics and rubber-based or polypropylene specialty polymer compounds which are sold principally to roofing distributors for use in both the new and replacement commercial markets.

                        OTHER BUILDING CONSTRUCTION PRODUCTS. The Company is a producer of fabrics made from glass and synthetic fibers that are used in a number of applications in the building construction industry. Products include various scrims used for wallboard tapes and certain roofing applications, and reinforcement substrates used for the installation of internal and external tiles and synthetic wall surfaces. The Company produces and sells membrane products (similar to commercial roofing products) for use in environmental containment applications such as reservoir liners and covers.

                        OTHER INDUSTRIAL PRODUCTS. The Company produces a wide variety of other industrial textile products that are used in many industries for many different end uses. Many of these products have characteristics that provide insulation or filtration properties. These specialty fabrics are used in the manufacture of such products as flame-retardant clothing, filtration products, tarpaulins, awnings, athletic tapes, printed circuit boards and advanced composites. In addition, the Company produces urethane products for use in the manufacture of various products such as athletic shoes, "bulletproof" glass, disposable intravenous bags, seamless welded drive belts and tubing.

HOME FASHION TEXTILES

                        The Company produces a variety of unfinished woven fabrics and yarns for use in the manufacture of draperies, curtains and lampshades and is a major producer of solution-dyed drapery fabrics.

OPERATIONS

                        Each operating subsidiary of the Company has individual administrative, manufacturing and marketing capabilities for all material aspects of operations, including product design, customer service, purchasing and credit and collection. Corporate support services include finance, strategic planning, legal, tax and regulatory affairs.

                        The Company's corporate headquarters is located in Greenville, South Carolina. The Company maintains a sales office in New York City for certain of its operations. Five additional regional sales offices and three distribution centers are maintained by the Company, principally for its roofing and building construction products. See "-- Property."

MANUFACTURING

                        The Company's experienced work force and wide variety of yarn-making, fabric-forming and other manufacturing equipment allow the Company to rapidly and efficiently change its product mix to meet style and seasonal requirements. The Company's activities generally encompass all phases of manufacturing its products.

                        In the manufacture of woven textile products, the Company purchases synthetic and natural fibers and spins them into yarn or purchases filament yarn for processing. In addition, the Company purchases certain spun yarns. Yarns are then coated, sized or directly woven into unfinished fabric. Upon completion of the weaving process, fabric is generally shipped to customers who dye, finish, coat and cut those fabrics for resale.

                        Single-ply membrane roofing is made by processing a Company-manufactured woven substrate with specialty polymers. Other industrial fabric products are produced from either woven fiberglass or cotton and synthetic fibers, which fibers are processed into yarn, woven and finished into fabrics by the Company. Other specialty industrial products are produced by extrusion of urethane resins.

                        The Company believes that its manufacturing facilities are sufficient for its present and reasonably foreseeable future production requirements.

RAW MATERIALS

                        The Company maintains good relationships with its suppliers and has, where possible, diversified its supplier base so as to avoid a disruption of supply. In most cases, the Company's raw materials are staple goods that are readily available from numerous domestic fiber and chemical manufacturers. For several products, however, branded goods or other circumstances prevent such a diversification, and an interruption of the supply of these raw materials could have a significant negative impact on the Company's ability to produce certain products. The Company believes that its practice of purchasing such items from large, stable companies minimizes the risk of such an interruption in supply.

MARKETING AND COMPETITION

                        The textile industry is highly competitive and includes a number of participants with aggregate sales and financial resources greater than the Company's. The Company generally competes on the basis of price, quality, design and customer service. Many companies compete in limited segments of the textile market. In recent years, a large and growing percentage of domestic consumer apparel demand has been met by foreign competitors whose products, both fabrics and garments, are imported into the United States. The Company is well positioned due to its ability to respond quickly to changing styling and fashion trends. This ability generally provides advantages for domestic textile manufacturers. Although no single company dominates the industry, most market segments are dominated by a small number of competitors. The Company believes it has a significant market share in the market for rayon and acetate apparel fabrics, rayon yarn, solution-dyed satin fabrics and quartz fabrics markets.

                        The Company's marketing efforts include the development of new product designs and styles which meet customer needs. The Company's operating units have been established suppliers to each of its markets for many years and are taking advantage of well-established customer relationships to increase product development with its customers. The "J.P. Stevens" trade name, which the Company has a non-exclusive, royalty-free license to use (see "-- Patents, Licenses and Trademarks"), is widely recognized throughout the textile industry. The Company believes that its relatively broad base of manufacturing operations provides it with a competitive advantage in developing new textile products. In addition to its direct marketing capabilities, the Company markets certain of its products through distributors.

                        The following is a discussion of marketing and competitive factors as they relate to each of the Company's segments.

APPAREL FABRICS AND PRODUCTS

                        GREIGE GOODS. The Company markets its spun and filament fabrics to converters which finish and/or dye these products prior to shipping to finished apparel manufacturers. The Company has sought to maintain a relatively high proportion of such sales in product areas where its manufacturing flexibility can provide a competitive advantage. The Company has a 50% ownership interest in a joint venture with a Mexican company involved in dyeing, printing and finishing fabrics primarily for use in Mexico. The Company expects its sales of greige goods to Mexico to grow significantly as a result of this venture.

                        YARN. The Company competes with a large number of companies which sell yarn to woven and knit goods manufacturers. Yarns are generally sold on a direct basis, and the Company believes that quality and price are the primary competitive factors.

INDUSTRIAL FABRICS AND PRODUCTS

                        CONSTRUCTION PRODUCTS. The Company markets its single-ply roofing products on a direct basis to roofing distributors. The Company competes with manufacturers of this and other types of roofing products. The Company believes that its products' ease of installation and warranty are important competitive factors.

                        OTHER PRODUCTS. Other industrial fabrics and products are marketed directly to other manufacturers and distributors. The Company believes that price and its ability to meet customer technical specifications are important competitive factors.

HOME FASHION TEXTILES

                        The Company's home fashion textile operations compete with a large number of manufacturers of similar carpet and woven fabric products. In general, product markets are differentiated on the basis of price and quality. In addition, the Company believes that design and style features are important competitive factors.

CUSTOMERS

                        No customer accounts for more than 10% of the Company's sales. However, the loss of certain customers could have a material adverse effect on sales.

PRODUCT DEVELOPMENT

                        In general, the textile industry expends its efforts on design innovation and capital expenditures for process enhancements rather than on basic research, relying on fiber suppliers or machinery manufacturers for basic research.

                        The Company's research and development activities are directed toward the development of new fabrics and styles which meet specific styling requirements (in the case of apparel and home-furnishing fabrics and products) or other specific properties such as insulation, weight, strength, filtration or laminate adherence (in the case of industrial fabrics and products). Significant time is spent by employees in activities such as meeting with stylists, designers, customers, suppliers and machinery manufacturers, as well as producing samples and running trials in order to develop new products and markets. These activities are performed at various levels and at various locations, and their specifically identifiable incremental costs are not material in relation to the Company's total operating costs.

BACKLOG

                        Unfilled open orders, which the Company believes are firm, were $74.3 million at August 2, 1997 and $52.6 million at November 2, 1996. The Company generally fills its open orders in the following twelve-month period. The increase in open orders at August 2, 1997 as compared to November 2, 1996 is primarily due to an increase in customer demand for certain apparel and cotton industrial fabrics and products and is representative of a change in the timing of the acceptance of certain orders by the Company. The Company believes that the amount of backlog provides some indication of the sales volume that can be expected in coming months, although changes in economic conditions may result in deferral or acceleration of orders which may affect sales volume for a period.

                        No significant portion of the Company's business is subject to renegotiation of profits, or termination of contracts or subcontracts at the election of the government.

PATENTS, LICENSES AND TRADEMARKS

                        Certain of the Company's products are sold under registered trademarks which have been licensed royalty-free to the Company from J.P. Stevens until May 2013, including trademarks for certain products using the "J.P. Stevens" name. Patented processes used in the manufacturing process are not a significant part of the Company's business. The Company does not license its name or products to others except for the licenses of certain tradenames granted royalty free to operations that the Company has sold.

EMPLOYEES

                        The Company currently has approximately 3,700 employees, of which approximately 3,200 are hourly and approximately 500 are salaried. Of these employees, eight are employed directly by JPS. The Company's employees are not represented by unions. The Company believes its relations with its employees are good and has not had any work stoppages or strikes.

ENVIRONMENTAL AND REGULATORY MATTERS

                        The Company is subject to various federal, state and local environmental laws and regulations concerning, among other things, the discharge, storage, handling and disposal of a variety of hazardous and nonhazardous substances and wastes. The Company's plants generate small quantities of hazardous waste that are either recycled or disposed of off-site by or at licensed disposal or treatment facilities.

                        The Company believes that it is in substantial compliance with all existing environmental laws and regulations to which it is subject. In addition, the Company is subject to liability under environmental laws relating to the past release or disposal of hazardous materials. To date, and in management's belief for the foreseeable future, liability under and compliance with existing environmental laws has not had and will not have a material adverse effect on the Company's financial or competitive positions. No representation or assurance can be made, however, that any change in federal, state or local requirements or the discovery of unknown problems or conditions will not require substantial expenditures by the Company.

SEASONALITY

                        Certain portions of the business of the Company are seasonal (principally construction products) and sales of these products tend to decline during winter months in correlation with construction activity. These declines have historically tended to result in lower sales and operating profits in the first and second quarters than in the third and fourth quarters of the Company's fiscal year.

PROPERTY

                        The following table sets forth certain information relating to the Company's principal facilities (segment information relates to principal use). All of the facilities owned or leased by the Company are used for manufacturing, except for the facility in New York, New York, which is used for sales offices. Except as noted, all of the Company's facilities are owned in fee and substantially all owned facilities are pledged as collateral under the Company's Revolving Credit Facility.


  Apparel Fabrics and Products            Industrial Fabrics and Products
--------------------------------         ---------------------------------

                        Square                                    Square
Location                Footage          Location                 Footage
--------                -------          --------                 -------

Laurens, SC             475,000          Kingsport, TN            625,000
Greenville, SC          460,000          Slater, SC               433,000
Stanley, NC             338,000          Westfield, NC            237,000
S. Boston, VA           286,000          Easthampton, MA           50,000
Rocky Mount, VA          81,000


Home Fashion Textiles                    All Segments
----------------------                   ----------------

Lincolnton, NC          387,000          New York, NY(1)           10,000

--------------------------------------------------------------------------------
(1) The New York, NY facility is leased by the Company under a lease agreement which expires on May 30, 1999.

                        The Company also leases certain other warehouse facilities, various regional sales offices, a subsidiary's corporate office and its corporate headquarters. The Company believes that all of its facilities are suitable and adequate for the current and anticipated conduct of its operations.

LEGAL PROCEEDINGS

                        The Company is involved in various legal proceedings which are routine litigations incidental to the conduct of its business or JPS's chapter 11 case. Management believes that none of this litigation, if determined adversely to the Company, would have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

                        The following table sets forth certain information with respect to the persons who are members of the Board of Directors or executive officers of JPS. Each director took office as of the Effective Date and will serve until a successor is elected and qualified or until his earlier resignation or removal.

Name                         Age       Position(s) Held
----                         ---       ----------------

Robert J. Capozzi            33        Director

Jeffrey S. Deutschman        40        Director

Nicholas P. DiPaolo          56        Director

Michael L. Fulbright         47        Director

Jerry E. Hunter              60        Chairman of the Board, Director, Chief
                                       Executive Officer and President

John M. Sullivan, Jr.        51        Director

David H. Taylor              42        Director, Executive Vice President -
                                       Finance and Secretary

                        The business experience of each of the directors and executive officers during the past five years is as follows:

                        Mr. Capozzi became a director of JPS on the Effective Date and is a Managing Director of Magten Asset Management Corp., an investment advisory firm established in 1978. Mr. Capozzi has been with Magten since 1986. Currently, Mr. Capozzi serves as a member of the Board of Directors of Magten Offshore Fund Ltd.

                        Mr. Deutschman became a director of JPS on the Effective Date and is a private investor and merchant banker. From 1992 to 1995, he was a Managing Director with Aurora Capital Partners, L.P. Prior to that, he was a Managing Director and principal of Deutschman Clayton & Company. Mr. Deutschman has been Co- Chairman of the Board of Directors of The Cherokee Group, a designer, manufacturer, and marketer of casual apparel, and an officer and director of Fair Holdings Corporation and Fair Lanes, Inc., a manager and operator of bowling centers.

                        Mr. DiPaolo became a director of JPS on the Effective Date and was Chairman of the Board, President and Chief Executive Officer of Salant Corporation, a diversified apparel company listed on the New York Stock Exchange from March 1991 until his retirement in May 1997. Prior to that, Mr. DiPaolo served as President and Chief Operating Officer of Salant Corporation since June 1988. From 1985 to 1988, Mr. DiPaolo served as President and Chief Operating Officer of Manhattan Industries, which was merged into Salant Corporation in 1988. Prior to that he was Chairman and Chief Executive Officer of the Villager, a women's sportswear company, from 1979 to 1985. Mr. DiPaolo has served on the Board of Directors of Manhattan Far East, a trading company based in Hong Kong. He is also a member of the Board of Directors of the American Apparel Manufacturers Association and other industry associations.

                        Mr. Fulbright became a director of JPS on the Effective Date and has served as President and Chief Executive Officer of The Bibb Company, a diversified textile company, since August 1996. Prior to that, he served as President of the Denim Division of Cone Mills, Inc. from December 1994 to August 1996. Prior to that, Mr. Fulbright was employed with Springs Industries, serving as President of the Greige Manufacturing Division from August 1992 to November 1994, as President of Wamsutta/Pacific Home Products from July 1986 to July 1992, and as Executive Vice President of Wamsutta/Pacific Home Products from December 1985 to July 1986. Prior to that, Mr. Fulbright was employed by M. Lowenstein Corporation and WestPoint Pepperell.

                        Mr. Hunter was appointed as a director of JPS on April 6, 1993 and as Chief Executive Officer of JPS on November 29, 1994. Mr. Hunter has served as President of JPS since September 1988. Prior to that time, from May 1988 to September 1988, he was Executive Vice-President - Operations. In addition, on January 18, 1994, Mr. Hunter was appointed as Chief Operating Officer of JPS Converter and Industrial Corp., a wholly owned subsidiary of JPS, and he also serves as a Vice-President of each of JPS's subsidiaries. From April 1986 to May 1988, he was Vice-President - Technical Services at J.P. Stevens. From March 1983 to March 1986, he was Senior Vice-President at Cannon Mills, Inc., a textile manufacturer. Prior to March 1983, he was employed by Springs Industries, a textile manufacturer, for 21 years.

                        Mr. Sullivan became a director of JPS on the Effective Date and has served as President of American Silk Mills Corp. since 1985, as President and Chief Executive Officer of Gerli & Co., Inc. since 1987, as President of International Silk Association (USA), N.Y., N.Y. since 1988, and as Co-Chairman of the Home Furnishings Committee, I.S.A., Lyons France, since 1995. From 1987 to 1991, Mr. Sullivan served as President of Cheney Brothers Inc. Prior to that, he served as Executive Vice President (Merchandising, Marketing & Sales) of Gerli & Co., Inc. from 1984 to 1987. Prior to that, Mr. Sullivan served as President of A.H. Rice Company Inc., Pittsfield, Massachusetts from 1982 to 1989, as Vice President of Marketing and Sales for Gerli & Co., Inc. from 1979-1982, and as Sales Manager of American Silk Mills Corp. from 1974 to 1979.

                        Mr. Taylor was appointed as a director of JPS on April 15, 1993. Mr. Taylor has served as Executive Vice-President - Finance and Secretary of JPS since June 1991, and prior thereto he was Controller and Assistant Secretary of JPS since May 1988. Prior to that time, he was a Senior Manager at Deloitte Haskins & Sells, a public accounting firm, by which he was employed from June 1977 through May 1988. In addition, Mr. Taylor serves as a Vice-President and Assistant Secretary of each of JPS's subsidiaries.

                        None of the directors or executive officers listed herein is related to any other such director or executive officer.

COMMITTEES OF THE BOARD OF DIRECTORS

                        Prior to the Effective Date, the Compensation Committee of the Board of Directors consisted of certain members of the Board of Directors of JPS who, as of the Effective Date, were replaced by the current Board of Directors of JPS.

                        The Board of Directors will establish an Audit Committee and a Compensation Committee.

                        The Audit Committee, which will consist of certain non-employee directors of JPS, will, among other things, make recommendations to the Board of Directors regarding the independent auditors to be nominated for ratification by the stockholders, review the independence of such auditors, approve the scope of the annual activities of the independent auditors and review audit results.

                        The Compensation Committee, which will consist of certain non-employee directors of JPS, will recommend to the Board of Directors compensation plans and arrangements with respect to the Company's executive officers and key personnel.

EXECUTIVE COMPENSATION

Summary of Compensation

                        The following summary compensation table sets forth information concerning compensation for the last three years for services in all capacities awarded to, earned by or paid to JPS's Chief Executive Officer and the five other most highly compensated executive officers of JPS during Fiscal 1996.


                           SUMMARY COMPENSATION TABLE
                           --------------------------


Name and                                                       Annual Compensation                         All Other
Principal Position              Year                     Salary                   Bonus                 Compensation(2)
------------------              ----               -------------------            -----                 ---------------

Jerry E. Hunter                 1996               $       332,025         $         -                  $      3,371
 Chairman of the Board,         1995                       306,075              195,902                        3,228
 President and Chief            1994                       291,500              292,793                        5,219
 Executive Officer

Carl Rosen                      1996                       251,875                   -                         3,131
 President, JPS Converter       1995                       243,750               83,000                        3,046
 & Industrial Corp.(1)          1994                       217,708               60,000                        4,354

David H. Taylor                 1996                       204,783                   -                         2,291
 Executive Vice                 1995                       196,350              118,139                        2,238
 President-                     1994                       187,000              162,631                        3,271
  Finance and Secretary

Monnie L. Broome                1996                       162,775                   -                         2,295
 Vice President-Human           1995                       155,925               91,822                        2,250
 Resources                      1994                       148,500              122,590                        3,029

Bruce R. Wilby                  1996                       161,474               57,761                        6,040
 President, JPS                 1995                       140,359                   -                         5,591
 Elastomerics Corp.(1)          1994                       139,669               75,000                        6,173

Heyward D. Maddox               1996                       124,813               93,249                        2,258
 Vice President-                1995                       119,242                   -                         1,724
 Sales and Marketing,           1994                       114,321               54,000                        1,530
 JPS Converter &
 Industrial Corp.(1)

(1) Such executive officer of a JPS subsidiary performs certain policy-making functions for that subsidiary and is therefore included herein pursuant to Item 402(a)(3) of Regulation S-K and Rule 36-7 under the Exchange Act.

(2) Employer-matching 401(k) plan contribution, employer-provided life insurance premiums and imputed lease value of company-provided automobiles.


AGREEMENTS WITH EXECUTIVE OFFICERS

                        On the Effective Date, JPS entered into an employment agreement with Jerry E. Hunter. The agreement, which provides that Mr. Hunter will serve as President and Chief Executive Officer of JPS until the third anniversary of the Effective Date (the "Termination Date"), shall automatically be extended on an annual basis following the Termination Date unless either party elects in advance not to extend the employment period. The initial base salary under the agreement is $380,000 and may be increased but not reduced over the term of the agreement. In addition, under the new employment agreement, on the Effective Date Mr. Hunter received a retention grant cash payment of $256,274 and 32,852 shares of Common Stock. Mr. Hunter is eligible for an annual bonus up to 50% of base salary based upon the Company's attainment of certain performance goals specified in the 1997 Management Incentive Bonus Plan. If JPS terminates Mr. Hunter's employment for reasons other than for cause (as defined in the agreement), he will be entitled to severance benefits equal to (i) his annual base salary continued through the Termination Date or for one year from the date of termination, if later, (ii) his target annual bonus continued through the Termination Date or for one year, if greater and (iii) continuation of all health and life insurance benefits for up to twenty-four months following the termination of employment. In the event JPS reduces Mr. Hunter's base salary or bonus, materially changes the requirements of his position or requires that he relocate his principal residence, or in the event Mr. Hunter elects to terminate his employment no earlier than six months following a change in control (as defined in the agreement), Mr. Hunter may voluntarily terminate his employment with JPS with such termination being treated, for purposes of severance benefits, as a termination by JPS.

                        On the Effective Date, JPS entered into substantially similar employment agreements with David H. Taylor and Monnie L. Broome, with Mr. Taylor serving as Executive Vice President-Finance and Secretary of JPS and Mr. Broome serving as Vice President-Human Resources of JPS. Under the agreements, base salary for Mr. Taylor is $225,000 and for Mr. Broome is $180,000. In addition, under the new employment agreements, Mr. Taylor received a retention grant cash payment of $163,694 and 20,984 shares of Common Stock and Mr. Broome received a retention grant cash payment of $115,531 and 14,810 shares of Common Stock. Each of Mr. Taylor and Mr. Broome is also eligible for an annual bonus of up to 50% of his salary based upon the Company's attainment of certain performance goals specified in the 1997 Management Incentive Bonus Plan. The new employment agreements of Mr. Taylor and Mr. Broome do not provide that within six months following a change in control, Mr. Taylor or Mr. Broome (as the case may be) may voluntarily terminate their employment with JPS, with such termination being treated, for purposes of severance benefits, as a termination by JPS.

RETIREMENT PENSION PLAN

                        The Company maintains a retirement pension plan for substantially all employees (the "Pension Plan"), including its salaried employees. The Pension Plan is a defined benefit pension plan providing a formula benefit with contributions determined on an actuarial basis. The Pension Plan generally covers all employees 21 years of age or older who have completed one year of service with the Company. The Pension Plan generally takes into account annual compensation earned under certain predecessor plans of J.P. Stevens.

                        The following table indicates the approximate amounts of annual retirement income that would be payable to a salaried employee under the Pension Plan based on the compensation levels and years of credited service shown. There would be no social security or other offset deducted from the amounts shown.
                                       44

                               PENSION PLAN TABLE*


                                Years of Service
                   -------------------------------------------------------------

  Remuneration     15 Years       20 Years      25 Years    30 Years    35 Years
  ------------     --------       --------      --------    --------    --------

  $125,000           $20,018      $26,691         $33,364    $40,036    $46,709

  $150,000 and        24,518       32,691          40,864     49,036     57,209
  above


                 *Assumes individual retires at age 65 in 1996 with the indicated years of service and compensation. The social security integration level of such individuals would be $27,576. The social security integration level is adjusted annually.

                 Credited years of service for benefit accrual under the Pension Plan as of November 2, 1996 for the following executive officers are:

      Jerry E. Hunter..................................10 years
      Carl Rosen........................................5 years
      David H. Taylor...................................8 years
      Monnie L. Broome..................................8 years
      Bruce R. Wilby...................................21 years
      Heyward D. Maddox................................28 years

                        Annual retirement benefits for salaried employees are generally computed as the sum of 0.6% of a participants average compensation (the annual average of five consecutive, complete plan years of highest compensation during the last 10 plan years of service) multiplied by the years of benefit service plus 0.6% of a participants compensation which exceeds the Participant's Social Security Integration Level (equal to $27,576 in 1996) multiplied by the participant's years of benefit service. The Pension Plan provides that each participant's benefits fully vest after five years of service or the attainment of age 55.

                        This table may understate the benefits available to certain participants because salaried employees who were covered by the Pension Plan before July 1, 1989 are entitled to the greater of the benefit formula noted above or the prior benefit formula, plus additional accrued benefits under the new formula since July 1, 1989. Under the prior formula, a participant's annual pension payable as of normal retirement age was equal to 1% of the portion of "final average compensation" which was equal to the "social security integration level" in effect for the year of retirement, plus 1.5% of the portion of the participant's final average compensation in excess of the social security integration level, the sum of which was multiplied by the number of years of credited service not exceeding 35. In addition, as noted below, the table assumes that covered compensation was limited to the current allowable amount for all years while benefits may have been accrued in years when limitations were higher.

                        Compensation covered by the Pension Plan consists of all payments made to a participant for personal services rendered as an employee of the Company which are subject to federal income tax withholding, excluding imputed income attributable to certain fringe benefit programs. In accordance with the Revenue Reconciliation Act of 1993 with respect to salaried employees, plan compensation covers up to a maximum of $150,000 as adjusted per individual for the plan year beginning November 1, 1994. Plan compensation was subject to substantially higher limits in previous years ($235,840 for 1994). The amounts shown are also subject to possible maximum limitations under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), and are subject to possible reduction for amounts payable under other Company qualified plans.

1997 MANAGEMENT INCENTIVE BONUS PLAN

                        The Company's 1997 Management Incentive Bonus Plan provides incentives for key management employees of the Company and its subsidiaries based upon the financial performance of the Company. The plan is designed to provide incentives to maximize operating earnings while minimizing the net assets required to generate those earnings. Targets are set annually for operating earnings (defined as EBITDA before bonus expense and restructuring and reorganization expenses) and net assets employed (defined as average total assets less average current liabilities other than debt-related liabilities such as accrued interest) for each fiscal year and for each operating subsidiary. If actual operating earnings and net assets employed are equal to the targets, a targeted bonus is paid to each participant. To the extent actual operating earnings are greater than the target, amounts in excess of the targeted bonuses are paid to each participant. Likewise, operating earnings lower than target result in a bonus payment that is less then the targeted bonus. A participant's bonus is reduced to zero if actual operating earnings are 80% of target or less. The operating earnings target is adjusted up or down by 12.5% of the excess or deficiency of actual net assets employed compared to the target for net assets employed. Targeted bonus amounts expressed as a percentage of salary for participants in the plan range from 15% to 50%. Individuals listed on the Summary Compensation Table have targeted bonus amounts equal to 50% of salary.

1997 INCENTIVE AND CAPITAL ACCUMULATION PLAN

                        The Company's Incentive and Capital Accumulation Plan (the "Incentive Plan") is intended to provide incentives that will attract, retain, and motivate highly competent individuals as key employees of the Company and its subsidiaries, by providing them with opportunities to acquire shares of Common Stock or monetary payments based on the value of such shares. Pursuant to the Incentive Plan, approximately 853,485 shares of Common Stock are reserved for issuance to salaried key employees and non-employee directors of the Company pursuant to benefits in the form of stock options, stock appreciation rights, stock awards, performance awards, and stock units that may be granted by the compensation committee comprised of disinterested members of the Company's Board of Directors. The Incentive Plan will terminate on the tenth anniversary of its adoption.

                        Options to acquire approximately 586,990 of the shares reserved pursuant to the Incentive Plan will be granted to members of senior management of the Company as of the last day of Company's 1997 fiscal year. There may be different types of stock options, including among other types, performance options, which vest upon achievement of specified corporate performance goals, time vesting options, which vest solely on the lapse of time, or a combination of the two. The options will be exercisable according to the vesting schedule set forth in the individual grant letters approved by the Compensation Committee.

                        In the event the employment of any of Jerry E. Hunter, David H. Taylor or Monnie L. Broome, is terminated by the Company without "cause" or by such employee for "good reason" (as such terms are defined in each such employee's employment agreement), such employee's rights immediately will be fully vested in 100% of the shares granted to him.

COMPENSATION OF DIRECTORS

                        Each director who is not an employee of the Company will be paid $20,000 annually for his services as a director, $1,200 for attendance at each meeting of the Board of Directors and each committee meeting which does not occur in conjunction with a directors' meeting, and $1,000 annually for his or her services as the chairman of any committee. In addition, each non-employee director received on the Effective Date a grant of options to purchase 25,000 shares of common stock of JPS (other than Robert J. Capozzi who has waived his right to receive such options) at an exercise price based on the per share price of the Common Stock as of the Effective Date (which was $12.33 per share). With respect to the options granted to each non-employee director on the Effective Date, options to purchase 5,000 shares of common stock of JPS vested on the Effective Date and with respect to the balance of the options so granted, options to purchase 5,000 shares of common stock of JPS will vest on each of the first, second, third and fourth anniversaries of the Effective Date. Moreover, non-employee directors are eligible to participate in the Incentive Plan. Under the Incentive Plan each non-employee director appointed subsequent to the Effective Date will receive on the date such director is appointed (the "Appointment Date") a grant of options to purchase 25,000 shares of common stock of JPS at an exercise price based on the per share price of the common stock of JPS as of the

Appointment Date. With respect to the options granted to each non-employee director appointed subsequent to the Effective Date, options to purchase 5,000 shares of common stock of JPS will vest on the applicable Appointment Date and with respect to the balance of the options so granted, options to purchase 5,000 shares of common stock of JPS will vest on each of the first, second, third and fourth anniversaries of such Appointment Date.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT


                        Based upon information known to JPS as of October 9, 1997, the following table projects the ownership of the shares of Common Stock issued and outstanding as of the Effective Date by (a) each person or group that is projected by JPS to become the owner of more than 5% of such shares on such date, (b) each director of JPS on such date and (c) all directors of JPS as a group on such date.

                                     Common Stock(1)
                                     ---------------
Name of 5%               Number of                Percent of
 Beneficial Owner         Shares                     Class
-----------------         ------                     -----


                        As the Common Stock was issued on the Effective Date,
            JPS is unable to determine at this time all of the information required to be disclosed herein, other than as set forth below. JPS will make such information publicly available, through an appropriate filing with the Commission, once such information is known to it.

                                       Number of                Percent of
Directors                               Shares                     Class
---------                              ----------                ----------

Robert J. Capozzi(2)                             0                         0%

Jeffrey S. Deutschman                        5,000(3)                   0.05%

Nicholas P. DiPaolo                          5,000(3)                   0.05%

Michael L. Fulbright                         5,000(3)                   0.05%

Jerry E. Hunter                             32,852                      0.31%

John M. Sullivan                             5,000(3)                   0.05%

David H. Taylor                             20,984                      0.20%

Directors and executive                     75,836                      0.70%
  officers as a group

----------------------------------

(1) After giving effect to (i) the exercise in full of the New Warrants to be issued on the Effective Date and (ii) the exercise in full of all options to purchase shares of common stock of JPS which will have vested on the Effective Date (if any).

(2) Mr. Capozzi has informed JPS that he will waive his entitlement to receive any options to purchase shares of common stock of JPS to which each non-employee director will be entitled on the Effective Date. See "MANAGEMENT -- Compensation of Directors."

(3) Represents options granted to non-employee directors of JPS on the Effective Date. See "MANAGEMENT -- Compensation of Directors."

                         DESCRIPTION OF THE COMMON STOCK

                        JPS's Restated Certificate of Incorporation authorizes the issuance of 22,000,000 shares of common stock, par value $0.01 per share, of which 10,000,000 shares are issued and outstanding as of the date hereof.

                        The Amended and Restated By-laws of JPS (the "By-laws") provide that the holders of shares of common stock of JPS will be entitled to one vote, in person or by proxy, for each share on all matter submitted to a vote of JPS's stockholders. Except as the General Corporation Law of the State of Delaware (the "General Corporation Law") or JPS's Restated Certificate of Incorporation may otherwise provide, the holders of a majority in voting power of the issued and outstanding shares of capital stock of JPS entitled to vote shall constitute a quorum at a meeting of stockholders for the transaction of any business. Under the By-laws, the stockholders present may adjourn the meeting despite the absence of a quorum. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholder. The By-laws provide that directors of JPS will be elected by a plurality of the votes of the shares entitled to vote in the election of directors. There is no provision in the Restated Certificate of Incorporation for cumulative voting with respect to the election of directors of JPS. Under the By-laws, any action required or permitted to be taken by the stockholders of JPS may be effected at a duly called annual or special meeting of such stockholders, or may be effected, excepted as otherwise required by the General Corporation Law or the Restated Certificate of Incorporation, by a consent in writing by such stockholders, setting forth the action so taken. The By-laws provide that except as otherwise provided by the General Corporation Law, special meetings of stockholders of JPS may be called only by the Board of Directors or by stockholder holding together at least 25% in voting power of all the shares of JPS entitled to vote at the meeting. Under the By-laws, subject to the provisions of the General Corporation Law and the Restated Certificate of Incorporation, dividends on the shares of capital stock of JPS may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of stock of JPS, unless otherwise provided by the General Corporation Law or the Restated Certificate of Incorporation. The shares of Common Stock will have no preemptive or conversion rights, redemption rights or sinking fund provisions and will not be subject to calls, assessments or rights of redemption by JPS.

                               REGISTRATION RIGHTS

                        Pursuant to the terms of a registration rights agreement dated the Effective Date (the "Registration Rights Agreement"), among JPS and the initial holders of the Common Stock, JPS has agreed to use commercially reasonable efforts to file this registration statement with the Commission registering the Common Stock pursuant to a "shelf registration" within five days following the Effective Date, to cause this registration statement to become effective within 60 days thereafter, and to keep such shelf registration continuously effective for three years, subject to the right to suspend the use of the prospectus constituting part of this registration statement for designated corporate purposes specified therein. Thereafter, holders who did not resell Common Stock during the three-year period, but whose resales would have been covered by this registration statement, will be entitled to exercise, over a two-year period, up to three demand registrations and will be entitled to piggyback registration rights as well during such period. In the event that the shelf registration does not become effective within 60 days after the date of the initial filing of this registration statement with the Commission, holders of Registrable Common Stock (as defined in the Registration Rights Agreement) whose resales would have been covered by this registration statement will be entitled to exercise, over a two-year period, up to four demand registrations and will be entitled to piggyback registration rights as well during such period.

                       DESCRIPTION OF THE CREDIT FACILITY

                        JPS and the Borrowing Subsidiaries are parties to the Credit Facility Agreement, dated as of the Effective Date (the "Credit Agreement"), by and among the financial institutions party thereto, Citibank, as agent and collateral agent, and NationsBank, N.A., as co-agent. The Credit Agreement provides for a revolving credit loan facility and letters of credit (the "Revolving Credit Facility") in a maximum principal amount equal to the lesser of (a) $135 million and (b) a specified borrowing base (the "Borrowing Base"), which is based upon eligible receivables and eligible inventory of the Borrowing Subsidiaries and a specified dollar amount ($55,000,000 (subject to reduction) based on fixed assets of the Borrowing Subsidiaries), except that (i) no Borrowing Subsidiary may borrow an amount greater than the Borrowing Base attributable to it (less any reserves as specified in the Credit Agreement) and
(ii) letters of credit may not exceed $20 million in the aggregate. The maturity date of the Revolving Credit Facility is October 9, 2002. All borrowings under the Revolving Credit Facility will initially bear interest at either (i) the Eurodollar Rate (as defined) plus 1.5% per annum or (ii) the Base Rate (as defined) and, thereafter, will bear interest at the Base Rate or the Eurodollar Rate plus an applicable margin (the "Applicable Margin") based upon the

Company's leverage ratio (which margin will not exceed .25% for Base Rate borrowings and 1.75% for Eurodollar Rate borrowings). The Company will pay a fee of .375% per annum on the average unused commitments under the Revolving Credit Facility (reduced to .25% per annum if a specified leverage ratio is satisfied) and a letter of credit fee equal to the Applicable Margin for Eurodollar Rate borrowings.

                        The Credit Agreement contains restrictions on investments, acquisitions and dividends unless, among other things, the Company and its consolidated subsidiaries satisfy a specified pro forma fixed charge coverage ratio and maintain a specified minimum availability under the Revolving Credit Facility for a stated period of time, and are not in default under the Credit Agreement. The Credit Agreement also restricts, among other things, indebtedness, liens, affiliate transactions, operating leases, fundamental changes and asset sales other than the sale of up to $35 million of fixed assets, subject to the satisfaction of certain conditions.

                        The Credit Agreement contains financial covenants relating to minimum levels of EBITDA, minimum interest coverage ratio, minimum fixed charge coverage ratio and maximum capital expenditures.

                        The loans and extensions of credit to the Borrowing Subsidiaries under the Credit Agreement are guaranteed by JPS and its existing subsidiaries other than JPS Capital, and are secured by the assets of JPS (excluding the stock of JPS Capital) and its existing subsidiaries other than JPS Capital.

                        The occurrence of certain events (including, without limitation, failure to pay principal or interest, failure to comply with covenants, certain defaults under or acceleration of (or right to accelerate) other indebtedness, certain events of bankruptcy or insolvency, and a "change of control" of JPS (as defined), after any applicable notice or grace period) would constitute events of default permitting acceleration of the loans under the Credit Agreement.

                              SELLING STOCKHOLDERS

                        The following tables provide certain information with respect to the Common Stock held by each Selling Stockholder as of October __, 1997. Except as otherwise noted elsewhere in this Prospectus, none of the Selling Stockholders has held any position, office, or other material relationship with JPS or any of its predecessors or affiliates within the past three years other than as a result of the ownership of the Common Stock. The Common Stock registered under the Registration Statement of which this Prospectus is a part may be offered from time to time by the Selling Stockholders named below:


                                                       NUMBER OF
                                                        SHARES
                                                       OWNED AND
                                                      REGISTERED
SELLING SECURITYHOLDER                                 HEREUNDER
----------------------                                -----------


                        As the Common Stock was issued on the Effective Date,
            JPS is unable to determine at this time the information required to be disclosed herein. JPS will make such information publicly available, through an appropriate filing with the Commission, once such information is known to it.

                              PLAN OF DISTRIBUTION

                        The Company will not receive any proceeds from the Offering. The Common Stock may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, any of the Selling Stockholders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom they may act as agent. The Selling Stockholders and any such underwriters, dealers or agents who participate in the distribution of the Common Stock may be deemed to be underwriters, and any profits on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent Selling Stockholders may be deemed to be underwriters, such Selling Stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. At any time a particular offer of the Common Stock is made, if required, a Prospectus Supplement will be distributed that will set forth the aggregate amount of the Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Under guidelines adopted by the National Association of Securities Dealers, Inc. ("NASD"), the maximum commission that any NASD member firm can receive in connection with a distribution of the Common Stock, without further approval from the NASD, is 8%. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

                        The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and underwriters or dealers.

                        To the Company's knowledge, no firm presently intends to make a market in the Common Stock. Prior to this offering, there has been no public or secondary market for the Common Stock, and there can be no assurance that an active public or secondary market will develop for any of the Common Stock. [To be updated]

                        Pursuant to the Registration Rights Agreement, JPS will pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock to the public other than commissions, fees and discounts of underwriters, dealers or agents. Under the Registration Rights Agreement, the Selling Stockholders and any underwriter they may utilize will be indemnified by JPS against certain civil liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

                        Certain legal matters in connection with the Common Stock offered hereby will be passed upon for JPS by Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.


                                     EXPERTS

                        The Consolidated Financial Statements included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                             JPS TEXTILE GROUP, INC.

                                                                                  Page
                                                                                  ----

Independent Auditors' Report....................................................   F-2

Consolidated Balance Sheets as of October 28, 1995, November 2,
     1996, and August 2, 1997 (unaudited).......................................   F-3

Consolidated Statements of Operations for the fiscal years ended October 29,
     1994, October 28, 1995 and November 2, 1996 and the nine months ended July
     27, 1996 and August 2, 1997
     (unaudited)................................................................   F-5

Consolidated Statements of Senior Redeemable Preferred Stock and Shareholders'
     Equity (Deficit) for October 30, 1993, October 29, 1994, October 28, 1995,
     November 2, 1996 and August 2, 1997
     (unaudited)................................................................   F-6

Consolidated Statements of Cash Flows for fiscal years ended October 29, 1994,
     October 28, 1995 and November 2, 1996 and
     nine months ended July 27, 1996 and August 2, 1997 (unaudited).............   F-7

Notes to Consolidated Financial Statements......................................   F-8



                          INDEPENDENT AUDITORS' REPORT

JPS Textile Group, Inc.:

We have audited the accompanying consolidated balance sheets of JPS Textile Group, Inc. and subsidiaries (the "Company") as of November 2, 1996 and October 28, 1995, and the related consolidated statements of operations, senior redeemable preferred stock and shareholders' equity (deficit), and cash flows for each of the three years in the period ended November 2, 1996. Our audits also included the financial statement schedule listed in the index at page S-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at November 2, 1996 and October 28, 1995, and the results of its operations and its cash flows for each of the three years in the period ended November 2, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements for the years ended November 2, 1996 and October 28, 1995 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the consolidated financial statements, the Company has had recurring net losses from continuing operations since inception, has a net shareholders' deficiency, is in default on its senior subordinated discount notes, the senior subordinated notes and the subordinated debentures and, under certain conditions, the Company's senior revolving credit facility expires on March 1, 1997. The events of default entitle the holders of these debt securities to accelerate payment on such debt. The Company's default on its notes and debentures, its inability to service its debt without a restructuring thereof, the uncertainty of the Company's ability to restructure its notes and debentures and to meet the requirements for extension of its senior revolving credit facility or to obtain alternative sources of financing as described in Note 14 raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Greenville, South Carolina
January 17, 1997

                             JPS TEXTILE GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS
                        (In Thousands Except Share Data)
                                                                                                    Debtor-in-
                                                                                                    Possession
                                                       10/28/95               11/2/96                 8/2/97
                                                       --------               --------              -----------
                                                                                                    (Unaudited)

ASSETS

CURRENT ASSETS:
   Cash                                            $        1,352       $        1,460            $       1,229
   Accounts receivable, less allowance of
   $2,131 in 1995 and $2,511 in 1996 (Note 6)              88,186               75,166                   63,565
   Inventories (Notes 5 and 6)                             48,729               48,374                   54,091
   Prepaid expenses and other                               2,545                1,967                    2,685
   Net assets held for sale (Note 3)                       28,932               -                         -
                                                   --------------       --------------                ---------
 Total current assets                                     169,744              126,967                  121,570

PROPERTY, PLANT AND EQUIPMENT,
   net (Notes 5 and 6)                                    161,436              124,004                  117,188

EXCESS OF COST OVER FAIR VALUE OF
   NET ASSETS ACQUIRED, less
   accumulated amortization of $6,877
   in 1995 and $7,860 in 1996                              31,489               30,506                   29,782

OTHER ASSETS (Notes 5, 9, 10 and 13)                       50,153               54,450                   53,757
                                                   --------------       --------------            -------------
   Total assets                                    $      412,822       $      335,927            $     322,297
                                                   ==============       ==============            =============





LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)


                                                                                                                     Debtor-in-
                                                                                                                     Possession
                                                                         10/28/95                 11/2/96              8/2/97
                                                                         --------                 -------            ------------
CURRENT LIABILITIES:                                                                                                 (unaudited)
   Accounts payable                                                 $       29,754         $        24,708         $        20,621
   Accrued interest                                                          9,895                   9,608                     234
   Accrued salaries, benefits and withholdings (Note 9)                     11,503                  10,440                   9,628
   Other accrued expenses (Notes 5, 9 and 11)                               12,699                  13,987                  11,916
   Senior credit facility, revolving line of credit (Note 6)                -                       85,639                  84,729
   Current portion of long-term debt (Note 6)                                2,770                 240,451                   2,150
                                                                    --------------         ---------------         ---------------
   Total current liabilities                                                66,621                 384,833                 129,278

LONG-TERM DEBT (Note 6)                                                    327,668                   4,226                   2,876

DEFERRED INCOME TAXES (Note 8)                                               4,165                   3,665                   3,665

OTHER LONG-TERM LIABILITIES (Notes 5, 9 and 10)                             23,242                  19,513                  19,827
                                                                    --------------        ----------------         ---------------
   Total liabilities not
         subject to compromise                                             421,696                 412,237                 155,646
                                                                    --------------         ---------------         ---------------

LIABILITIES SUBJECT TO COMPROMISE                                              -                       -                   271,082
                                                                    --------------         ---------------         ---------------
   Total liabilities                                                       421,696                 412,237                 426,728
                                                                    --------------         ---------------         ---------------

COMMITMENTS AND CONTINGENCIES (Notes 4, 6, 8 and 9)

SENIOR REDEEMABLE PREFERRED STOCK,
   redemption value of $51,324 in 1995
   and $54,520 in 1996 (Note 7)                                             28,171                  32,676                  36,504
                                                                    ----------------       ---------------         ---------------

SHAREHOLDERS' EQUITY (DEFICIT) (Note 7)
   Junior preferred stock                                                      250                     250                     250
   Common stock:
      Class A, 490,000 shares issued and outstanding                             5                       5                       5
      Class B, 510,000 shares issued and outstanding                             5                       5                       5
   Additional paid-in capital                                               29,613                  25,108                  21,280
   Deficit                                                                 (66,918)               (134,354)               (162,475)
                                                                    --------------         ---------------         ---------------
   Total shareholders' deficit                                             (37,045)               (108,986)               (140,935)
                                                                    --------------         ---------------         ---------------
   Total                                                            $      412,822         $       335,927         $       322,297
                                                                    ==============         ===============         ===============


See notes to Consolidated Financial Statements.

JPS TEXTILE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands Except Per Share Data)
                                                                                    Fiscal Year End           Nine Months Ended
                                                                                    ---------------           ----------------------

                                                                                                                         Debtor-in-
                                                                                                                          Possession
                                                                   10/29/94       10/28/95    11/2/96        7/27/96        8/2/97
                                                                   --------       --------    --------       -------     -----------
                                                                                                                   (Unaudited)

Net sales                                                        $    461,871  $   472,565  $   448,824   $  333,444   $   301,188
Cost of sales                                                         397,921      406,070      397,804      294,635       258,654
                                                                 ------------  -----------  -----------   ----------   -----------
Gross profit                                                           63,950       66,495       51,020       38,809        42,534
Selling, general and administrative expenses (Note 11)                 39,805       39,586       40,579       30,601        29,863
Other expense, net (Notes 9 and 10)                                     2,914        6,248        2,498        2,078           485
Charges for plant closing, loss on sale of certain operations
       and writedown of certain long-lived assets (Note 4)             -            -            30,028       30,055            --
                                                                 ------------  -----------  -----------   ----------   -----------
Operating profit (loss)                                                21,231       20,661      (22,085)     (23,925)       12,186
Valuation allowance on Gulistan securities (Note 3)                     -            -           (4,242)      (5,463)       (5,070)
Interest income                                                           749        2,821        2,856        2,102         2,232
Interest expense (Note 6)                                             (55,570)     (39,946)     (40,510)     (29,647)      (30,309)
Debt restructuring fees and expenses (Note 1)                          -            -            (2,255)        (902)       (6,476)
                                                                 ------------  ------------ -----------   ----------   -----------
Loss before income taxes, discontinued operations,
       extraordinary items and cumulative effects
       of accounting changes                                          (33,590)     (16,464)     (66,236)     (57,835)      (27,437)
Provision (benefit) for income taxes (Note 8)                           2,800        1,200         (300)        (374)          684
                                                                 ------------  ------------ ------------  ----------   -----------
Loss before discontinued operations, extraordinary items
       and cumulative effects of accounting changes                   (36,390)     (17,664)     (65,936)     (57,461)      (28,121)
Discontinued operations:
       Income (loss) from discontinued operations                      23,628       (7,079)      -            -             -
       Net gain (loss) on sales of discontinued operations, net
            of taxes of $2,800 in 1994 and $100 in 1995 (Note 3)      132,966      (26,241)      (1,500)      (1,500)       -
                                                                 ------------  -----------  -----------   ----------   -----------
Income (loss) before extraordinary items and
            cumulative effects of accounting changes                  120,204      (50,984)     (67,436)     (58,961)      (28,121)
Extraordinary gain (loss) on early extinguishment of debt,
       net of taxes of $600 in 1995 (Note 6)                           (7,410)      20,120       -            -             -
Cumulative effects of accounting changes (Note 10)                       (708)      -            -
                                                                 ------------  ------------  -----------
Net income (loss)                                                     112,086      (30,864)     (67,436)     (58,961)      (28,121)
Senior redeemable preferred stock in-kind
       dividends and discount accretion (Note 7)                       (3,333)      (3,831)      (4,505)      (3,301)       (3,827)
                                                                 ------------  -----------  ------------  ----------   -----------
Income (loss) applicable to common stock                         $    108,753  $   (34,695) $   (71,941)  $  (62,262)  $   (31,948)
                                                                 ============  ===========  ===========   ==========   ===========

Weighted average number of common shares outstanding                1,000,000    1,000,000    1,000,000    1,000,000     1,000,000
                                                                 ============  ===========  ============   ==========   ===========

Earnings (loss) per common share:
       Loss before discontinued operations, extraordinary
            items and cumulative effects of accounting
            changes                                              $    (39.73) $    (21.50)   $  (70.44) $     (60.76)    $ (31.95)
       Discontinued operations:
            Income (loss) from discontinued operations                 23.63        (7.08)         -             -           -
            Net gain (loss) on sales of discontinued operations       132.97       (26.24)       (1.50)        (1.50)        -
                                                                 -----------  -----------    ------------  -----------  ----------
       Income (loss) before extraordinary items and cumulative
            effects of accounting changes                             116.87       (54.82)      (71.94)       (62.26)      (31.95)
       Extraordinary gain (loss) on early extinguishment of debt       (7.41)       20.12          -              -           -
       Cumulative effects of accounting changes                        (0.71)          -           -              -           -
                                                                 -----------  --------------------------   -----------   ----------
       Net income (loss)                                         $    108.75  $    (34.70) $    (71.94)  $   (62.26)  $   (31.95)
                                                                 ===========   =========== ==============  ===========   ==========



JPS TEXTILE GROUP, INC.

CONSOLIDATED STATEMENTS OF SENIOR REDEEMABLE PREFERRED STOCK
AND SHAREHOLDERS' EQUITY (DEFICIT)
(In Thousands)
                                                                                      Shareholders' Equity (Deficit)
                                                                       -------------------------------------------------------------
                                              Senior
                                            Redeemable            Junior          Additional
                                              Preferred          Common            Preferred           Paid-In
                                                Stock              Stock             Stock             Capital            Deficit
                                             ----------          -------          -----------         --------            -------


Balance - October 30, 1993                    $     21,007          $   10            $    250         $36,777         $ (148,140)

Net income for 52 weeks                                                                                                   112,086
Preferred stock-in-kind dividends
       and discount accretion                        3,333                                              (3,333)
                                              ------------          ------            -------          -------           --------

Balance - October 29, 1994                          24,340              10                 250          33,444            (36,054)

Net loss for 52 weeks                                                                                                     (30,864)
Preferred stock-in-kind dividends
       and discount accretion                        3,831                                             (3,831)
                                              ------------          ------            -------         -------         -----------

Balance - October 28, 1995                          28,171              10                 250         29,613             (66,918)

Net loss for 53 weeks                                                                                                     (67,436)
Preferred stock-in-kind dividends
       and discount accretion                        4,505                                             (4,505)
                                              ------------          ------            -------        --------         -----------

Balance - November 2, 1996                          32,676              10                 250         25,108            (134,354)

Net loss for 39 weeks (Unaudited)                                                                                         (28,121)
Preferred stock-in-kind dividends
       and discount accretion (Unaudited)            3,828                                             (3,828)
                                              ------------          ------            --------         -----------    -----------

Balance - August 2, 1997
(Debtor-in-Possession) (Unaudited)            $     36,504          $   10            $    250       $ 21,280          $ (162,475)
                                              ============          ======            ========        ========== =     ==========

JPS TEXTILE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands Except Share Data)
                                                                                  Fiscal Year Ended         Nine Months Ended
                                                                  --------------------------------------    ------------------------

                                                                                                                        Debtor-in-
                                                                                                                        Possession
                                                                   10/29/94      10/28/95        11/2/96     7/27/96        8/2/97
                                                                   --------      --------        -------     -------    -----------

                                                                                                                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                            $  112,086    $  (30,864)   $  (67,436)    $ (58,961)  $  (28,121)
                                                                 ----------    ----------    ----------     ---------   ----------
    Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Charges for plant closing, loss on sale of certain
          operations and writedown of certain long-lived assets        -             -           30,028          -            -
     Loss (income) from discounted operations                       (23,628)        7,079          -           30,055         -
     Loss (gain) on sales of discontinued operations               (132,966)       26,241         1,500         1,500         -
     Extraordinary loss (gain) on early extinguishment of
          debt                                                        7,410       (20,120)         -             -            -
     Cumulative effects of accounting changes                           708          -             -             -            -
     Depreciation and amortization, except amounts included
          in interest expense                                        23,206        21,785        22,739        17,444       14,470
     Interest accretion and debt issuance cost amortization          11,161         8,818        10,088         7,219        7,181
     Product liability charge                                          -            5,000          -              -            -
     Deferred income tax provision (benefit)                          1,227          -             (500)         (500)        (500)
     Valuation allowance on Gulistan securities                        -             -            4,242         5,463        5,070
     Other, net                                                      (2,970)         (498)       (3,163)        3,061       (1,724)
     Changes in assets and liabilities:
          Accounts receivable                                           426        (1,086)       10,372        16,915       11,601
          Inventories                                                  (179)         (685)       (2,635)       (8,821)      (5,717)
          Prepaid expenses and other assets                          (1,248)       (2,505)       (2,348)         (184)      (2,939)
          Accounts payable                                              228          (911)       (3,983)       (2,139)      (4,087)
          Accrued expenses and other liabilities                     (2,951)       (7,202)       (1,688)      (13,262)      14,494
                                                                 ----------    ----------    ----------     ---------   ----------
          Total adjustments                                        (119,576)       35,916        64,652        56,751       37,849
                                                                 ----------    ----------    ----------     ---------   ----------
Net cash provided by (used in) operating activities                  (7,490)        5,052        (2,784)       (2,210)       9,728
                                                                 ----------    ----------    ----------     ---------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Property and equipment additions                                (18,423)      (18,811)       (9,834)       (7,391)      (6,959)
    Receipts from discontinued operations, net                       17,115         3,453           -             -            -
    Proceeds from sale of discontinued operations, net              259,044         4,415        17,077           364          -
    Proceeds from sale of certain operations                              -           -           5,113        16,778          -
    Purchase of long-term investments                               (39,500)          -             -             -            -
                                                                 ----------    ----------    ----------     ---------   ---------
    Net cash provided by (used in) investing activities             218,236       (10,943)       12,356         9,751       (6,959)
                                                                 ----------    ----------    ----------     ---------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Financing costs incurred                                         (2,943)          (25)         (614)         (301)        (100)
    Proceeds from issuance of long-term debt                            285         5,000            29            29          -
    Revolving credit facility borrowings (repayments), net          (41,666)       41,808        (6,087)       (5,494)        (910)
    Purchases and repayment of other long-term debt                (166,044)      (41,384)       (2,792)       (1,931)      (1,990)
                                                                 ----------    ----------    ----------     ---------   ----------
    Net cash provided by (used in) financing activities            (210,368)        5,399        (9,464)       (7,697)      (3,000)
                                                                 ----------    ----------    ----------     ---------   ----------

NET INCREASE (DECREASE) IN CASH                                         378          (492)          108          (156)        (231)
Cash at beginning of year                                             1,466         1,844         1,352         1,352        1,460
                                                                 ----------    ----------    ----------     ---------   ----------
Cash at end of year                                              $    1,844    $    1,352     $   1,460     $   1,196   $    1,229
                                                                 ==========    ==========     =========     =========   ==========

SUPPLEMENTAL INFORMATION ON CASH FLOWS
    FROM CONTINUING OPERATIONS:
    Interest paid                                                $   48,219    $   33,681    $   30,709     $  28,217   $    5,960
    Income taxes paid                                                   376         3,314           693           680          147
    Non-cash financing activities:
     Senior redeemable preferred stock dividends-in-kind              2,765         2,936         3,114         2,319          -

JPS TEXTILE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

1.          BUSINESS AND BASIS OF PRESENTATION

            JPS Textile Group, Inc. (the "Company") purchased from J.P. Stevens & Co., Inc. ("J.P. Stevens") substantially all of the property, plant and equipment, inventories, certain other assets and the business of five former divisions of J.P. Stevens (the "Predecessor Stevens Divisions") on May 9, 1988 (the "Acquisition"). The purchase was financed through long-term borrowings and the sale of preferred and common stock. The Company operates principally as a manufacturer of apparel fabrics and products, industrial fabrics and products and home fashion textiles. These products are sold primarily to the domestic clothing manufacturing and construction industries. As described in Notes 3 and 4, certain of the acquired businesses and operations have been subsequently sold.

            A Plan of Reorganization (the "Plan") which was distributed to the Company's bondholders and preferred stockholders (the "Securityholders") on December 21, 1990, was approved by the securityholders in early February 1991 and in accordance with the Plan, the Company filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code. Subsequently, in March 1991, the bankruptcy court confirmed JPS's plan and it became effective April 2, 1991. The Plan provided for, among other things, the cancellation of certain existing debt and preferred stock securities in exchange for 490,000 shares of new Class A common stock along with new debt instruments and new preferred stock with lower interest and dividend rates. Since the Company's reorganization did not meet the criteria for "fresh-start" accounting, the primary adjustment to historical carrying values as a result of the reorganization was to state the new long-term debt and senior redeemable preferred stock at present values of amounts to be paid determined at appropriate current interest rates as of April 2, 1991, the effective date of the Plan. The resulting present value discount is amortized as interest expense or dividends over the life of the related debt or senior redeemable preferred stock instrument using the interest method.

2.          SIGNIFICANT ACCOUNTING POLICIES

            Principles of Consolidation - The consolidated financial statements
            ---------------------------
            include JPS Textile Group, Inc. and its subsidiaries, all of which are wholly owned. Significant intercompany transactions and accounts have been eliminated.

            The equity method of accounting is used to account for the Company's 50% interest in a joint venture with a Mexican company (see Note
            13). Under the equity method, the Company's original investment is recorded at cost and is adjusted by the Company's share of undistributed earnings or loss of the investee.

            Use of Estimates - The preparation of financial statements in
            ----------------
            conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's most significant financial statement estimates include the estimate of the allowance for doubtful accounts, reserve for self-insurance liabilities and the reserve for certain defective roofing products sold by the Predecessor Stevens Division operations (discussed in Note 9). Management determines its estimate of the allowance for doubtful accounts considering a number of factors, including historical experience, aging of the accounts and the current creditworthiness of its customers. The Company self-insures, with various insured stop-loss limitations, its workers' compensation, general liability and health claims. Management determines its estimate of the reserve for self-insurance considering a number of factors, including historical experience and third party claims administrator and actuarial assessment of the liabilities for reported claims and claims incurred but not reported. Management believes that its estimates provided in the financial statements, including those for the above-described items, are reasonable and adequate. However, actual results could differ from those estimates.

            Inventories - Inventories are stated at the lower of cost or market.
            -----------
            Cost, which includes labor, material and factory overhead, is determined on the first-in, first-out basis.

            Property, Plant and Equipment - Property, plant and equipment is
            -----------------------------
            recorded at cost and depreciation is recorded using the straight-line method for financial reporting purposes. The estimated useful lives used in the computation of depreciation are as follows:

                  Land improvements                   10 to 45 years
                  Buildings and improvements          25 to 45 years
                  Machinery and equipment              3 to 15 years
                  Furniture, fixtures and other        5 to 10 years

            Excess of Cost Over Fair Value of Net Assets Acquired - Excess of
            -----------------------------------------------------
            cost over fair value of net assets acquired is being amortized on a straight-line basis over a period of forty years. Periodically, the Company evaluates the realizability of the excess of cost over fair value of net assets acquired based upon expectations of undiscounted future cash flows and comparing such future cash flows to the carrying amount of the related asset.

            Debt Issuance Costs - Costs incurred in securing and issuing
            -------------------
            long-term debt are deferred and amortized over the terms of the related debt in amounts which approximate the interest method of amortization.

            Product Warranties - On certain of its products, the Company
            ------------------
            provides a warranty against defects in materials and workmanship under separately priced extended warranty contracts generally for a period of ten years. Revenue from such extended warranty contracts is deferred and recognized as income on a straight-line basis over the contract period. The cost of servicing such product warranties is charged to expense as incurred.

            Postretirement Benefits - The Company accounts for postretirement
            -----------------------
            benefits other than pensions using the principles of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". SFAS No. 106 requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service. See Note 10 for a further description of the accounting for postretirement benefits.

            Postemployment Benefits - Effective October 31, 1993, the Company
            -----------------------
            adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits". SFAS No. 112 requires that the cost of benefits provided to former or inactive employees after employment but before retirement be recognized on the accrual basis of accounting instead of when paid, as had been the Company's practice. See Note 10 for a further description of the accounting for postemployment benefits.

            Revenue Recognition - The Company recognizes revenue from product
            -------------------
            sales when it has shipped the goods or ownership has been transferred to the customer for goods to be held for future shipment at the customer's request.

            Advertising Costs - The Company defers advertising related costs
            -----------------
            until the advertising is first run in magazines or other publications or in the case of brochures, until the brochures are printed and available for distribution. Advertising costs were approximately $708,000, $1,225,000 and $1,856,000 in Fiscal 1994,
            1995 and 1996, respectively.

            Income Taxes - The Company accounts for income taxes using the
            ------------
            principles of SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred taxes represent the future income tax effect of temporary differences between the book and tax bases of the Company's assets and liabilities, assuming they will be realized and settled at the amount reported in the Company's financial statements.

            Earnings Per Share - Earnings per share is computed by dividing
            ------------------
            earnings applicable to common stock (net income or loss adjusted by senior redeemable preferred stock dividends) by the weighted average number of shares of common stock outstanding during the period.

            Cash Flows - For purposes of reporting cash flows, cash includes
            ----------
            cash on hand and in banks. The Company has no investments that are deemed to be cash equivalents.

            Fiscal Year - The Company's operations are based on a fifty-two or
            -----------
            fifty-three week fiscal year ending on the Saturday closest to October 31. The 1994 and 1995 fiscal years each consisted of fifty-two weeks and Fiscal 1996 had fifty-three weeks.

            Reclassifications - Certain Fiscal 1996, 1995 and 1994 amounts have
            -----------------
            been reclassified to conform to the 1997 presentation. In addition, see Note 3 regarding reclassifications of Fiscal 1994 amounts for discontinued operations.

            Unaudited Interim Financial Data - The interim financial data
            --------------------------------
            relating to the nine months ended July 27, 1996 and August 2, 1997 are unaudited; however, in the opinion of the Company's management, the interim data includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations of the Company for such interim periods. The results for the nine months ended August 2, 1997 are not necessarily indicative of the results to be expected for the full fiscal year or any other interim period. The financial statements as of August 2, 1997 have been prepared in accordance with Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," issued by the American Institute of Certified Public Accountants ("SOP 90-7"). In accordance with SOP 90-7, all prepetition liabilities of JPS that are subject to compromise under the plan of reorganization are segregated in the Company's consolidated balance sheet as liabilities subject to compromise. These liabilities are recorded at the amounts expected to be allowed as claims in the chapter 11 case rather than as estimates of the amounts for which those allowed claims may be settled as a result of the Plan of Reorganization (see
            Note 12).

3.          SALE OF DISCONTINUED OPERATIONS

            Carpet Business - On November 16, 1995, pursuant to the terms of an
            ---------------
            Asset Transfer Agreement dated as of November 16, 1995, by and among the Company, JPS Carpet Corp. ("Carpet"), a wholly owned subsidiary of the Company, Gulistan Holdings Inc. and Gulistan Carpet Inc., a wholly-owned subsidiary of Gulistan Holdings Inc. (collectively, "Gulistan"), the Company and Carpet consummated the sale of substantially all of the assets of Carpet used in the business of designing and manufacturing tufted carpets for sale to residential, commercial and hospitality markets (the "Carpet Business"). Pursuant to the Asset Transfer Agreement, Gulistan agreed to assume substantially all of the liabilities and obligations associated with the Carpet Business. Gulistan was formed and its common stock is owned by certain members of the former management team at Carpet. The Company and its subsidiaries have agreed, for a three-year period, not to compete directly or indirectly with the business that was sold. The Consolidated Statements of Operations and Cash Flows for Fiscal 1994 have been reclassified to reflect the Carpet Business as discontinued operations.

            The consideration for the sale of the Carpet Business consisted of approximately $22.5 million in cash, subject to certain post-closing adjustments based on the audited amount of working capital transferred on November 16, 1995, and other debt and equity securities of Gulistan as follows: a $10 million Promissory Note due in November 2001, $5 million of preferred stock redeemable in November 2005, and warrants to purchase 25% of the common stock of Gulistan. Based on an independent valuation at the asset transfer date, the Company determined the fair value of these debt and equity securities to be approximately $11.3 million. These debt and equity securities are included in other non-current assets on the November 2, 1996 balance sheet. Since the disposal of the Carpet Business occurred subsequent to the end of Fiscal 1995, the net assets of the Carpet Business (adjusted to net realizable value) were classified as "net assets held for sale" on the October 28, 1995 Consolidated Balance Sheet. As of October 28, 1995, the Company adjusted the net assets of the Carpet Business to their net realizable value, which resulted in a charge to the 1995 Consolidated Statement of Operations of $30.7 million (net of tax), classified as loss on sale of discontinued operations. The loss on the sale is not currently recognizable for tax purposes and the Company has recorded no net tax benefit as a result of this loss due to uncertainties regarding the ability to utilize these losses in future years. Net sales from the discontinued operations of the Carpet Business were $141.6 million and $120.1 million in Fiscal years 1994 and 1995, respectively.

            In May 1996, the Company and Gulistan agreed on the amount of the post-closing adjustment. As a result, the Company paid a post-closing adjustment of $3.5 million (an estimated post-closing adjustment of $2.0 million was included in the Fiscal 1995 loss on sale of discontinued operations) and has recognized in Fiscal 1996 an additional loss of $1.5 million on the sale of discontinued operations. The final amount of net cash proceeds applied by the Company to reduce outstanding borrowings under its senior credit facility was approximately $16.7 million (net of fees, expenses, and the post-closing adjustment resulting from the level of working capital transferred at the closing date).

            In Fiscal 1996, Gulistan reported a net loss of approximately $4.5 million before interest expense on the promissory note held by the Company. Accordingly, the Company did not record interest income on any of the Gulistan securities held by the Company. Also, in accordance with relevant accounting literature, the Company has recorded a valuation allowance against its investment in the Gulistan securities and a corresponding charge to income of $4.2 million as a result of the net loss ($4.5 million reduced by the $0.3 million of common equity held by Gulistan management) incurred by Gulistan during the 1996 fiscal year. The valuation allowance will be increased or decreased (but not below zero) with a corresponding charge or credit to income to give effect to future losses or earnings of Gulistan as those losses or earnings occur.

            Automotive Businesses - On June 28, 1994, pursuant to the terms of
            ---------------------
            an Asset Purchase Agreement dated May 25, 1995 (the "Asset Purchase Agreement"), by and among the Company, JPS Auto Inc., a wholly-owned subsidiary of the Company ("Auto"), JPS Converter and Industrial Corp., a wholly-owned subsidiary of the Company ("C&I"), C&I, Foamex International Inc. ("Foamex") and JPS Automotive Products Corp., an indirect, wholly-owned subsidiary of Foamex ("Purchaser"), the Company consummated the disposition of its Automotive Assets (as described below) to the Purchaser.

            The Automotive Assets consisted of the businesses and assets of Auto and the synthetic industrial fabrics division of C&I, and the Company's investment in common stock of the managing general partner of Cramerton Automotive Products, L.P. (an 80% owned joint venture). Net sales from the discontinued operations of the Automotive Assets were $224.9 million for the eight months ended June 28, 1994. Pursuant to the terms of the Asset Purchase Agreement, the Purchaser agreed to assume substantially all of the liabilities and obligations associated with the Automotive Assets. In addition, the Company and affiliates agreed, for a period of four years, not to directly or indirectly compete in North, Central and South America with the businesses that were sold.

            The sale price for the Automotive Assets was approximately $283 million, consisting of $264 million of cash paid at closing, $15 million of assumed debt as of June 28, 1994 and certain post-closing adjustments which resulted in a gain of $4.4 million, net of $0.1 million of taxes, recognized in Fiscal 1995. The sale of the Automotive Assets resulted in an approximate total gain of $137.4 million, net of income taxes of $2.9 million.

            The net cash proceeds from the disposition of the Automotive Assets (after deductions for fees, other expenses and amounts designated by management to satisfy possible contingent tax liabilities) were approximately $217 million and such proceeds were used by the Company to reduce its outstanding indebtedness.

            The Company has allocated to the discontinued operations of the Automotive Assets and the Carpet Business a pro-rata portion of the interest expense of its senior credit facility, which pro-rata portions were approximately $3.4 million and $1.6 million in Fiscal 1994 and 1995, respectively.

4. SALE OF CERTAIN OPERATIONS, PLANT CLOSING AND WRITEDOWN OF CERTAIN LONG-LIVED ASSETS

            Pursuant to an Asset Purchase Agreement dated September 30, 1996 between JPS Elastomerics Corp. ("Elastomerics") and Elastomer Technologies Group, Inc. ("Elastomer") and a Receivables Purchase Agreement dated September 30, 1996 between Elastomerics and the Bank of New York Commercial Corporation, Elastomerics sold substantially all the assets of its rubber products division, a business engaged in the manufacture and sale of natural and synthetic elastic for use in apparel products, diaper products and specialty industrial applications (the "Rubber Products Business"). The Rubber Products Business had accounted for sales of $22.6 million, $20.7 million and $16.8 million in Fiscal 1994, 1995 and 1996 (eleven months), respectively. Under the terms of the agreement, Elastomer agreed to assume substantially all the liabilities and obligations associated with the Rubber Products Business. The Company and its subsidiaries have agreed not to compete directly or indirectly with the business that was sold for a period of two years. The consideration for the Rubber Products Business consisted of approximately $5.1 million in cash, subject to certain post-closing adjustments based on the audited amount of working capital transferred on the closing date, and resulted in a loss of approximately $7.7 million. This loss on sale was charged to operations in Fiscal 1996. The net proceeds from the sale, after fees and expenses, was approximately $4.8 million and was used to reduce the Company's outstanding indebtedness.

            On August 28, 1996, the Company implemented a plan to close its Dunean plant in Greenville, South Carolina, as a result of management's determination that a permanent decline in the Company's spun apparel business had occurred. This plant had been operating on a reduced schedule due to poor market conditions and financial projections indicated it would continue to do so. As a result of the plant closing, the accompanying Consolidated Statement of Operations includes a "charge for plant closing" of approximately $14.2 million for Fiscal 1996 related principally to the estimated loss on the impairment of long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", employee severance costs and estimated costs for equipment relocation. As of November 2, 1996, this plant closing was substantially complete. Of the approximately $4.8 million in exit costs recognized in association with the plant closing, approximately $2.3 million related to equipment relocation and employee severance was not paid at November 2, 1996.

            Also, in connection with the Company's review of present and expected conditions in the markets it serves, management determined that its plant in Kingsport, Tennessee, which manufactures cotton fabrics, is impaired under the criteria of SFAS No. 121 because expected future cash flows from the operation of the plant are less than the carrying value of the plant assets. The accompanying Consolidated Statement of Operations for Fiscal 1996 includes a "writedown of certain long-lived assets" of $8.1 million for the excess of the carrying value of the plant over its estimated fair value. Estimated fair value was determined based on an independent appraisal of the plant's property, plant and equipment.


5.          BALANCE SHEET COMPONENTS

            The components of certain balance sheet accounts are (in thousands):

                                                                                                                    (Debtor-in
                                                                                                                    Possession)
                                                                    October 28,            November 2,                August 2,
                                                                          1995                   1996                  1997
                                                                    ----------             -----------              -----------
                                                                                                                    (unaudited)

      Inventories:
         Raw materials and supplies                                 $        13,909        $        13,155         $        12,973
         Work-in-process                                                     18,334                 16,912                  16,866
         Finished goods                                                      16,486                 18,307                  24,252
                                                                    ---------------        ---------------         ---------------
                                                                    $        48,729        $        48,374         $        54,091
                                                                    ===============        ===============         ===============

      Property, plant and equipment, net:
         Land and improvements                                      $         7,349        $         5,921         $         5,921
         Buildings and improvements                                          53,649                 42,775                  42,780
         Machinery and equipment                                            205,345                183,320                 182,215
         Furniture, fixtures and other                                        7,725                  8,116                   8,090
                                                                    ---------------        ---------------         ---------------
                                                                            274,068                240,132                 239,006
         Less accumulated depreciation                                     (118,866)              (117,642)               (129,826)
                                                                    ---------------        ---------------         ---------------
                                                                            155,202                122,490                 109,180
         Construction in progress                                             6,234                  1,514                   8,008
                                                                    ---------------        ---------------         ---------------
                                                                    $       161,436        $       124,004         $       117,188
                                                                    ===============        ===============         ===============

      Other noncurrent assets:
         Unamortized debt issuance costs                            $         1,092        $           351         $           149
         Prepaid pension costs                                                5,973                  1,055                   3,472
         Investments (Notes 3 and 9)                                         42,885                 52,986                  50,136
         Other                                                                  203                     58                       -
                                                                    ---------------        ---------------         ---------------
                                                                    $        50,153        $        54,450         $        53,757
                                                                    ===============        ===============         ===============

      Other accrued expenses:
         Roofing product liability costs                            $         4,000        $         3,000         $         1,684
         Taxes payable other than income taxes                                1,433                  1,250                     889
         Income taxes                                                         2,753                  2,150                   2,689
         Other                                                                4,513                  7,587                   6,654
                                                                    ---------------        ---------------         ---------------
                                                                    $        12,699        $        13,987         $        11,916
                                                                    ===============        ===============         ===============

      Other long-term liabilities:
         Roofing product liability costs and deferred
            warranty income                                         $        15,700        $        14,361         $        14,919
         Accrued postretirement benefit plan liability                        5,249                  4,808                   4,294
         Other                                                                2,293                    344                     614
                                                                    ---------------        ---------------         ---------------
                                                                    $        23,242        $        19,513         $        19,827
                                                                    ===============        ===============         ===============

6.          LONG-TERM DEBT

            Long-term debt consists of (in thousands):
                                                                                    October 28,               November 2,
                                                                                         1995                      1996
                                                                                    ----------                ----------


            Senior credit facility, revolving line of credit                     $        91,726             $          85,639
            Senior subordinated discount notes (including
                interest due at maturity of $4,370, and $6,002,
                respectively)                                                            113,617                       115,249
            Senior subordinated notes (including interest
                due at maturity of $4,347 and $5,609,
                respectively)                                                             81,120                        82,382
            Subordinated debentures                                                       54,071                        54,071
            Equipment financing                                                            9,780                         7,016
                                                                                 ---------------             -----------------
                Total                                                                    350,314                       344,357
            Less reorganization discount:
                Senior subordinated discount notes                                        (5,171)                       (3,308)
                Senior subordinated notes                                                 (4,435)                       (2,694)
                Subordinated debentures                                                  (10,270)                       (8,039)
                                                                                 ---------------             -----------------
                Total long-term debt                                                     330,438                       330,316
            Less current portion                                                          (2,770)                     (326,090)
                                                                                 ---------------             -----------------
                Long-term portion                                                $       327,668             $           4,226
                                                                                 ===============             =================


            Senior Credit Facility - On September 6, 1996, the senior credit
            ----------------------
            facility was amended to, among other things, extend its expiration date and reduce the interest rate by 0.25%. Under the terms of the amended credit agreement, the senior credit facility expires on March 1, 1997 (unless otherwise extended) if the Company has not commenced a case under chapter 11 of the Bankruptcy Code. If such a case is commenced on or prior to March 1, 1997 (or any extended date), the senior credit facility will be extended automatically until the earlier of November 1, 1997 or the effective date of a reorganization under chapter 11 of the Bankruptcy Code. The Company has classified the $85.6 million outstanding under its senior credit facility revolving line of credit as a current liability in the accompanying Consolidated Balance Sheet. In addition, the loan covenants were amended to be based upon the activities of the consolidated operating subsidiaries (JPS Converter and Industrial Corp. and JPS Elastomerics Corp.) rather than the consolidated Company (i.e. excludes the assets and liabilities of the parent company and other non-operating subsidiaries). The amended credit agreement does not permit additional borrowings by the operating subsidiaries for, among other things, loans or dividends to the Company for the payment of interest on its notes and debentures. As a result of this restriction, the Company did not make interest payments of approximately $1.9 million on its subordinated debentures due November 15, 1996, and did not make interest payments of approximately $5.4 million and $3.6 million on its senior subordinated discount notes and senior subordinated notes, respectively, due December 1, 1996. The terms of the indentures governing the Company's subordinated debt provide that such a failure to pay interest when due results in an event of default on such indebtedness and as a result, the holders of these debt securities are entitled to accelerate the debt represented thereby. Accordingly, all of the Company's notes and debentures have been classified as current liabilities as of November 2, 1996. As discussed in Note 14, the Company has engaged financial advisors regarding extension, replacement or refinancing of its debt securities (see Note 15).

            The senior credit facility provides for a $118 million revolving line of credit. The Company pays a fee of 1/2 of 1% per annum of the average unused line of credit. All senior borrowings bear interest at a Base Rate (as defined) plus 1.0% per annum (9.25% at November 2, 1996) or at the Eurodollar Rate (as defined) plus 2.50% per annum (approximately 7.88% at November 2, 1996). Borrowings under the revolving line of credit (other than for loans used to purchase property, plant and equipment or to finance or refinance such purchases ("Capex Loans")) are limited to specified percentages of eligible accounts receivable and inventories, as defined, and such borrowings plus letters of credit outstanding and Capex Loans may not exceed the lesser of $118 million and the borrowing base plus an additional amount of $25,000,000. As of November 2, 1996, unused letters of credit issued and outstanding totaled $2,385,000. The outstanding unused letters of credit reduce the funds available under the revolving line of credit. At November 2, 1996, the Company had $18,656,000 available for borrowing under the revolving credit agreement.

            The senior credit facility also permits, subject to certain conditions, the sale of fixed assets to the extent the net cash proceeds of all such sales made from March 1994 forward do not cumulatively exceed $35 million (excluding the proceeds from the sale or transfer of the Automotive Assets and the Carpet Business). As of November 2, 1996, such limit has not been exceeded.

            During the first quarter of Fiscal 1995, the Company borrowed $36,607,000 under the revolving line of credit and made open market purchases of certain of its outstanding notes and debentures with an aggregate face value (including interest due at maturity) of $68,318,000 and a carrying value of $59,225,000. The Company recognized an extraordinary gain from early extinguishment of debt of $20,120,000, net of expenses of $1,898,000 and income taxes of $600,000.

            Senior Subordinated Discount Notes - The Company issued the discount
            ----------------------------------
            notes in the 1991 reorganization. The discount notes began accruing interest on June 1, 1992 at 10.85% with 9.85% paid semi-annually and 1% payable at maturity. Interest payable at maturity compounds semi-annually at the annual rate of 10.85%. In connection with the 1991 reorganization, the carrying value of the discount notes was reduced to its estimated net present value using an effective interest rate of 13%. Under the terms of the indenture, mandatory redemption payments equal to $37,777,000, plus accrued interest, are due on each of June 1, 1997 and June 1, 1998 prior to maturity on June 1, 1999 with optional early redemption available. However, due to the event of default discussed above, all of the discount notes are classified as current liabilities as of November 2, 1996.

            Senior Subordinated Notes - The senior subordinated notes bear
            -------------------------
            interest at 10.25% with 9.25% paid semi-annually and 1% payable at maturity and were issued in the 1991 reorganization. Interest payable at maturity compounds semi-annually at the annual rate of 10.25%. In connection with the 1991 reorganization, the notes were adjusted to their estimated net present value by recording a discount resulting in an effective interest rate of 13%. Under the terms of the indenture, mandatory redemption payments equal to $31,250,000, plus accrued interest, are due on each of June 1, 1997 and June 1, 1998 with optional early redemption available. However, due to the event of default discussed above, all of the senior subordinated notes are classified as current liabilities as of November 2, 1996.

            Subordinated Debentures - The subordinated debentures bear interest
            -----------------------
            at 7%, payable semi-annually, with a mandatory redemption payment of principal of $37,500,000 due May 15, 1999, prior to maturity on May 15, 2000, with optional early redemption available. In connection with the 1991 reorganization, the debentures were adjusted to an estimated net present value by recording a discount of $24,390,000 resulting in an effective interest rate of 13.5%. Due to the event of default discussed above, the subordinated debentures are classified as current liabilities as of November 2, 1996.

            Equipment Financing - The Company has financed a portion of its
            -------------------
            equipment purchases with loans from a finance company and certain equipment vendors at fixed interest rates ranging from 7.6% to 9.7%. Monthly principal payments are due in various amounts as determined by the terms of the loans which have final maturity dates ranging from October 1997 through December 2001.

            Restrictive Covenants - Provisions of the senior credit agreement
            ---------------------
            and the Company's other debt indentures place significant restrictions on certain corporate acts such as mergers, consolidations, acquisitions, repurchases of stock, the making of certain other restricted payments, transactions with affiliates and the sale of assets and prohibit the payment of cash dividends. The Company must maintain minimum levels of "net worth", defined to be total assets (excluding investments designated by management to satisfy possible contingent tax liabilities) minus total liabilities plus the subordinated notes and debentures and other adjustments, which vary quarterly from $100 million at November 2, 1996 to $105 million in the fourth quarter of 1997. In addition, the senior credit agreement contains requirements to meet certain financial ratios which vary quarterly or annually and place limitations on the Company's ability to incur additional debt or grant a security interest in its assets. Other customary covenants, conditions and default provisions are also present in the agreement and indentures. The Company was in compliance with the restrictions and financial covenants of its senior credit agreement and its long-term debt indentures at November 2, 1996. However, as discussed above, subsequent to November 2, 1996, the Company did not make the scheduled interest payments on its debt securities which constituted a default under the indentures.

            Fair Value - The fair value of the Company's long-term debt based on
            ----------
            estimated quoted prices, compared to the carrying values (at discounted amounts), is as follows (in thousands):

                                                                  October 28, 1995        November 2, 1996
                                                                ---------------------     -----------------
                                                                Carrying    Fair       Carrying     Fair
                                                                  Value    Value       Value       Value
                                                                --------   ------      ---------   --------

                   10.85% Senior Subordinated Discount Notes    $108,446    $96,138    $111,941   $63,364
                   10.25% Senior Subordinated Notes               76,685     66,025      79,688    44,544
                   7% Subordinated Debentures                     43,081     32,443      46,032    10,820

            Because of the lack of significant trading activity of the Company's notes and debentures, estimated quoted prices vary.

            Other - Substantially all of the Company's assets are pledged as
            -----
            collateral for the senior credit facility and the equipment financing.

            Interest expense includes $11,161,000 in Fiscal 1994, $8,818,000 in Fiscal 1995 and $10,088,000 in Fiscal 1996 representing amortization of debt issuance expenses and accretion of interest on the discounted notes and accrued product liability costs (see Note 9).

            In 1994, the Company recorded a $7,410,000 loss on early extinguishment of debt in connection with the retirement of certain debt with a portion of the proceeds of the Automotive Assets sale as discussed above. The loss represents deferred financing fees and reorganization discounts associated with the retired debt along with expenses of the transactions.

            Maturities - Aggregate principal maturities of all long-term debt are as follows (in thousands):

                             Fiscal Year Ending
                             ------------------

                             1997                   $       340,132
                             1998                             1,580
                             1999                               689
                             2000                               638
                             2001                               638
                             Thereafter                         680
                                                    ---------------
                                                    $       344,357
                                                    ===============

            Unaudited Interim Financial Data - In accordance with SOP 90-7, a significant portion of the Company's outstanding debt and related accrued interest are classified as "liabilities subject to compromise" at August 2, 1997. Comparable items in the prior year have not been reclassified to the presentation required by SOP 90-7. See description of liabilities subject to compromise below:

                  10.85% Senior Subordinated Discount Notes   $       109,247
                  10.25% Senior Subordinated Notes                     76,773
                  7% Subordinated Debentures                           54,071
                  Unamortized reorganization discount                  (9,489)
                  Accrued interest                                     40,480
                                                               ---------------

            Total liabilities subject to compromise           $       271,082
                                                               ==============

7.          SENIOR REDEEMABLE PREFERRED STOCK AND EQUITY SECURITIES

            Certain information on senior redeemable preferred stock and equity securities at October 28, 1995 and November 2, 1996 is as follows:

                                                                                            Shares Issued and Outstanding
                                                                                            ------------------------------
                                                             Par Value                        October 28,     November 2,
                                                             Per Share        Authorized         1995              1996
                                                             ---------        ----------       ----------     ----------

            Series A Senior Redeemable Preferred Stock              $.01       700,000(1)          507,031        538,176
            Series B Junior Preferred Stock                          .01       700,000(1)           10,000         10,000
            Class A Common Stock                                     .01       700,000             490,000        490,000
            Class B Common Stock                                     .01       700,000             510,000        510,000

            (1) The aggregate number of authorized shares of preferred stock is 700,000, including both the senior redeemable preferred stock and the junior preferred stock.

            The senior redeemable preferred stock must be redeemed on May 15, 2003. Its holders vote with the junior preferred stockholders as a single class to elect two directors, otherwise, except in the event of default, the senior redeemable preferred stock is non-voting. The senior redeemable preferred stock is redeemable at the option of the Company prior to maturity at 103% of the liquidation preference of $100 per share. Dividends are cumulative and are calculated based on an annual rate of 6% of the liquidation preference and are paid quarterly. Under the terms of various credit agreements, dividends must be in the form of additional shares until 1998. In connection with the 1991 reorganization, the senior redeemable preferred stock was discounted to its estimated net present value with the net discount of $23,351,000 reflected as an adjustment of additional paid-in capital. The difference between the net carrying value of the senior redeemable preferred stock and its mandatory redemption value is being amortized using the interest method of amortization over the life of the shares by charges to additional paid-in capital or, if available, by charges to retained earnings. The effective dividend rate on the senior redeemable preferred stock is 15.0%. The unamortized discount was approximately $23,153,000 at October 28, 1995 and $21,844,000 at November 2, 1996. Because of the lack of recent trading activity and disparities in potential valuation methodologies, determination of the fair value of the Company's senior redeemable preferred stock is impractical.

            The junior preferred stock has a liquidation preference of $25 per share. Its holders vote with the senior redeemable preferred stockholders as a single class to elect two directors, otherwise, except in the event of default, the junior preferred stock is non-voting. The liquidation preference increases $15 per share for each year that the Company attains certain specified earnings levels for each of the first five fiscal years ended after April 2, 1991. No increase in the liquidation preference occurred because actual earnings were less than the specified earnings levels in each of the years. Dividends are non-cumulative and are payable at the same rate as is paid on the common stock, if any. As of November 2, 1996, no dividends had been paid. The Company's senior credit agreement prohibits the payment of cash dividends.

            The Class A and Class B common stocks have substantially the same voting rights except in the election of directors. The Class A common stockholders, voting separately as a class, have the right to elect three out of the seven directors of the Company.

8.          INCOME TAXES

            The Fiscal 1994, 1995 and 1996 provision (benefit) for income taxes on continuing operations included in the consolidated statements of operations consists of the following (in thousands):

                                                                Fiscal               Fiscal               Fiscal
                                                                 1994                 1995                 1996
                                                               ----------           ----------           -----------

                        Current state                          $    1,573           $    1,200           $      200
                        Deferred state provision (benefit)          1,227              -                       (500)
                                                               ----------           ----------           ----------
                        Provision (benefit) for income taxes   $    2,800           $    1,200           $     (300)
                                                               ==========           ==========           ===========

            There is no provision for Federal income taxes.

            A reconciliation between income taxes at the 35% statutory Federal income tax rate and the provision (benefit) for income taxes for the fiscal years ended 1994, 1995 and 1996 is as follows (in thousands):

                                                                    Fiscal               Fiscal                 Fiscal
                                                                     1994                  1995                  1996
                                                                 ---------------        ------------       --------------
               Income tax benefit at Federal statutory rate      $      (11,757)        $     (5,762)      $      (23,183)
               Increase (decrease) in income taxes arising
                  from effect of:
                     State and local income taxes                         2,800                1,200                 (300)
                     Amortization of goodwill                               316                  316                  344
                     Other                                                  250                  212                  109
                     Losses not resulting in tax benefits                11,191                5,234               22,730
                                                                 --------------         ------------       --------------
               Provision (benefit) for income taxes              $        2,800         $      1,200       $         (300)
                                                                 ==============         ============       ===============


            Presented below are the elements which comprise deferred tax assets and liabilities (in thousands):

                                                                                      October 28,          November 2,
                                                                                           1995                  1996
                                                                                       ----------           ----------
            Gross deferred assets:
               Estimated allowance for doubtful accounts                           $          476       $          412
               Excess of tax over financial statement basis of inventory                      634                  647
               Accruals deductible for tax purposes when paid                               2,263                2,497
               Deferred compensation deductible for tax purposes when paid                     39                  157
               Postretirement benefits deductible for tax purposes when paid                2,177                2,141
               Miscellaneous                                                                   56                   83
               Alternative minimum tax credit carryforward available                        2,300                2,564
               Deferred financial statement income recognized for tax purposes
                  when received                                                             5,432                6,489
               Excess of tax over financial statement carrying value of
                  investment in discontinued operation                                     11,231               13,474
               Excess of tax basis of intangibles over financial statement basis            8,004                8,817
               Net operating loss carryforward                                             23,519               33,291
               Less valuation allowance                                                   (26,020)             (53,578)
                                                                                   --------------       --------------
                  Gross deferred assets                                                    30,111               16,994
                                                                                   --------------       --------------
            Gross deferred liabilities:
               Pension asset recognized for book purposes                                  (2,208)                (411)
               Excess of financial statement over tax basis of property, plant,
                  and equipment                                                           (21,550)             (11,898)
               Excess of tax over financial statement basis of debt instruments
                  (net of deferred financing fees)                                         (6,353)              (4,685)
               Deferred state taxes resulting from filing separate subsidiary
                  returns in some jurisdictions                                            (4,165)              (3,665)
                                                                                   --------------      ---------------
                  Gross deferred liabilities                                              (34,276)             (20,659)
                                                                                   --------------      ----------------
                  Net deferred noncurrent tax liability                            $       (4,165)      $       (3,665)
                                                                                   ==============       ==============


            At November 2, 1996, the Company had regular federal net operating loss carryforwards for tax purposes of approximately $90,000,000. The net operating losses expire in years 2005 through 2011. The Company also has federal alternative minimum tax net operating losses of approximately $45,000,000 which expire in 2007 and 2011. During 1995, the Company utilized approximately $6,000,000 of alternative minimum tax net operating loss carryovers to offset income from the extraordinary gain on early extinguishment of debt. As previously noted, alternative minimum taxes can be carried forward indefinitely and used as a credit against regular federal taxes.

            The Company's future ability to utilize its net operating losses may be significantly limited under the income tax laws should there be changes in the ownership of the Company's stock which constitute an ownership change for tax purposes. The effect of such an ownership change would be to significantly limit the annual utilization of the net operating loss carryforwards to an amount equal to the value of the Company immediately prior to the time of the change (subject to certain adjustments) multiplied by the Federal long-term tax exempt rate. The Company does not believe this potential limitation on utilization of the net operating loss carryforwards currently applies. However, there is no assurance that the Internal Revenue Service will not take a contrary position or that such limitation will not become applicable for subsequent taxable periods. Due to the Company's operating history, it is uncertain that it will be able to utilize all deferred tax assets. Therefore, a valuation allowance has been provided equal to the deferred tax assets remaining after deducting all deferred tax liabilities, exclusive of those related to certain deferred state tax liabilities.

9.          COMMITMENTS AND CONTINGENCIES

            The Company leases office facilities, machinery and computer equipment under noncancellable operating leases. Rent expense was approximately, $2,810,000 in Fiscal 1994, $3,411,000 in Fiscal 1995
            and $5,158,000 in Fiscal 1996.

            Future minimum payments, by year and in the aggregate, under the noncancellable operating leases with terms of one year or more consist of the following at November 2, 1996 (in thousands):

                           1997                  $      4,235
                           1998                         3,816
                           1999                         3,239
                           2000                         2,581
                           2001                           907
                                                 ------------
                                                 $     14,778
                                                 ============

            The Company has planned expenditures of approximately $23.5 million for property, plant and equipment additions in Fiscal 1997.

            The Company has established long-term incentive compensation plans for certain of its key executives. One plan provides for payments to participants at retirement or termination based on the increase of the fair value, as defined, of the common stock of the Company over certain established levels, as determined by the Company's Board of Directors. No amounts have been earned under the provisions of this plan, except for a termination and death benefit of $203,000 which was paid in Fiscal 1994. Another plan, effective November 1, 1994, provides for payments to covered participants from amounts accumulated in individual award banks. Awards are determined based on the achievement of specified returns on net assets employed. No awards are expected to be paid out under this plan for operating results through November 2, 1996. The Company's policy is to accrue the cost of the plans as the fair value of the common stock increases over the established levels or as actual earnings occur if the cumulative earnings for the periods included under the plan are expected to reach the specified levels necessary for bonuses to be payable.

            As required by the September 6, 1996 amendment to the senior credit facility, the Company entered into retention bonus agreements with certain of its executives and key employees during Fiscal 1996. The retention bonus agreements provide specific individual awards if the participants continue active employment with the Company for at least six months following the completion of the proposed financial restructuring discussed in Note 14. Under the terms of the agreements, an aggregate of approximately $675,000 will be paid out on the effective date of a restructuring and an aggregate of approximately $1,200,000 will be paid out six months after the effective date of a restructuring. No amounts are considered earned until the effective date of a restructuring. In Fiscal 1996, approximately $363,000 was accrued and included in restructuring fees and expenses in the accompanying Consolidated Statements of Operations (see Note 15).

            The Company has provided for all estimated future costs associated with certain defective roofing products sold by the Predecessor Stevens Division operations. The liability for future costs associated with these defective roofing products is subject to management's best estimate, including factors such as expected future claims by geographic region and roofing compound applied; expected costs to repair or replace such roofing products; estimated remaining length of time that such claims will be made by customers; and the estimated costs to litigate and settle certain claims now in litigation and those that may result in future litigation. Based on warranties that were issued on the roofs, the Company estimates that the defective roofing product claims will be substantially settled by 2000. Management updates its assessment of the adequacy of the remaining reserve for defective roofing products quarterly and if it is deemed that an adjustment to the reserve is required, it will be charged to operations in the period in which such determination is made. Based on management's estimate of a range of future costs, the Company recorded a $5,000,000 addition to the liability for such defective products, charged to other expense in the accompanying Fiscal 1995 Consolidated Statement of Operations. No additional amounts were accrued in Fiscal 1996. The Company charges the costs of settling these defective material obligations as a reduction of the recorded liability balance and, accordingly, such costs are not charged against the results of operations. Payments on the defective product liability claims were $3,870,000, $4,040,000 and $3,111,000 in fiscal years 1994, 1995 and
            1996, respectively.

            In connection with the sale of the Automotive Assets in June 1994, the Company invested $39.5 million of the sale proceeds in long-term securities (principally United States Treasury Securities maturing in 1997) designated by management to be available to satisfy possible contingent tax liabilities. The investments are classified as "held-to-maturity" and recorded at amortized cost. As of October 28, 1995 and November 2, 1996, the aggregate fair value of the United States Treasury Securities was approximately $43,400,000 and $46,200,000, respectively, with gross unrealized holding gains of approximately $500,000 and $400,000 in Fiscal 1995 and 1996, respectively.

            The Company is exposed to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's financial position or future results of operations.

10.         RETIREMENT PLANS

            Defined Benefit Pension Plan - Substantially all of the Company's
            ----------------------------
            employees are covered by a company-sponsored defined benefit pension plan. The plan also provides benefits to individuals employed by the Automotive Businesses which were sold by the Company on June 28, 1994, the Carpet Business sold on November 16, 1995 and the Rubber Products Business sold on September 30, 1996. The benefits of these former employees were "frozen" at the respective dates of sale of the businesses. Accordingly, these former employees will retain benefits earned through the respective disposal dates, however, they will not accrue additional benefits. In addition, the plan provides benefits to individuals employed by the Dunean plant which was closed effective October 28, 1996. Benefits for employees who were terminated as a result of the plant closing were also "frozen" as of October 28, 1996 and no additional benefits will accrue subsequent to that date. The plan provides pension benefits that are based on the employees' compensation during the last ten years of employment. The Company's policy is to fund the annual contribution required by applicable regulations.

            Assets of the pension plan are invested in common and preferred stocks, government and corporate bonds, real estate and various short-term investments.

            A reconciliation as of the most recent measurement date (November 1, 1995) of the funded status of the plan with amounts reported in the Company's Consolidated Balance Sheets follows (in thousands):



                                                                                  October 28,          November 2,
                                                                                      1995                 1996
                                                                                  -----------          ------------

            Actuarial present value of benefit obligations:
               Vested                                                               $     89,236         $     88,983
               Non-vested                                                                    613                  377
                                                                                    ------------         ------------
            Accumulated benefit obligation                                                89,849               89,360
            Provision for future pay increases                                             6,232                6,755
                                                                                    ------------         ------------
               Total projected benefit obligation                                         96,081               96,115
            Plan assets at fair value                                                     91,996               89,410
                                                                                    ------------         ------------
            Projected benefit obligation greater than plan assets                         (4,085)              (6,705)
            Unrecognized net loss                                                          4,460                4,212
            Prior service cost not yet recognized in net periodic pension cost             5,598                3,548
                                                                                    ------------         ------------
            Pension asset in accompanying Consolidated Balance Sheets               $      5,973         $      1,055
                                                                                    ============         ============


                                                                       Fiscal            Fiscal               Fiscal
            Components of net periodic pension cost:                     1994             1995                 1996
                                                                      -------------------------------------------------

             Service cost-benefits earned during the period       $         2,925     $      2,483         $      2,378
               Interest cost on projected benefit obligation                6,987            7,131                7,048
               Return on plan assets                                        3,802          (15,628)              (7,674)
               Net amortization and deferral                              (10,291)           8,478                  451
                                                                    -------------     ------------         ------------
               Net periodic pension cost                                    3,423            2,464                2,203
               Cost allocated to discontinued operations                    1,051              444               -
                                                                    -------------     ------------         ------------
               Net periodic pension cost for continuing operations  $       2,372     $      2,020         $      2,203
                                                                    =============     =============        ============


            On February 15, 1996, the Company offered special early retirement benefits to approximately fifty salaried employees who met certain criteria. Approximately $2.2 million of pension benefits were paid in lump-sums by the plan to twenty-eight employees who accepted the offer. In Fiscal 1996 a charge of $1,125,000 representing the actuarial cost to the plan of the early retirement offer as accepted by the employees is included in other expense in the accompanying Consolidated Statement of Operations.

            In Fiscal 1996 the Company recognized losses of approximately $632,000 for pension curtailment and special termination benefits in accordance with SFAS No. 88, "Employees' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", which related primarily to the sale of the Rubber Products Business and the Dunean plant closing and related termination of participation in the plan of these employees.

            The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation at October 28, 1995 and November 2, 1996 was 7.8%. The expected long-term rate of return on assets was 9% at October 28, 1995 and November 2, 1996. The assumed rate of increase in compensation levels was based on age-related tables at October 28, 1995 and November 2, 1996. Effective November 1, 1993, the Company amended the benefit formula for salaried employees to provide for an additional benefit on compensation in excess of the average social security wage base.

            401(k) Savings Plan - The Company also has a savings, investment and
            -------------------
            profit-sharing plan available to employees meeting eligibility requirements. Effective January 1, 1994, the Company amended the plan to include coverage of hourly wage employees (previously the plan covered substantially only salaried employees). The plan is a tax qualified plan under Section 401(k) of the Internal Revenue Code. The Company makes a matching contribution of 25% of each participant's contribution with a maximum matching contribution of 1-1/2% of the participant's base compensation. Company contributions were approximately $536,000 in Fiscal 1994, $589,000 in Fiscal 1995 and $587,000 in Fiscal 1996.

            Postretirement Benefits - The Company has several unfunded
            -----------------------
            postretirement plans that provide certain health care and life insurance benefits to eligible retirees. The plans are contributory, with retiree contributions adjusted periodically, and contain cost-sharing features such as deductibles and coinsurance. The Company's life insurance plan provides benefits to both active employees and retirees. Active employee contributions in excess of the cost of providing active employee benefits are applied to reduce the cost of retirees' life insurance benefits. The following table sets forth the status of the Company's postretirement plans as recorded in the accompanying Consolidated Balance Sheets (in thousands):

            Accumulated postretirement benefit obligation (APBO):

                                                     October 28,     November 2,
                                                        1995            1996
                                                     ------------   ------------

             Retirees                                     $  2,974    $  1,721
             Fully eligible active plan participants         1,242       1,075
             Other active plan participants                    551         914
             Unrecognized gain                                 482       1,098
                                                          --------    --------
             Accrued postretirement benefit
                 plan liability                           $  5,249    $  4,808
                                                          ========== ==========

            Net periodic postretirement benefit expense included the following components (in thousands):

                                                  Fiscal     Fiscal      Fiscal
                                                   1994       1995        1996
                                                  ------     ------      ------
               Service cost for benefits earned   $     7    $      1    $    5
               Interest cost on APBO                  352         357        297
                                                  -------    ----------  -------
               Net periodic postretirement cost   $   359    $    358    $   302
                                                  =======    ========    =======

            In Fiscal 1996, the Company recognized a curtailment gain of approximately $347,000 related to the sale of the Rubber Products Business and the Dunean plant closing, and related termination of participation in the plans of these employees.

            Since the Company has capped its annual liability per person and all future cost increases will be passed on to retirees, the annual rate of increase in health care costs does not affect the postretirement benefit obligation.

            The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.8% as of October 28, 1995 and November 2, 1996.

            Postemployment Benefits - Effective October 31, 1993, the Company adopted SFAS No. 112, which requires that the cost of benefits provided to former or inactive employees after employment but before retirement be recognized on the accrual basis of accounting instead of when paid, as had been the Company's practice.

            The cumulative effects as of October 31, 1993 of adopting SFAS No. 112 were to increase accrued postemployment benefit costs by approximately $708,000 and charge income for approximately $708,000. Income taxes were not applicable. The effect of adopting SFAS No. 112 on income from operations in 1994 was not significant. The liability for postemployment benefits at October 28, 1995 and November 2, 1996 is included in other long-term liabilities in the accompanying Consolidated Balance Sheets.

11.         RELATED PARTIES

            The Company incurred fees of $1,250,000 in Fiscal 1994 and $1,000,000 in each of Fiscal 1995 and 1996 for management services provided by a certain shareholder pursuant to a management services agreement. The balance sheets as of October 28, 1995 and November 2, 1996 include accrued fees of $1,000,000 each in other accrued expenses. The agreement provides for payments of $1,000,000 to the shareholder annually through the year 2001. Payment of the Fiscal 1996 accrued management fee is limited to $450,000 by the Company's senior credit facility, as amended on September 6, 1996, with the balance to be paid upon the earlier of the consummation of a financial restructuring as discussed in Note 14 or completion of the Company's 1997 second fiscal quarter.

12.         BUSINESS SEGMENTS AND UNAUDITED INTERIM FINANCIAL DATA

            The Company competes in three industry segments: Apparel Fabrics and Products, Industrial Fabrics and Products and Home Fashion Textiles. The apparel fabrics and products segment manufactures a broad range of apparel fabrics and apparel related products, including unfinished woven apparel fabrics (greige goods) for men's, women's and children's wear, and spun yarns for use in apparel. The industrial fabrics and products segment manufactures commercial roofing products made from woven synthetic fabrics and rubber-based specialty polymer compounds, other building construction products made from glass and synthetic fibers, various industrial products which generally have insulation or filtration characteristics, and other rubber products and various extruded polyurethane products. The home fashion textiles segment manufactures a variety of unfinished woven fabrics and yarns for use in the manufacturing of draperies, curtains and lampshades and is a major producer of solution-dyed drapery fabrics.

            Export sales are approximately 4% of net sales and the Company has no significant foreign operations. Earnings by business segment represent operating profit, excluding net unallocated corporate operating expenses. Identifiable segment assets are those assets used in the operations of the segment. Corporate assets are cash and other assets.

    Industry segment information (in thousands):
                                                  Fiscal       Fiscal    Fiscal
                                                   1994         1995       1996
                                               ---------    ----------  --------
    Net sales:
       Apparel fabrics and products            $  254,810  $ 247,846  $ 221,799
       Industrial fabrics and products            169,736    191,985    193,001
       Home fashion textiles                       37,325     32,734     34,024
                                               ----------  ---------  ---------
                                               $  461,871  $ 472,565  $ 448,824
                                               ==========  =========  =========
    Operating profit (loss):
       Apparel fabrics and products            $   18,487  $  16,667  $ (22,422)
       Industrial fabrics and products              7,618      7,590      5,947
       Home fashion textiles                        2,564      1,749        647
       Indirect corporate expenses, net            (7,438)    (5,345)    (6,257)
                                               ---------- ---------- ----------

       Operating profit (loss)                     21,231     20,661    (22,085)

    Valuation allowance on Gulistan
       Securities                                  -          -          (4,242)
    Interest income                                   749      2,821      2,856
    Interest expense                              (55,570)   (39,946)   (40,510)
    Restructuring fees and expenses                -          -          (2,255)
                                               ----------- ----------- --------

    Loss before income taxes, discontinued
       operations, extraordinary items and
       cumulative effects on
       accounting changes                      $  (33,590) $ (16,464) $ (66,236)
                                               ==========  ========= ==========

    Depreciation and amortization expense:
       Apparel fabrics and products            $   13,329  $  12,722  $  12,946
       Industrial fabrics and products              6,103      5,690      6,282
       Home fashion textiles                        2,359      2,394      2,517
                                               ----------  ---------  ---------
          Total segments                           21,791     20,806     21,745
       Corporate and other                          1,415        979        994
                                               ----------  ------------ --------
                                               $   23,206  $  21,785  $  22,739
                                               ==========  =========== =========

    Capital expenditures:
       Apparel fabrics and products            $    8,120  $   8,852  $   4,389
       Industrial fabrics and products              6,171      9,312      4,545
       Home fashion textiles                        4,122        643        899
                                               ----------  ---------  ---------
          Total segments                           18,413     18,807      9,833
       Corporate and other                             10          4          1
                                               ----------  ---------  ---------
                                               $   18,423  $  18,811  $   9,834
                                               ==========  ========== =========

    Industry segment information (in thousands):

                                         October 29,   October 28,   November 2,
                                            1994          1995          1996
                                         ----------    -----------   -----------
    Identifiable assets:

       Apparel fabrics and products     $  171,164    $  165,622   $   127,909
       Industrial fabrics and products     106,124       115,710       101,376
       Home fashion textiles                24,752        20,731        21,333
                                        ----------    ----------   -----------
          Total segments                   302,040       302,063       250,618
       Corporate and other                  81,087        81,827        85,309
                                        ----------    ----------   -----------
                                           383,127       383,890       335,927
       Net assets held for sale             69,684        28,932        -
                                        ----------    ----------   -----------
                                        $  452,811    $  412,822   $   335,927
                                        ==========    ==========   ===========

Unaudited interim financial data (in thousands):

The results for each quarter include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for interim periods. The consolidated financial results on an interim basis are not necessarily indicative of future financial results on either an interim or annual basis. Selected consolidated financial data for each quarter within 1995 and 1996 are as follows:


                                                                   First             Second              Third            Fourth
                                                                  Quarter            Quarter            Quarter           Quarter
                                                                  -------            -------            -------           -------

($ in thousands, except per share amounts)
Year Ended October 28, 1995:
Net sales                                                           $117,316          $123,099           $109,117          $123,033
Cost of sales                                                        101,068           104,166             93,805           107,031
                                                                  ----------        ----------         ----------        ----------

Gross profit                                                          16,248            18,933             15,312            16,002
Selling, general and administrative expenses                          10,429            10,794              9,633             8,730
Other expenses, etc                                                      384               276                216             5,372
                                                                 -----------       -----------        -----------       -----------

Operating profit                                                       5,435             7,863              5,463             1,900
Interest income                                                          666               685                776               694
Interest expense                                                     (10,297)           (9,769)            (9,754)          (10,126)
                                                                  ----------        ----------         ----------       -----------

Loss before income taxes, discontinued
  operations and extraordinary gain                                   (4,196)           (1,221)            (3,515)           (7,532)
Income taxes                                                             300               636                 64               200
                                                                 -----------       -----------        -----------       -----------

Loss before discontinued operations and
        extraordinary gain                                            (4,496)           (1,857)            (3,579)           (7,732)
Loss from discontinued operations                                     (1,202)           (1,484)            (2,593)           (1,800)
Gain (loss) on sale of discontinued operations, net of taxes                             1,040                423           (27,704)
Extraordinary gain on early extinguishment of debt,
  net of taxes                                                        20,120            -                  -                 -
                                                                  ----------      -------------        ----------       -----------

Net income (loss)                                                    $14,422           ($2,301)           ($5,749)         ($37,236)
                                                                  ==========        ==========         ==========        ==========

Income (loss) applicable to common stock                             $13,492           ($3,271)           ($6,708)         ($38,208)
                                                                  ==========        ==========         ==========        ==========

Earnings (loss) per common share:
  Loss before discontinued operations and
        extraordinary gain                                            ($5.43)           ($2.82)            ($4.54)           ($8.71)
  Loss from discontinued operations                                    (1.20)            (1.49)             (2.59)            (1.80)
  Gain (loss) on sale of discontinued operations                                          1.04               0.42            (27.70)
  Extraordinary gain on early extinguishment of debt                   20.12            -                   -                 -
                                                                  ----------      ------------         -----------       ----------
Net income (loss)                                                     $13.49            ($3.27)             ($6.71)         ($38.21)
                                                                  ==========       ===========         ===========       ==========

Year Ended November 2, 1996:
Net sales                                                            $98,741          $124,437           $110,266          $115,380
Cost of sales                                                         88,846           109,881             95,908           103,169
                                                                  ----------         ---------          ---------         ---------

Gross profit                                                           9,895            14,556             14,358            12,211
Selling, general and administrative expenses                           9,875            10,838              9,888             9,978
Other expenses, etc                                                      241             1,708                129               420
Charges for plant closing, loss on sale of certain
  operations and write down of certain long-lived
  assets                                                              -                 -                  30,055               (27)
                                                                ------------      ------------         ----------       -----------

Operating profit (loss)                                                 (221)            2,010            (25,714)            1,840
Valuation allowance on Gulistan Securities                            (1,500)           (2,568)            (1,395)            1,221
Interest income                                                          695               693                714               754
Interest expense                                                      (9,737)           (9,828)           (10,082)          (10,863)
Debt restructuring fees and expenses                                  -                   (175)              (727)           (1,353)
                                                               -------------       -----------          ----------       ----------

Loss before income taxes and discontinued operations                 (10,763)           (9,868)           (37,204)           (8,401)
Income taxes                                                              70               138               (582)               74
                                                                ------------        ----------         ----------        ----------

Loss before discontinued operations                                  (10,833)          (10,006)           (36,622)           (8,475)
Loss on sale of discontinued operations,
  net of taxes                                                        -                 (1,500)                -             -
                                                               -------------        ----------        ------------      ------------

Net loss                                                            ($10,833)         ($11,506)          ($36,622)          ($8,475)
                                                                  ==========        ==========         ==========        ==========

Loss applicable to common stock                                     ($11,916)         ($12,615)          ($37,731)          ($9,679)
                                                                  ==========        ==========          ==========       ==========

Loss per common share:
  Loss before discontinued operations                                ($11.92)          ($11.11)           ($37.73)           ($9.68)
  Loss on sale of discontinued operations                             -                  (1.50)                 -              -
                                                               -------------       -----------          ----------        ---------
Net loss                                                             ($11.92)          ($12.61)           ($37.73)           ($9.68)
                                                                  ==========        ==========          ==========       ==========


During the first quarter of Fiscal 1995, the Company expended $36.6 million to make open market purchases of its outstanding debentures, which resulted in a gain on early extinguishment of debt of $20.1 million, net of expenses of $1.9 million and income taxes of $0.6 million.

During the second, third and fourth quarters of Fiscal 1995, adjustments were made to the selling price in the Asset Purchase Agreement dated May 25, 1994, as amended, which was the sale of the assets and operations of the Automotive business. These adjustments resulted in gains of $1.0 million, $0.4 million and $3.0 million, respectively.

During the fourth quarter of Fiscal 1995, the Company entered into an Asset Transfer Agreement dated November 16, 1995 to effect the sale of the assets and operations of its Carpet business. This sale resulted in a loss on sale of discontinued operations of $30.7 million.

During the second quarter of Fiscal 1996, the Company finalized the selling price for the assets and operations of the Carpet business which resulted in loss on sale of discontinued operations of $1.5 million.

13.         JOINT VENTURE

In May 1996, the Company purchased a 50% ownership interest in a Mexican corporation engaged in the manufacture and sale of textile products for the apparel industry in Mexico. The investment is accounted for on the equity method of accounting. As of November 2, 1996, the carrying value of the investment was approximately $146,000. The effect of the joint venture on Fiscal 1996 results of operations was not significant.

In 1996, the Company had sales to the joint venture of approximately $2.0 million. As of November 2, 1996, the Company's accounts receivable from the joint venture was approximately $1.8 million.

14.         LIQUIDITY AND GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has had recurring net losses from continuing operations since its inception, has a net shareholder's deficiency of approximately $108,986,000 at November 2, 1996, is in default on its senior subordinated discount notes, senior subordinated notes and subordinated debentures, and, under the circumstances discussed below, the Company's senior revolving credit facility expires on March 1, 1997. The Company's senior revolving credit facility (or a similar credit facility) is essential for the Company's continued operations. On September 6, 1996, the senior credit agreement was amended to, among other things, extend its expiration date and reduce the interest rate by 0.25%. Under the terms of the amended credit agreement, the senior credit facility expires on March 1, 1997 (unless otherwise extended) if the Company has not commenced a case under chapter 11 of the Bankruptcy Code. If such a case is commenced on or prior to March 1, 1997, the senior credit facility will be extended automatically to the earlier of November 1, 1997 or the effective date of a reorganization under chapter 11 of the Bankruptcy Code (see Note 15). In addition, the loan covenants were amended to be based upon the activities of the consolidated operating subsidiaries (JPS Converter and Industrial Corp. and JPS Elastomerics Corp.) rather than the consolidated Company (i.e., excludes the assets and liabilities of the parent company and other non-operating subsidiaries). The amended credit agreement does not permit additional borrowings by the borrowing subsidiaries for, among other things, loans or dividends to the Company for the payment of interest on its notes and debentures. As a result of the aforementioned restriction on the use of proceeds of revolving loans, the Company did not make scheduled November 15, 1996 interest payments of approximately $1.9 million on its subordinated debentures and did not make scheduled December 1, 1996 interest payments of approximately $5.4 million on its senior subordinated discount notes and approximately $3.6 million on its senior subordinated notes. The failure to make these scheduled interest payments constitutes an event of default under the indentures governing these debt securities. As a result, the holders of these debt securities are entitled to accelerate the debt represented thereby, among other things. The Company does not have the ability to repay such indebtedness if the same were to be accelerated.

On May 8, 1996, the Company engaged The Blackstone Group, L.P. to act as its financial advisor in connection with a potential financial restructuring of its debt obligations. In addition, at the request of the holders of a substantial majority of its outstanding bonds, the Company engaged Houlihan, Lokey, Howard & Zukin, Inc., effective April 10, 1996 to act as financial advisors to the holders of the Company's debt securities in connection with such a financial restructuring. The Company has provided substantial information to these financial advisors on a confidential basis regarding the Company's business, strategies, plans and prospects. In addition, the Company is discussing the terms of a potential financial restructuring with these advisors and the holders of a substantial majority of its outstanding bonds. The Company's ability to accomplish a restructuring of the terms of its debt securities or any refinancing thereof will depend on a number of factors, including its operating performance, market conditions and the ability of the Company and its bondholders to come to an agreement as to the appropriate terms of any such restructuring. Although no agreement, formal or informal, has been reached between the Company and its bondholders regarding the terms of a potential financial restructuring, management is optimistic that a restructuring will be accomplished. Management is unable to predict the impact of any such restructuring on the accompanying financial statements. If the Company is not successful in this regard, the default on the Company's debt securities and its inability to service such debt as required raise substantial doubt about the Company's ability to continue as a going concern.

15.         SUBSEQUENT EVENTS (UNAUDITED)

On May 15, 1997, the Company, JPS Capital, and the Unofficial Bondholder Committee reached an agreement in principle on the terms of a restructuring to be accomplished pursuant to the Plan of Reorganization under chapter 11 of the Bankruptcy Code. Pursuant to a disclosure statement, dated June 25, 1997 (the "Disclosure Statement"), on June 26, 1997, the Company and JPS Capital commenced a prepetition solicitation of votes by the holders of Old Debt Securities and Old Senior Preferred Stock to accept or reject the Plan of Reorganization. Under the Plan of Reorganization, the holders of Old Debt Securities and Old Senior Preferred Stock were the only holders of impaired claims and impaired equity interests entitled to receive a distribution, and therefore, pursuant to section 1126 of the Bankruptcy Code, were the only holders entitled to vote on the Plan of Reorganization. At the conclusion of the 32-day solicitation period, the Plan of Reorganization had been accepted by holders of more than 99% of the Old Debt Securities that voted on the Plan of Reorganization and by holders of 100% of the Old Senior Preferred Stock that voted on the Plan of Reorganization.

On August 1, 1997, the Company commenced its voluntary reorganization case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and filed the Plan of Reorganization and the Disclosure Statement. None of the Company's subsidiaries, including JPS Capital which is a co-proponent of the Plan of Reorganization, commenced a case under the Bankruptcy Code. Pursuant to orders of the Bankruptcy Court entered on September 9, 1997, the Bankruptcy Court (i) approved the Disclosure Statement and the solicitation of votes on the Plan of Reorganization and (ii) confirmed the Plan of Reorganization which, among other things, resulted in the issuance of the Common Stock. The Plan of Reorganization became effective on October 9, 1997 (the "Effective Date").

Through the implementation of the Plan of Reorganization on and after the Effective Date, the Company's most significant financial obligations were restructured: $240,091,318 in face amount of outstanding Old Debt

Securities were converted to, among other things, $14 million in cash, 99.25% of the shares of Common Stock and $34 million in aggregate principal amount (subject to adjustment on the maturity date) of Contingent Notes; the Old Senior Preferred Stock, the Old Junior Preferred Stock and the Old Common Stock were cancelled; warrants to purchase up to 5% of the Common Stock (the "New Warrants") were issued to holders of Old Senior Preferred Stock; and the obligations of the Company under its former capital facility were satisfied and a new working capital facility was obtained. The Company's senior management received approximately 0.75% of the Common Stock in lieu of payment under the contractual retention bonus agreements described in Note 9. As a result of the restructuring, the Company's only significant debt obligation is its guaranty of the obligations of its operating subsidiaries under the new working capital facility as discussed below.

The Company's old Revolving Credit Facility, which was scheduled to expire on March 1, 1997, was amended to extend its expiration date to August 8, 1997 if the Company had not commenced a case under chapter 11 of the Bankruptcy Code on or prior to such date. Since the chapter 11 case was commenced prior to that date, the expiration date was automatically extended to the earlier of November 1, 1997 or the effective date of the reorganization under chapter 11 of the Bankruptcy Code.

Because of the restrictions on the use of borrowings under the Old Revolving Credit Facility as described in Note 6, the Company did not make a scheduled May 15, 1997 interest payment of approximately $1.9 million on its subordinated debentures and did not make scheduled June 1, 1997 interest payments of approximately $5.4 million on its senior subordinated discount notes and approximately $3.6 million on its senior subordinated notes. In addition, the Company failed to mandatorily redeem, on June 1, 1997, approximately $37.8 million in aggregate principal amount of its senior subordinated discount notes and approximately $31.2 million in aggregate principal amount of its senior subordinated notes. All such debt was restructured pursuant to the Plan of Reorganization.

The indentures governing the notes and debentures provide for the payment of interest on overdue installments of interest and principal, payable on demand at the rate of 1% per annum in excess of the interest rate then in effect. In the nine months ended August 2, 1997, the Company accrued approximately $1.1 million under these provisions, all of which remained unpaid as of August 2, 1997. All such interest was restructured pursuant to the Plan of Reorganization.

Dividends on the Company's senior preferred stock are cumulative and calculated based on an annual rate of 6% of the liquidation preference and are paid quarterly. Under the terms of various credit agreements, dividends must be in the form of additional shares until 1998. The Company did not declare and accordingly has not distributed the scheduled November 15, 1996, February 15, 1997 and May 15, 1997 preferred stock dividends of 8,079 shares, 8,203 shares and 8,326 shares, respectively. Under the terms of the Plan of Reorganization, all senior preferred stock was exchanged for warrants to purchase new common stock of the reorganized company.

On the Effective Date, the Company obtained a new revolving credit facility. The new credit facility provides for a $135 million secured revolving credit facility with a five-year term. Availability under the new facility is subject to a borrowing base comprised of eligible receivables and inventory and a portion of fixed assets. A letter of credit sub-facility in an amount of $20 million is available as part of the new facility with undrawn face amount of outstanding letters of credit reserved against the total availability under the new facility.

As a result of the consummation of the Plan of Reorganization and the transactions contemplated thereby, the Company will adopt the fresh start principles of Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants. The Company's reorganization value will be allocated to specific tangibles and identifiable intangible assets. Any unallocated portion of the reorganization value will be amortized over a specific period, currently estimated to be 20 years. As a result of the application of SOP 90-7, the financial condition and results of operations of the reorganized company from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the historical financial statements set forth elsewhere herein.

On August 12, 1997, pursuant to an agreement between JPS Converter and Industrial Corp., a wholly-owned subsidiary of JPS, and Safety Components Fabrics Technologies, Inc. ("Safety Components"), the Company sold its Dunean manufacturing facility to Safety Components. This facility was closed by the Company in October 1996 and all production equipment and capacity was transferred to their plants. The proceeds from the sale, after expenses and other costs, were approximately $1.0 million.

On August 28, 1997, pursuant to an agreement between JPS Carpet Corp., a wholly-owned subsidiary of the Company, Gulistan Holdings Inc. ("Gulistan") and Gulistan Carpet Inc., the Company sold its debt and equity securities of Gulistan consisting of a $10 million Promissory Note due in November, 2001, $5 million of preferred stock redeemable in November 2005 and warrants to purchase 25% of the common stock of Gulistan. Proceeds from the sale were $2 million. As of August 2, 1997, the carrying value of these securities was reduced to the net realizable value of $2 million resulting in a writedown of the carrying value of the Gulistan securities of approximately $3.0 million. This writedown of the carrying value of the Gulistan securities and writedowns recorded in prior periods during the year are reflected in the accompanying statements of operations for the three months and nine months ended August 2, 1997.

The Company's NOL carryforwards (see Note 8) will be substantially reduced and limited in use as a result of the implementation of the Company's Plan of Reorganization. In general, the Internal Revenue Code provides that a debtor in a bankruptcy case, such as the Company's, must reduce its tax attributes-such as its NOL carryforwards and current year NOLs, tax credits, and tax basis in certain assets-by any cancellation of indebtedness ("COD"). COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor. Any reduction in tax attributes generally occurs on a separate company basis. The Company recognized significant COD, which will result in significant attribute reduction as a result of the exchanges that occurred under the Plan of Reorganization. Such attribute reduction will substantially reduce the NOL carryforwards that might otherwise be available to offset future income.

In addition, any NOLs and carryforwards and certain other tax attributes remaining after the attribute reduction outlined above are subject to the limitations imposed by Section 382 of the Internal Revenue Code. Such limitations apply on certain changes in ownership, including changes such as those occurring under the Plan of Reorganization. The effect of these limitations is to limit the utilization of the net operation loss carryforwards and certain built-in losses to an amount equal to the value of the Company immediately after the ownership change (subject to certain adjustments) multiplied by the Federal long-term tax exempt rate. Even before giving effect to the limitations occurring under the Plan of Reorganization, due to the Company's operating history, it was uncertain it would be able to utilize all deferred tax assets. Therefor, a valuation allowance had been provided equal to the deferred tax assets remaining after deducting all deferred tax liabilities, exclusive of those related to certain deferred state tax liabilities.

          No dealer, salesman or any
other person has been authorized to give
any information or to make any
representation in connection with this
offering other than those contained in
this Prospectus and, if given or made,
such information or representation must
not be relied upon as having been
authorized by the Company. This
Prospectus does not constitute an offer
to sell or a solicitation of an offer to
buy any of these Securities in any
jurisdiction to any person to whom it is
unlawful to make such offer or
solicitation in such jurisdiction. The
delivery of this Prospectus at any time
does not imply that the information
contained herein is correct as of any
time subsequent to its date.
                                            ------------------------------------

                                                   JPS TEXTILE GROUP, INC.

                                            ------------------------------------

    ---------------


  TABLE OF CONTENTS

                                     Page

Additional Information..................3
Prospectus Summary......................4
Summary Financial Data..................6
Risk Factors............................9
The Company.............................11
Use of Proceeds.........................14    10,000,000 SHARES OF COMMON STOCK,
Price Range of Common Stock.............14        $.01 PAR VALUE PER SHARE
Capitalization..........................15
Selected Historical Financial Data......16
Pro Forma Financial Statements .........19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................28        --------------------------
Business................................38
Management..............................43               PROSPECTUS
Security Ownership of Principal
  Stockholders and Management...........50       --------------------------
Description of the Common Stock.........51            _____ __, 1997
Registration Rights.....................51
Description of the Credit Facility......51
Selling Stockholders....................53
Plan of Distribution....................54
Legal Matters...........................54
Experts.................................54

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 13.    Other Expenses of Distribution.
            ------------------------------

                        The following table sets forth an estimate of the expenses that will be incurred by the Registrant in connection with the distribution of the securities being registered hereby:

           SEC registration fee.........................  $ 37,373.00
           NASD filing fees.............................      ****
           Legal fees and expenses......................      ****
           Accounting fees and expenses.................      ****
           Miscellaneous................................      ****

                        Total...........................  $ ====================


--------------------
* To be supplied by amendment



Item 14.  Indemnification and Limitation of Liability of Directors and Officers.
          ---------------------------------------------------------------------

                        Generally, Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless the Delaware Court of Chancery or the court in which such action was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent such person has been successful in the defense of any matter, such person shall be indemnified against expenses actually and reasonably incurred by him.

                        Section 102(b)(7) of the GCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. JPS' Amended and Restated Certificate of Incorporation and By-laws that were adopted pursuant to the Plan of Reorganization provide for indemnification of its officers and directors to the full extent permitted under Delaware law.

Item 15.    Recent Sales of Unregistered Securities.
            ---------------------------------------

                        On October 9, 1997 (the Effective Date of the Joint Plan of Reorganization proposed by JPS and JPS Capital Corp., a Delaware corporation and a wholly-owned subsidiary of JPS, and confirmed by order of the Bankruptcy Court entered on September 9, 1997), 10,000,000 shares of Common Stock, par value $.01 per share, of JPS (the "Common Stock"), and warrants to purchase up to 526,316 shares of common stock of

JPS at an initial purchase price of $98.76 per share were issued by JPS and distributed pursuant to the Plan of Reorganization.

Item 16.    Exhibits and Financial Statement Schedule.
            -----------------------------------------

              (a)         Exhibits
                          --------

              The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:


Exhibit
Number                                  Description
-------                                 -----------

2.1(i) Joint Plan of Reorganization for JPS Textile Group, Inc., a Delaware corporation ("JPS"), proposed by JPS and JPS Capital Corp., a Delaware corporation, pursuant to chapter 11 of title 11 United States Code (the "Bankruptcy Code"), dated August 1, 1997 (as amended, the "Plan").(1)

2.1(ii) Revised Technical and Conforming Amendment to the Plan, dated September 4, 1997.(2)

3.1 Restated Certificate of Incorporation of JPS, filed with the Secretary of State of the State of Delaware on October 9, 1997.(1)

3.2         Amended and Restated By-laws of JPS.(1)

4.1 Indenture, dated as of October 9, 1997 (the "Contingent Note Indenture"), between JPS Capital Corp. ("Capital") and First Trust National Association ("First Trust"), as Trustee, relating to Capital's Contingent Notes (the "Contingent Notes").(1)

4.2 Form of Contingent Note, incorporated by reference to Exhibit A to the Contingent Note Indenture.(1)

10.1 Registration Rights Agreement, dated as of October 9, 1997, by and among JPS and the holders of JPS's Common Stock.(1)

10.2 Loan and Security Agreement, dated as of October 30, 1991 (the "CIT Loan Agreement"), between JPS Converter and Industrial Corp., a Delaware corporation ("JCIC") and The CIT Group/Equipment Financing, Inc. ("CIT").(3)

10.3 First Amendment to the CIT Loan Agreement, dated as of June 26, 1992, by and between JCIC and CIT.(3)

10.4 Second Amendment to the CIT Loan Agreement, dated as of December 22, 1992, by and between JCIC and CIT.(3)

10.5 Agreement of Lease, dated as of June 1, 1988, by and between 1185 Avenue of the Americas Associates ("1185 Associates") and JCIC.(3)

10.6 Lease Modification and Extension Agreement, dated as of April 2, 1991, by and between 1185 Associates and JCIC.(3)

10.7 Third Amendment to the CIT Loan Agreement, dated as of August 6, 1993, by and between JCIC and CIT.(4)

10.8 Trademark License Agreement, dated as of May 9, 1988, by and between J.P. Stevens and JPS Acquisition Corp. (predecessor to JPS).(4)

10.9 Omnibus Real Estate Closing Agreement, dated as of May 9, 1988, by and among J.P. Stevens, JPS Acquisition Corp., JPS Acquisition Automotive Products Corp., JPS Acquisition Carpet Corp., JPS Acquisition Industrial Fabrics Corp., JPS Acquisition Converter and Yarn Corp. and JPS Acquisition Elastomerics Corp.(4)

10.10 Purchase Agreement, dated as of April 24, 1988, by and among JPS Holding Corp., JPS, Odyssey Partners, West Point-Pepperell, Inc., STN Holdings Inc., Magnolia Partners, L.P. and J.P. Stevens.(4)

10.11 Asset Purchase Agreement, dated as of May 25, 1994, by and among JPS, JPS Automotive Products Corp., a Delaware corporation, JCIC, JPS Auto Inc., a Delaware corporation, and Foamex International Inc., a Delaware corporation.(5)

10.12 Fourth Amended and Restated Credit Agreement (the "Existing Credit Agreement"), dated as of June 24, 1994, by and among JPS, JCIC, JPS Elastomerics Corp., a Delaware corporation ("JEC"), JPS Carpet Corp., a Delaware corporation ("JCC"), the financial institutions listed on the signature pages thereof, Citibank, N.A. ("Citibank") as Agent and Administrative Agent, and General Electric Capital Corporation ("GECC") as Co-Agent and Collateral Agent.(6)

10.13 First Amendment to the Existing Credit Agreement, dated as of November 4, 1994, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as Agent and Administrative Agent, and GECC as Co-Agent and Collateral Agent.(7)

10.14 Second Amendment to the Existing Credit Agreement, dated as of December 21, 1994, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as Agent and Administrative Agent, and GECC as Co-Agent and Collateral Agent.(7)

10.15 Fourth Amendment to CIT Loan Agreement, dated as of December 29, 1994, by and between JCIC and CIT.(6)

10.16 Lease Modification and Extension Agreement, dated as of April 30, 1993, by and between 1585 Associates and JCIC.(7)

10.17 Third Amendment to the Existing Credit Agreement, dated as of May 31, 1995 by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as Agent and Administrative Agent, and GECC as Co-Agent and Collateral Agent.(8)

10.18 Fourth Amendment to the Existing Credit Agreement, dated as of October 28, 1995 by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as Agent and Administrative Agent, and GECC as Co-Agent and Collateral Agent.(12)

10.19 Lease Modification and Extension Agreement, dated as of November 17, 1994, by and between 1185 Associates and JCIC.(13)

10.20 Asset Transfer Agreement, dated as of November 16, 1995, by and among JPS, JPS Carpet Corp., a Delaware corporation, Gulistan Holdings Inc. ("GHI"), a Delaware corporation, and Gulistan Carpet Inc., a Delaware corporation and wholly-owned subsidiary of GHI.(10)

10.21 Fifth Amendment to the Existing Credit Agreement, dated as of May 6, 1996, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(11)

10.22 Sixth Amendment to the Existing Credit Agreement, dated as of May 15, 1996, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(11)

10.23 Seventh Amendment to the Existing Credit Agreement, dated as of July 22, 1996, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(12)

10.24 Eighth Amendment to the Existing Credit Agreement, dated as of September 6, 1996, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(12)

10.25 Asset Purchase Agreement, dated as of September 30, 1996 between Elastomer Technologies Group, Inc., a Delaware corporation, and JEC.(13)

10.26 Receivables Purchase Agreement dated as of September 30, 1996 between The Bank of New York Commercial Corporation, a New York corporation, and JEC.(13)

10.27 Ninth Amendment to Existing Credit Agreement, dated as of February 21, 1997, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(14)

10.28 Tenth Amendment to the Existing Credit Agreement, dated as of April 29, 1997, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(15)

10.29 Eleventh Amendment to the Existing Credit Agreement, dated as of May 15, 1997, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(15)

10.30 Credit Facility Agreement, dated as of October 9, 1997, by and among JPS, C&I, Elastomerics, the financial institutions listed on the signature pages thereto, and the agent and co-agent party thereto.(9)

21          Subsidiaries of the Registrant.(9)

23.1        Consent of Deloitte & Touche LLP.(9)

24.1 Power of Attorney relating to JPS (included as part of the signature page hereof).

27.1        Financial data schedule.(10)

                        ------------------------------------

    (1) Previously filed as an exhibit to JPS's Current Report on Form 8-K dated July 2, 1997.
    (2) Previously filed as an exhibit JPS's Registration Statement on Form 8-A filed on September 8, 1997.
    (3) Previously filed as an exhibit to JPS's Registration Statement No. 33-58272 on Form S-1, declared effective by the SEC on July 26, 1993.
    (4) Previously filed as an exhibit to JPS's Annual Report on Form 10-K for the year ended October 30, 1993.
    (5) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended April 30, 1994.
    (6) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended July 30, 1994.
    (7) Previously filed as an exhibit to JPS's Annual Report on Form 10-K for the year ended October 29, 1994.
    (8) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended April 29, 1995.
    (9)     Filed herewith.
   (10) Previously filed as an exhibit to JPS's Current Report on Form 8-K dated December 1, 1995.
   (11) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended April 27, 1996.
   (12) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended July 27, 1996.
   (13) Previously filed as an exhibit to JPS's Annual Report on Form 10-K for the year ended November 2, 1996.
   (14) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended February 1, 1997.
   (15) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended May 3, 1997.

        (b) Financial Statement Schedule:
            ----------------------------

            Schedule II - Valuation and Qualifying Accounts

                  All other schedules are omitted because they are not required or are not applicable, or the required information is shown in the Consolidated Financial Statements or Notes thereto.

Item 17. Undertakings.
         ------------

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to directors, officers and controlling persons of JPS pursuant to the provisions in Item 14 above, or otherwise, JPS has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by JPS of expenses incurred or paid by a director or officer or controlling person of JPS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, JPS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such act and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                                         (i)    To include any prospectus
required by Section 10(a)(3) of the Act;

                                         (ii) To reflect in the prospectus any
facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high [end] of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                         (iii) To include any material
information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated on October 20, 1997.

Date:  October 20, 1997

                                           JPS TEXTILE GROUP, INC.



                                           By: /s/ David H. Taylor
                                                 -------------------------
                                           Name:   David H. Taylor
                                           Title:  Executive Vice President -
                                                   Finance and Secretary


                    Each person whose signature appears below constitutes and appoints David H. Taylor as his or her lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all Amendments (including, post-effective Amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents, in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.




Signature                                                                     Title                              Date
---------                                                                     -----                              ----

/s/ Robert J. Capozzi
_______________________                                                       Director                        October 20, 1997
Robert J. Capozzi

/s/ Jeffrey S. Deutschman
_______________________                                                       Director                        October 20, 1997
Jeffrey S. Deutschman

/s/ Nicholas P. DiPaolo
_______________________                                                       Director                        October 20, 1997
Nicholas P. DiPaolo

/s/ Michael L. Fulbright
_______________________                                                       Director                        October 20, 1997
Michael L. Fulbright

/s/ Jerry E. Hunter
_______________________                                                       Chairman of the Board,          October 20, 1997
Jerry E. Hunter                                                               Director, Chief Executive
                                                                              Officer and President




                                      II-7

Signature                                                                     Title                              Date
---------                                                                     -----                              ----

/s/ John M. Sullivan, Jr.
_______________________                                                       Director                         October 20, 1997
John M. Sullivan, Jr.


/s/ David H. Taylor
_______________________                                                       Director, Executive
                                                                              Vice President -
David H. Taylor                                                               Finance and Secretary            October 20, 1997


/s/ L. Allen Ollis
_______________________                                                       Controller                       October 20, 1997
L. Allen Ollis


                                 EXHIBIT INDEX




Exhibit
Number                                  Description
-------                                 -----------

2.1(i) Joint Plan of Reorganization for JPS Textile Group, Inc., a Delaware corporation ("JPS"), proposed by JPS and JPS Capital Corp., a Delaware corporation, pursuant to chapter 11 of title 11 United States Code (the "Bankruptcy Code"), dated August 1, 1997 (as amended, the "Plan").(1)

2.1(ii) Revised Technical and Conforming Amendment to the Plan, dated September 4, 1997.(2)

3.1 Restated Certificate of Incorporation of JPS, filed with the Secretary of State of the State of Delaware on October 9, 1997.(1)

3.2         Amended and Restated By-laws of JPS.(1)

4.1 Indenture, dated as of October 9, 1997 (the "Contingent Note Indenture"), between JPS Capital Corp. ("Capital") and First Trust National Association ("First Trust"), as Trustee, relating to Capital's Contingent Notes (the "Contingent Notes").(1)

4.2 Form of Contingent Note, incorporated by reference to Exhibit A to the Contingent Note Indenture.(1)

10.1 Registration Rights Agreement, dated as of October 9, 1997, by and among JPS and the holders of JPS's Common Stock.(1)

10.2 Loan and Security Agreement, dated as of October 30, 1991 (the "CIT Loan Agreement"), between JPS Converter and Industrial Corp., a Delaware corporation ("JCIC") and The CIT Group/Equipment Financing, Inc. ("CIT").(3)

10.3 First Amendment to the CIT Loan Agreement, dated as of June 26, 1992, by and between JCIC and CIT.(3)

10.4 Second Amendment to the CIT Loan Agreement, dated as of December 22, 1992, by and between JCIC and CIT.(3)

10.5 Agreement of Lease, dated as of June 1, 1988, by and between 1185 Avenue of the Americas Associates ("1185 Associates") and JCIC.(3)

10.6 Lease Modification and Extension Agreement, dated as of April 2, 1991, by and between 1185 Associates and JCIC.(3)

10.7 Third Amendment to the CIT Loan Agreement, dated as of August 6, 1993, by and between JCIC and CIT.(4)

10.8 Trademark License Agreement, dated as of May 9, 1988, by and between J.P. Stevens and JPS Acquisition Corp. (predecessor to JPS).(4)

10.9 Omnibus Real Estate Closing Agreement, dated as of May 9, 1988, by and among J.P. Stevens, JPS Acquisition Corp., JPS Acquisition Automotive Products Corp., JPS Acquisition Carpet Corp., JPS Acquisition Industrial Fabrics Corp., JPS Acquisition Converter and Yarn Corp. and JPS Acquisition Elastomerics Corp.(4)

10.10 Purchase Agreement, dated as of April 24, 1988, by and among JPS Holding Corp., JPS, Odyssey Partners, West Point-Pepperell, Inc., STN Holdings Inc., Magnolia Partners, L.P. and J.P. Stevens.(4)

10.11 Asset Purchase Agreement, dated as of May 25, 1994, by and among JPS, JPS Automotive Products Corp., a Delaware corporation, JCIC, JPS Auto Inc., a Delaware corporation, and Foamex International Inc., a Delaware corporation.(5)

10.12 Fourth Amended and Restated Credit Agreement (the "Existing Credit Agreement"), dated as of June 24, 1994, by and among JPS, JCIC, JPS Elastomerics Corp., a Delaware corporation ("JEC"), JPS Carpet Corp., a Delaware corporation ("JCC"), the financial institutions listed on the signature pages thereof, Citibank, N.A. ("Citibank") as Agent and Administrative Agent, and General Electric Capital Corporation ("GECC") as Co-Agent and Collateral Agent.(6)

10.13 First Amendment to the Existing Credit Agreement, dated as of November 4, 1994, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as Agent and Administrative Agent, and GECC as Co-Agent and Collateral Agent.(7)

10.14 Second Amendment to the Existing Credit Agreement, dated as of December 21, 1994, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as Agent and Administrative Agent, and GECC as Co-Agent and Collateral Agent.(7)

10.15 Fourth Amendment to CIT Loan Agreement, dated as of December 29, 1994, by and between JCIC and CIT.(6)

10.16 Lease Modification and Extension Agreement, dated as of April 30, 1993, by and between 1585 Associates and JCIC.(7)

10.17 Third Amendment to the Existing Credit Agreement, dated as of May 31, 1995 by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as Agent and Administrative Agent, and GECC as Co-Agent and Collateral Agent.(8)

10.18 Fourth Amendment to the Existing Credit Agreement, dated as of October 28, 1995 by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as Agent and Administrative Agent, and GECC as Co-Agent and Collateral Agent.(12)

10.19 Lease Modification and Extension Agreement, dated as of November 17, 1994, by and between 1185 Associates and JCIC.(13)

10.20 Asset Transfer Agreement, dated as of November 16, 1995, by and among JPS, JPS Carpet Corp., a Delaware corporation, Gulistan Holdings Inc. ("GHI"), a Delaware corporation, and Gulistan Carpet Inc., a Delaware corporation and wholly-owned subsidiary of GHI.(10)

10.21 Fifth Amendment to the Existing Credit Agreement, dated as of May 6, 1996, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(11)

10.22 Sixth Amendment to the Existing Credit Agreement, dated as of May 15, 1996, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(11)

10.23 Seventh Amendment to the Existing Credit Agreement, dated as of July 22, 1996, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(12)

10.24 Eighth Amendment to the Existing Credit Agreement, dated as of September 6, 1996, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(12)

10.25 Asset Purchase Agreement, dated as of September 30, 1996 between Elastomer Technologies Group, Inc., a Delaware corporation, and JEC.(13)

10.26 Receivables Purchase Agreement dated as of September 30, 1996 between The Bank of New York Commercial Corporation, a New York corporation, and JEC.(13)

10.27 Ninth Amendment to Existing Credit Agreement, dated as of February 21, 1997, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(14)

10.28 Tenth Amendment to the Existing Credit Agreement, dated as of April 29, 1997, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(15)

10.29 Eleventh Amendment to the Existing Credit Agreement, dated as of May 15, 1997, by and among JPS, JCIC, JEC, JCC, the financial institutions listed on the signature pages thereof, Citibank, as agent and Administrative Agent and GECC as Co-Agent and Collateral Agent.(15)

10.30 Credit Facility Agreement, dated as of October 9, 1997, by and among JPS, C&I, Elastomerics, the financial institutions listed on the signature pages thereto, and the agent and co-agent party thereto.(9)

21          Subsidiaries of the Registrant.(9)

23.1        Consent of Deloitte & Touche LLP.(9)

24.1 Power of Attorney relating to JPS (included as part of the signature page hereof).

27.1        Financial data schedule.(10)

                        ------------------------------------

    (1) Previously filed as an exhibit to JPS's Current Report on Form 8-K dated July 2, 1997.
    (2) Previously filed as an exhibit JPS's Registration Statement on Form 8-A filed on September 8, 1997.
    (3) Previously filed as an exhibit to JPS's Registration Statement No. 33-58272 on Form S-1, declared effective by the SEC on July 26, 1993.
    (4) Previously filed as an exhibit to JPS's Annual Report on Form 10-K for the year ended October 30, 1993.
    (5) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended April 30, 1994.
    (6) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended July 30, 1994.
    (7) Previously filed as an exhibit to JPS's Annual Report on Form 10-K for the year ended October 29, 1994.
    (8) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended April 29, 1995.
    (9)     Filed herewith.
   (10) Previously filed as an exhibit to JPS's Current Report on Form 8-K dated December 1, 1995.
   (11) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended April 27, 1996.
   (12) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended July 27, 1996.
   (13) Previously filed as an exhibit to JPS's Annual Report on Form 10-K for the year ended November 2, 1996.
   (14) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended February 1, 1997.
   (15) Previously filed as an exhibit to JPS's Quarterly Report on Form 10-Q for the quarter ended May 3, 1997.


        (b) Financial Statement Schedule:
            ----------------------------

            Schedule II - Valuation and Qualifying Accounts

                  All other schedules are omitted because they are not required or are not applicable, or the required information is shown in the Consolidated Financial Statements or Notes thereto.

                                                             INDEX TO SCHEDULE

                             JPS TEXTILE GROUP, INC.


INDEX TO FINANCIAL STATEMENT SCHEDULE
For the Fiscal Years Ended October 29, 1994, October 28, 1995 and November 2,
1996




FINANCIAL STATEMENT SCHEDULE

II.         Valuation and Qualifying Accounts and Reserves             S-1


Note: All other schedules are omitted because they are not applicable or not required, or because the required information is shown either in the consolidated financial statements or in the notes thereto.




JPS TEXTILE GROUP, INC.                                           SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
   (IN THOUSANDS)


       Column A                                             Column B               Column C         Column D         Column E
------------------------                                    --------     -----------------------   ----------       ----------
                                                                                      Charged to
                                                          Balance at    Charged to     Other                        Balance at
                                                           Beginning     Costs and      Accounts   Deductions        End of
                Classification                            of Period       Expenses     Describe     Describe         Period
                --------------                            ----------    -----------   -----------  -----------     --------
                                                                                          (a)          (b)


Allowances Deducted from Asset to Which They Apply:

Fiscal Year Ended October 29, 1994 (52 Weeks)
      Allowance for doubtful accounts                     $    1,938      $    748    $      847   $    1,606      $     1,927
      Claims, returns and other allowances                       777           (73)          369          423              650
                                                          ----------     ---------    ----------   ----------      -----------
                                                          $    2,715      $    675    $    1,216   $    2,029      $     2,577
                                                          ==========      ========    ==========   ==========      ===========

Fiscal Year Ended October 28, 1995 (52 Weeks)
      Allowance for doubtful accounts                     $    1,927         $(114)   $      206   $       69      $     1,950
      Claims, returns and other allowances                       650                         175          644              181
                                                          ----------     ---------    ----------   ----------      -----------
                                                          $    2,577         $(114)   $      381   $      713      $     2,131
                                                          ==========     =========    ==========   ==========      ===========

Fiscal Year Ended November 2, 1996 (53 Weeks)
      Allowance for doubtful accounts                     $    1,950     $      72    $      563   $      237      $     2,348
      Claims, returns and other allowances                       181           -             338          356              163
                                                          ----------     ---------    ----------   ----------      -----------
                                                          $    2,131     $      72    $      901   $      593      $     2,511
                                                          ==========    ==========   ==========   ==========      ===========


(a)   Change in various reserves charged to net sales.

(b)   Uncollected receivables written off, net of recoveries


                                       S-1